UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant   ☑

Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Nabi Biopharmaceuticals

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☑   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The aggregate purchase price payable under the asset purchase agreement is $185,000,000.

4)	Proposed maximum aggregate value of transaction: $185,000,000

5)	Total fee paid: $5,680

☑  Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing   for which the offsetting fee was paid previously. Identify the previous filing by registration statement   number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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Nabi Biopharmaceuticals

5800 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

October 16, 2007

To our stockholders:

You are cordially invited to attend a special meeting of stockholders of Nabi Biopharmaceuticals, a Delaware corporation, (“Nabi,” “us” or “we”) to be held at 10:00 a.m., local time, on November 8, 2007 at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland.

We have agreed to sell all of our rights in and to assets of Nabi relating to, used in or necessary for the development, manufacture, distribution, marketing or sale of biologics products, and that together comprise our biologics strategic business unit, or the BSBU, and certain corporate shared services assets located primarily in Boca Raton, Florida, or the CSS assets, to Biotest Pharmaceuticals Corporation, a Delaware corporation, or Biotest Pharmaceuticals, which is a wholly-owned subsidiary of Biotest AG, a company organized under the laws of Germany, or Biotest, pursuant to an asset purchase agreement, dated as of September 11, 2007. In exchange for our rights in and to the BSBU and CSS assets, Biotest Pharmaceuticals has agreed to pay us $185 million in cash, subject to specific inventory adjustments, and assume certain liabilities. The performance of Biotest Pharmaceuticals’ obligations is guaranteed by Biotest. The full text of the asset purchase agreement is included as Annex A to the proxy statement that accompanies this letter.

The proposed asset sale will not become effective unless approved by the stockholders of Nabi. We have scheduled a special meeting of our stockholders for this vote on November 8, 2007. YOUR VOTE IS VERY IMPORTANT.

After careful consideration, our board of directors has unanimously determined that the proposed asset sale is expedient and in the best interests of Nabi. THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSED SALE AND THE ASSET PURCHASE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSED SALE.

Please review carefully the attached proxy statement for more complete information regarding the proposal to approve the asset sale, which includes a description of the asset purchase agreement, the background of our decision to enter into the asset purchase agreement, and the reasons that our board of directors has decided to recommend that you approve the asset sale.

Your vote is very important to us regardless of the number of shares you own. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. If you hold shares of our common stock directly in your name, you may also grant a proxy using the Internet or by telephone by following the instructions printed on your proxy card. Even if you return the proxy, you may attend the special meeting and vote your shares in person.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” each of the proposals described in this proxy statement.

Sincerely,

Leslie Hudson, Ph.D.

Interim President and Chief Executive Officer

The accompanying notice and proxy statement are first being mailed or otherwise distributed to our stockholders on or about October 18, 2007.

Nabi Biopharmaceuticals

5800 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On November 8, 2007

To our stockholders:

A special meeting of stockholders of Nabi Biopharmaceuticals will be held at 10:00 a.m., local time, on November 8, 2007 at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland.

At the special meeting, we will consider:

1.	A proposal to approve the sale of our rights in and to our assets relating to, used in or necessary for the development, manufacture, distribution, marketing or sale of biologics products, and that together comprise our biologics strategic business unit, and certain of our corporate shared services assets located primarily in Boca Raton, Florida, pursuant to the asset purchase agreement attached as Annex A to the enclosed proxy statement; and

2.	A proposal to approve adjournment of the special meeting, if necessary, to facilitate the approval of the preceding proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the preceding proposal.

After careful consideration, our board of directors has unanimously determined that the proposed asset sale is expedient and in the best interests of Nabi. THE BOARD OF DIRECTORS UNANIMOUSLY APPROVED THE PROPOSED SALE AND THE ASSET PURCHASE AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE PROPOSED SALE. THE BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY.

Only holders of record of our common stock at the close of business on October 10, 2007, will be entitled to notice of and to vote at the special meeting or any adjournment thereof. Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting.

Your vote is important, regardless of the number of shares you own. The proposed asset sale will not be completed unless it is approved by the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy card or grant a proxy by telephone or using the Internet to ensure that your shares will be represented at the special meeting if you are unable to attend. Your prompt cooperation will be greatly appreciated.

You are urged to review carefully the information contained in the enclosed proxy statement prior to deciding how to vote your shares at the special meeting.

Please follow the voting instructions on the enclosed proxy card to vote either by mail, telephone or electronically through the Internet.

By Order of the Board of Directors,

Constantine Alexander

Secretary

Boca Raton, Florida

October 16, 2007

i

LIST OF ANNEXES

Annex A	Asset Purchase Agreement
Annex B	Opinion of Banc of America Securities LLC

ii

SUMMARY TERM SHEET

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement and its annexes. Each item in this summary includes a page reference directing you to a more complete description of that item. In this proxy statement, the terms “Nabi,” “Company,” “we,” “our,” “ours,” and “us” refer to Nabi Biopharmaceuticals, a Delaware corporation, and its subsidiaries.

Parties to the Asset Sale

Nabi Biopharmaceuticals

5800 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

Telephone No.: (561) 989-5800

Nabi leverages its experience and knowledge in powering the immune system to develop and, in certain areas, market products that target serious medical conditions in the areas of hepatitis and transplants, gram positive bacterial infections and nicotine addiction. We are a vertically integrated company with sales of antibodies and other biologics, including Nabi-HB® [Hepatitis B Immune Globulin (Human)], a pipeline of products in various stages of development and a state-of-the-art manufacturing capability. The company operates through two strategic business units: Biologics and Pharmaceuticals. Biologics has responsibility for the Company’s marketed product Nabi-HB, a spectrum of plasma products from its nine plasma centers and a development pipeline, including human plasma proteins and antibody products. Pharmaceuticals is responsible for the vaccine product development pipeline that targets significant unmet medical needs, including NicVAX® [Nicotine Conjugate Vaccine], its innovative vaccine for smoking cessation, and StaphVAX®, its vaccine against Staphylococcus aureus. NicVax is nearing the end of an important Phase 2b clinical trial which has shown long term efficacy in smoking cessatation in statistically significant numbers of treated subjects. Pharmaceuticals also holds the right to receive up to an additional $75 million in milestone and royalty payments related to its divestiture of PhosLo in 2006. Nabi currently has approximately 550 employees.

Biotest AG

Landsteinerstr. 5

63303 Dreieich

Germany

Telephone No.: +49 6103 801 347

Biotest AG, or Biotest, is a company that researches and manufactures pharmaceutical, biotherapeutic and diagnostic products and has specialized in immunology and hematology. In its pharmaceutical segment, Biotest develops immunoglobulins, clotting factors and albumins based on human blood plasma. These are used for diseases of the immune system or haematopoietic system. In the biotherapeutic segment, Biotest researches into the clinical development of monoclonal antibodies, including in the indications of rheumatoid arthritis and blood cancer. The diagnostic segment spans reagents and serology and microbiology systems which are used, for example, in blood transfusions. Biotest has approximately 1,200 employees worldwide and its shares are listed in the Frankfurt Stock Exchange’s Prime Standard.

Biotest Pharmaceuticals Corporation

Landsteinerstr. 5

63303 Dreieich

Germany

Telephone No.: +49 6103 801 347

Biotest Pharmaceuticals Corporation, or Biotest Pharmaceuticals, is a Delaware corporation and a wholly-owned subsidiary of Biotest. Biotest Pharmaceuticals does not engage in any operations and exists to facilitate the asset sale. After the closing of the asset sale, Biotest Pharmaceuticals will operate the assets being acquired.

The Special Meeting

Date, Time, Place and Purpose (Page 11)

The special meeting will be held on November 8, 2007, starting at 10:00 a.m., local time, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland.

You will be asked to consider and vote upon approval of the asset sale pursuant to an asset purchase agreement that we have entered into with Biotest and Biotest Pharmaceuticals. In addition, you will be asked to approve the adjournment of the special meeting, if necessary, in order to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

Record Date; Votes (Page 11)

Nabi has fixed the close of business on October 10, 2007 as the record date for determining the Nabi stockholders entitled to receive notice of and to vote at the special meeting. Only holders of record of Nabi common stock on the record date are entitled to receive notice of and to vote at the special meeting, and any adjournment or postponement thereof.

Each share of Nabi common stock is entitled to one vote. On the record date, there were 61,091,924 shares of Nabi common stock entitled to vote at the special meeting.

Required Votes (Page 12)

The proposals have different voting standards for approval:

•	the proposal for the approval of the asset sale requires the affirmative vote of a majority of the outstanding shares of Nabi common stock entitled to vote at the special meeting; and

•

the proposal to adjourn the special meeting, including, if necessary, to solicit additional proxies in favor of the proposal to approve the asset sale, requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the special meeting.

Approval of the asset sale by the requisite vote of our stockholders is required for us to complete the asset sale.

Stock Ownership of Directors and Executive Officers (Page 12)

On October 10, 2007, the record date, directors and executive officers of Nabi and their respective affiliates owned and were entitled to vote 1,617,190 shares of Nabi common stock, or approximately 2.7% of the shares of Nabi common stock outstanding on that date. To our knowledge, the directors and executive officers of Nabi and their respective affiliates intend to vote their shares of Nabi common stock in favor of all proposals at the special meeting.

The Asset Sale

The Asset Sale (Page 15)

On September 9, 2007, our board of directors, at a meeting duly called and held, approved the asset sale by and among Nabi, Biotest and Biotest Pharmaceuticals, pursuant to an asset purchase agreement, dated as of September 11, 2007, a copy of which is included as Annex A to this proxy statement. Please read it carefully. Nabi, Biotest and Biotest Pharmaceuticals may sometimes be referred to in this proxy statement as a party, or collectively as the parties. Pursuant to the terms of the asset purchase agreement:

•

we have agreed to sell (i) all of our rights in and to our assets relating to, used in or necessary for the development, manufacture, distribution, marketing or sale of our biologics products, Nabi-HB® [Hepatitis B Immune Globulin (Human)] and our plasma products, and our products in development, Nabi-HB® Intravenous [Hepatitis B Immune Globulin (Human) Intravenous], Civacir® [Hepatitis C Immune Globulin (Human)], Altastaph® [Staphylococcus aureus Immune Globulin Intravenous (Human)], IVIG and other plasma fractions, our state-of-the-art manufacturing facility and nine Food and Drug Administration, or FDA,- and European- certified plasma collection centers, and plasma protein production and vaccine manufacturing facilities that together comprise our biologics strategic business unit, or BSBU, and (ii) certain of our corporate shared services assets located primarily in Boca Raton, Florida, or the CSS assets, including our Boca Raton, Florida headquarters;

•

Biotest Pharmaceuticals has agreed to assume all liabilities arising out of or relating to the BSBU and CSS assets to the extent arising after the closing subject to (a) exceptions for certain liabilities arising prior to the closing and continuing thereafter and constituting breaches of our representations and warranties in the asset purchase agreement and (b) transition arrangements for liabilities arising shortly before or after the closing date which cannot be clearly allocated to either Nabi or Biotest Pharmaceuticals; and

•

in exchange for our rights in and to the BSBU and CSS assets, Biotest and Biotest Pharmaceuticals have agreed to pay us $185 million in cash, subject to specific inventory levels. At the closing of the asset sale, $10 million of the cash payment will be deposited into an escrow account to support any indemnification claims made under the asset purchase agreement by Biotest or Biotest Pharmaceuticals on or prior to March 31, 2009.

If all necessary approvals have been obtained, including stockholder and regulatory approvals and any third party consents, we hope to complete the asset sale shortly after this special meeting scheduled for November 8, 2007.

Reasons for the Asset Sale (Page 19)

In evaluating the asset sale, our board of directors considered the recommendations of its strategic action committee, its consultations with our management and legal and financial advisors and other various factors. For the material factors considered by our board of directors in reaching its decision to approve the asset sale and the asset purchase agreement, see “The Asset Sale — Reasons for the Asset Sale,” beginning on page 19.

Recommendation of Our Board of Directors (Page 20)

After careful consideration, our board of directors has unanimously:

•	determined that the asset sale, the asset purchase agreement and the transactions contemplated thereby are expedient and in the best interests of Nabi;

•	approved the asset sale and the asset purchase agreement; and

•	recommended that our stockholders vote to approve the asset sale.

Opinion of Our Financial Advisor (Page 21 and Annex B)

In connection with the asset sale, Banc of America Securities LLC, Nabi’s financial advisor, delivered to Nabi’s board of directors a written opinion, dated September 9, 2007, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the purchase price to be received by Nabi in the asset sale was fair, from a financial point of view, to Nabi. The full text of the written opinion, dated September 9, 2007, of Banc of America Securities, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement. Holders of Nabi common stock are encouraged to read the opinion carefully in its entirety. Banc of America Securities provided its opinion to Nabi’s board of directors for the benefit and use of Nabi’s board of directors in connection with and for purposes of its evaluation of the purchase price to be received by Nabi from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the transaction and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed transaction.

Proceeds from the Asset Sale (Page 25)

Nabi has not made a decision about the uses of the proceeds from the asset sale. Leading up to and after the anticipated closing of the asset sale, the board intends to review with management working capital needs, anticipated liabilities and potential strategic uses of capital. We may use the proceeds from the asset sale for the following purposes, although there can be no assurances that we will do so:

•

Working Capital, Liabilities and Product Development.    The proceeds of the asset sale will be used for general corporate purposes, including satisfying our working capital needs and paying our remaining liabilities as they come due, and potentially for further clinical development of NicVAX and our other ongoing programs as well as our efforts to secure a strategic partner both for NicVAX and StaphVAX. Among our remaining liabilities are our outstanding 2.875% Convertible Senior Notes due 2025 (Convertible Notes). Under the terms of the indenture governing the Convertible Notes, the holders thereof may elect to require us to repurchase the Convertible Notes on April 15, 2010 and on other dates specified in the indenture. We are currently evaluating the possible elective repurchase from time to time, depending on market conditions and other factors, of some or all of our Convertible Notes.

•

Possible Distribution to Stockholders or Repurchase.    If our board determines that we have cash and cash equivalents in excess of what is needed to fund our liabilities and projected operating needs, it may consider a distribution to stockholders of a portion of the net cash proceeds from the asset sale, either by a special dividend, a self-tender, through a stock repurchase or any combination of the foregoing. Our board has not conducted the analyses necessary to determine if such a distribution will be made and, if made, the amount and timing of any such distribution or its form. Accordingly, we cannot assure you that the Company will distribute any of the net cash proceeds from the asset sale to our stockholders in the event the asset sale is consummated. Consequently, we advise our stockholders that they should not vote in favor of the asset sale based upon the assumption that they will receive a distribution out of the net cash proceeds of the asset sale.

Our board of directors and management will continue to evaluate the operational needs and remaining liabilities of the Company after the closing of the asset sale, as well as other potential uses of proceeds. Accordingly, our plans for use of the proceeds from the asset sale could change.

Effects of the Asset Sale (Page 26)

If our stockholders approve the asset sale and the asset sale is consummated, Biotest Pharmaceuticals will acquire all of our rights in and to the BSBU and CSS assets. If the asset sale is consummated, we will operate our pharmaceuticals strategic business unit from our existing Rockville, Maryland facility, which will become our new corporate headquarters. We will continue ongoing discussions and efforts to secure a strategic partner for our NicVAX and StaphVAX programs. If the asset sale is not approved by our stockholders, then, subject to a termination fee payable in certain circumstances as described below, either we or Biotest may terminate the asset purchase agreement and our board of directors, along with management, will reassess our options in light of our long-term strategic goals.

Other Agreements and Transactions Related to the Asset Sale (Page 27)

In addition to the asset purchase agreement, we will also enter into the following related agreements in connection with the asset sale:

•	a bill of sale;

•	an assignment of the BSBU intellectual property;

•	an escrow agreement;

•	a contract manufacturing agreement (pursuant to a term sheet that we agreed to in conjunction with the asset purchase agreement);

•	a transition services agreement (pursuant to a term sheet that we agreed to in conjunction with the asset purchase agreement);

•	a right of first refusal agreement (pursuant to a term sheet that we agreed to in conjunction with the asset purchase agreement); and

•	a trademark license agreement (pursuant to a term sheet that we agreed to in conjunction with the asset purchase agreement).

Interests of Our Executive Officers and Directors in the Asset Sale (Page 28)

When you consider our board of directors’ recommendation that stockholders vote in favor of the asset sale, you should be aware that certain Nabi executive officers have interests that may be different from or in addition to those of Nabi’s stockholders. For a more complete description of the interests of Nabi’s executive officers and directors in the asset sale, please see “The Asset Sale — Interests of Our Executive Officers and Directors in the Asset Sale” beginning on page 28.

Dissenters’ Rights (Page 29)

You will not experience any change in your rights as a stockholder as a result of the asset sale. Neither Delaware law nor our certificate of incorporation provides for appraisal or other similar rights for dissenting stockholders in connection with the asset sale. Accordingly, you will have no right to dissent and obtain payment for your shares.

Material U.S. Federal and State Income Tax Consequences (Page 30)

The asset sale will not result in any U.S. federal income tax consequences to our stockholders. The transaction will be a taxable event to Nabi for U.S. federal income tax purposes, but Nabi anticipates that a substantial portion of the taxable gain resulting from the asset sale will be offset by net operating losses. For a complete description of the material tax consequences of the asset sale to Nabi, please see “The Asset Sale —Material U.S. Federal and State Income Tax Consequences” beginning on page 30.

Regulatory Matters (Page 30)

We intend to submit shortly our initial notification under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, or the HSR Act, which is a federal antitrust regulation law.

Asset Purchase Agreement (Page 30)

The asset purchase agreement provides that we will sell the BSBU and CSS assets to Biotest Pharmaceuticals for $185 million in cash, subject to specific inventory levels. $10 million of the cash payment will be deposited into an escrow account to support any indemnification claims made under the asset purchase agreement by Biotest or Biotest Pharmaceuticals on or prior to March 31, 2009. Any funds remaining in the escrow account on April 15, 2009 will be released to Nabi on such date. For a more complete description of Nabi’s indemnification obligations under the asset purchase agreement, please see “The Asset Sale — Asset Purchase Agreement — Indemnification; Survival of Indemnification Obligations” beginning on page 33. In addition, Biotest Pharmaceuticals has agreed to assume certain post-closing liabilities related to the purchased assets. The performance of Biotest Pharmaceuticals’ obligations is guaranteed by Biotest.

No Negotiation (Page 35)

The asset purchase agreement restricts our ability to solicit or engage in discussions or negotiations with third parties regarding specified transactions involving Nabi. Notwithstanding these restrictions, under certain limited circumstances, our board of directors may respond to an alternative acquisition proposal, change its recommendation with respect to the asset sale and/or terminate the asset purchase agreement and enter into an alternative agreement if it constitutes a superior transaction, as defined in the asset purchase agreement, after paying the termination fee specified in the asset purchase agreement.

Conditions to Completion of the Asset Sale (Page 35)

Before we can complete the asset sale, a number of conditions must be satisfied. These include, among others:

•

the absence of any governmental or court order that enjoins, restrains, prohibits, or makes illegal the asset sale, or materially limits Biotest Pharmaceuticals’ ability to acquire, hold or control the BSBU and CSS assets;

•	the expiration or termination of the applicable waiting period under the HSR Act;

•	the approval of the asset sale by the holders of a majority of the outstanding shares of our common stock;

•	the use of reasonable efforts to split and segregate certain shared use assets related to the BSBU or CSS assets;

•	the accuracy of the parties’ representations and warranties, subject to specified materiality qualifications;

•	the performance by each party of its obligations under the asset purchase agreement in all material respects;

•	the delivery of title documents for the BSBU and CSS assets, including surveys and title policy binders for owned real property; and

•	the execution and delivery of specified agreements.

Other than the conditions pertaining to our stockholder approval and the absence of governmental or court orders, either Nabi on the one hand, or Biotest Pharmaceuticals on the other hand, may elect to waive conditions to their respective performance and consummate the asset sale.

Termination (Page 37)

The asset purchase agreement may be terminated and the asset sale may be abandoned at any time prior to consummation of the asset sale by:

•	the parties upon mutual written consent;

•

either Biotest Pharmaceuticals or us, if the asset sale has not been completed by March 31, 2008 and, in either case, the failure of the party seeking to terminate to fulfill any obligation under the asset purchase agreement did not materially contribute to the failure to complete the sale by such time;

•

either Biotest Pharmaceuticals or us, if any governmental authority takes action that would make the asset sale illegal or otherwise prevent or prohibit its consummation, if the party seeking to terminate has used commercially reasonable efforts to oppose such action;

•	either Biotest Pharmaceuticals or us, if our stockholders do not approve the asset sale at the special meeting;

•

either Biotest Pharmaceuticals or us, if the other party is in material breach of the asset purchase agreement, which breach is not cured within 10 days of the breaching party being notified of such breach or is incapable of being cured by March 31, 2008, and if the party seeking to terminate is not also in material breach;

•

us, if our board of directors has determined that an alternative acquisition proposal is a superior transaction, after we have complied with the non-solicitation provisions of the asset purchase agreement, including providing Biotest and Biotest Pharmaceuticals with an opportunity to improve their offer; and

•

Biotest Pharmaceuticals, if, prior to the approval of the asset sale by our stockholders, our board of directors fails to include in this proxy statement its recommendation of the asset purchase agreement, withdraws or materially changes the recommendation, or approves or recommends an acquisition proposal to our stockholders as a superior transaction.

Termination Fee (Page 38)

We are obligated to pay Biotest Pharmaceuticals a termination fee of $8.5 million if the asset purchase agreement is terminated:

•	by us after our board of directors has determined that an alternative acquisition proposal is a superior transaction; or

•

by Biotest Pharmaceuticals because of our failure to include the board recommendation to the stockholders in the proxy statement, our withdrawal of or change to the recommendation, or our recommendation of a superior transaction.

If the asset purchase agreement is terminated by any party because our stockholders do not approve the asset purchase agreement, then we must pay Biotest Pharmaceuticals:

•	Biotest Pharmaceuticals’ reasonable and documented out-of-pocket expenses incurred in connection with the asset purchase agreement up to $3 million; and

•

if, within 12 months after the date of the asset purchase agreement, we consummate a transaction including the acquisition by any entity other than Biotest Pharmaceuticals of at least 50% of our securities (by merger, stock purchase or otherwise) or 50% of our assets, with terms at least as favorable to us in the aggregate as the terms of the asset purchase agreement, upon consummation of such subsequent transaction, we must pay to Biotest Pharmaceuticals the difference between $8.5 million and the expenses previously paid to Biotest Pharmaceuticals.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The Special Meeting

Q:	Why am I receiving this proxy statement and proxy card?

A:	You are receiving a proxy statement and proxy card because you owned shares of our common stock as of the record date. This proxy statement and proxy card relate to our special meeting of stockholders (and any adjournment thereof) and describe the matters on which we would like you, as a stockholder, to vote.

Q:	Who is soliciting my proxy?

A:	Our board of directors is soliciting your proxy for use at the special meeting.

Q:	What proposals will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following:

•

a proposal to approve the sale of our rights in and to certain of our assets relating to, used in or necessary for the development, manufacture, distribution, marketing or sale of biologics products, and that together comprise our biologics strategic business unit, and certain of our corporate shared services assets located primarily in Boca Raton, Florida, pursuant to the asset purchase agreement attached as Annex A to this proxy statement; and

•

a proposal to approve adjournment of the special meeting, if necessary, to facilitate the approval of the preceding proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the preceding proposal.

Q:	Why is Nabi asking for a stockholder vote?

A:	Obtaining stockholder approval by the holders of at least a majority of our outstanding shares of common stock is a condition to closing the asset sale under the terms of the asset purchase agreement we negotiated with Biotest and Biotest Pharmaceuticals.

Q:	How does the Nabi board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that you vote:

•	“FOR” the proposal to approve the asset sale pursuant to the asset purchase agreement; and

•

“FOR” the proposal to approve adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the asset sale.

Q:	What vote of Nabi stockholders is required to approve the asset sale?

A:	For us to complete the asset sale at least a majority of the shares of our outstanding common stock at the close of business on the record date must be voted “FOR” the resolution approving the asset sale.

Q:	What vote of Nabi stockholders is required to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A:	Stockholder approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast by stockholders present or represented by proxy at the special meeting and entitled to vote on the matter.

Q:	Am I entitled to appraisal or dissenters’ rights in connection with the asset sale?

A:	No. Holders of shares of our common stock will not have appraisal or dissenters’ rights in connection with the asset sale.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, please vote your shares by completing, signing, dating and returning the enclosed proxy card in the enclosed return envelope, by granting a proxy using the telephone number printed on your proxy card, or by granting a proxy using the Internet instructions printed on your proxy card. You can also attend the special meeting and vote in person. The special meeting will take place on November 8, 2007. Our board of directors unanimously recommends that you vote “FOR” the asset sale and “FOR” the adjournment proposal.

Q:	Can I change my vote after I have mailed in my signed proxy card?

A:	Yes. You can change your vote in four ways. First, you can send written notice stating that you would like to revoke your proxy to our Secretary at the address given below. Second, you can request a new proxy card and complete and send it to our Secretary at the address given below. Third, you can vote at a later time by telephone or through the Internet. Fourth, if you are a holder of record, you can attend the special meeting and vote in person, but your attendance alone will not revoke any proxy that you have previously given. You should send any written notice or request for a new proxy card to the attention of the Secretary, in care of Keri Mattox, Investor Relations, Nabi Biopharmaceuticals, 5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker or other nominee will vote your shares only if you provide instructions on how to vote to such broker or other nominee. Following the directions provided by your broker or other nominee, you should instruct your broker or other nominee to vote your shares. Without your instructions, your shares will not be voted, which will have the same effect as a vote against the asset sale.

Q:	How will Nabi solicit proxies and who is bearing the cost of this Nabi proxy solicitation?

A:	Proxies may be solicited on behalf of our board of directors by mail, telephone, facsimile or electronic communication or in person and we will pay the solicitation costs, which include the cost of printing and distributing proxy materials and soliciting of votes. Our directors, officers and employees may solicit proxies by such methods without additional compensation. In addition, we have retained Morrow & Co., Inc. to assist us in the solicitation of proxies at a cost estimated to be $7,500 plus expenses. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to stockholders.

Q:	Who can help answer any questions that I have about the asset sale?

A:	If you have any questions about the asset sale, the special meeting or this proxy statement, you should contact either:

Nabi Biopharmaceuticals		Morrow & Co., Inc.
5800 Park of Commerce Boulevard, N.W.		470 West Avenue
Boca Raton, Florida 33487	or	Stamford, Connecticut 06902
Attention: Keri Mattox, Investor Relations		Phone: (203) 858-9400
Phone: (561) 989-5800		(800) 662-5200

CAUTIONARY STATEMENT CONCERNING

FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of Nabi, the expected completion and timing of the asset sale and other information relating to the asset sale. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet,” “The Asset Sale — Effects of the Asset Sale,” “The Asset Sale — Proceeds from the Asset Sale,” and in statements containing the words “believes,” “expects,” “estimates,” “forecasts,” “seeks,” “may,” “will,” and “continues” or other similar words or expressions. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the inability to complete the asset sale due to the failure to satisfy the conditions to consummation of the asset sale, including the failure to obtain stockholder approval;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the asset purchase agreement;

•	the failure of the asset sale to close for any other reason;

•	the ability to achieve the benefits of the asset sale;

•	the outcome of legal proceedings that may be instituted against us and others in connection with the asset purchase agreement;

•	the amount of the costs, fees, expenses and charges related to the asset sale;

•	the effect of the announcement of the asset sale on our client relationships, operating results and business generally, including the ability to retain key employees;

•	the ability to successfully partner with third parties to fund, develop, manufacture and/or distribute our existing and pipeline products, including NicVAX and StaphVAX; and

•	the ability to generate sufficient cash flow from sales of products or from royalty payments to fund our development and commercialization efforts.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. All forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement or as of such earlier date that those statements were made and are based on current expectations or expectations as of such earlier date and involve a number of assumptions, risks and uncertainties that could cause the actual result to differ materially from such forward-looking statements. Except as required by law, we undertake no obligation to update or publicly release any revisions to these forward-looking statements or reflect events or circumstances after the date of this proxy statement.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a stockholder of Nabi, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders. In this proxy statement, the terms “Nabi,” “Company,” “we,” “our,” “ours,” and “us” refer to Nabi Biopharmaceuticals, a Delaware corporation, and its subsidiaries. The term “asset purchase agreement” refers to the asset purchase agreement, dated as of September 11, 2007, by and among Nabi Biopharmaceuticals, Biotest AG, and Biotest Pharmaceuticals Corporation, as it may be amended from time to time. The term “asset sale” refers to the proposed sale of all of our rights in and to certain assets of Nabi relating to, used in or necessary for the development, manufacture, distribution, marketing or sale of biologics products, and that together comprise the biologics strategic business unit, or the BSBU, and certain corporate shared services assets located primarily in Boca Raton, Florida, or the CSS assets, pursuant to the asset purchase agreement. The term “Biotest” refers to Biotest AG, and the term “Biotest Pharmaceuticals” refers to Biotest Pharmaceuticals Corporation. We are first mailing this proxy statement and accompanying form of proxy to Nabi stockholders on or about October 18, 2007.

Date, Time and Place

The special meeting of Nabi stockholders will be held on November 8, 2007 at 10:00 a.m., local time, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland.

Purpose of the Special Meeting

At the special meeting, we will consider:

1.	A proposal to approve the sale of our rights in and to certain of our assets relating to, used in or necessary for the development, manufacture, distribution, marketing or sale of biologics products, and that together comprise our biologics strategic business unit, and certain of our corporate shared services assets located primarily in Boca Raton, Florida, pursuant to the asset purchase agreement attached as Annex A to this proxy statement; and

2.	A proposal to approve adjournment of the special meeting, if necessary, to facilitate the approval of the preceding proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the preceding proposal.

We are not aware of any other matter that may properly come before the special meeting.

Board Recommendations

Our board of directors has unanimously determined that the asset sale is expedient and in the best interests of Nabi and unanimously recommends that stockholders vote “FOR” the proposal to approve the asset sale and “FOR” the proposal to approve the adjournment.

Record Date; Shares Entitled to Vote

Our board of directors has fixed the close of business on October 10, 2007 as the record date for the special meeting. Accordingly, only holders of record of our common stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. As of the record date, an aggregate of 61,091,924 shares of our common stock were issued and outstanding. The holders of our common stock are entitled to one vote per share on any proposal presented at the special meeting.

Any shares of our common stock held by us as treasury shares and shares of our common stock held by our subsidiaries will not be entitled to vote.

Stock Ownership of Directors and Executive Officers

On October 10, 2007, the record date, our directors and executive officers and their respective affiliates owned and were entitled to vote 1,617,190 shares of our common stock, or approximately 2.7% of the shares of our common stock outstanding on that date. To our knowledge, our directors and executive officers and their respective affiliates intend to vote their shares of common stock in favor of all proposals at the special meeting.

Quorum Requirement

The presence in person or by proxy of stockholders representing at least a majority of the votes entitled to be cast by holders of the shares of our common stock issued and outstanding and entitled to vote at the special meeting is necessary to establish a quorum for the transaction of business at the special meeting. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum. A “non-vote” occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

Under the Financial Industry Regulatory Authority rules, or FINRA rules, brokers who hold shares in street name for customers have the authority to vote on certain “routine” proposals when they have not received instructions from beneficial owners. Under FINRA rules, such brokers are precluded from exercising their voting discretion with respect to the approval and adoption of non-routine matters, such as the asset sale. Therefore, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of these non-routine proposals.

The vote on each matter submitted to stockholders is tabulated separately. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of quorum, but are not considered as shares voting or as votes cast with respect to any matter presented at the special meeting.

Votes Required to Approve Proposals

Required Vote for Approval of Asset Sale (Proposal 1).    The affirmative vote of a majority of the outstanding shares of our common stock entitled to vote is required to approve the asset sale. Consequently, failure to vote, an abstention from voting or a broker “non-vote” on Proposal 1 will have the effect of a vote “AGAINST” Proposal 1.

Approval of the asset sale by the requisite vote of our stockholders is required for us to complete the asset sale.

Required Vote for Adjournment of the Special Meeting (Proposal 2).    Stockholder approval of any adjournment of the special meeting requires the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy. Abstentions and broker “non-votes” will have no effect on the vote on Proposal 2.

Voting of Proxies

By Mail.    A proxy card is enclosed for your use. To submit your proxy by mail, we ask that you sign and date the accompanying proxy and, if you are a stockholder of record, return it as soon as possible in the enclosed postage-paid envelope or according to the instructions provided in the proxy card. If the envelope is missing, please see the instructions on your proxy card. If you hold your shares in “street name”, please refer to your proxy card or the information provided to you by your bank, broker, custodian or record holder. When the accompanying proxy is returned properly executed, the shares of Nabi common stock represented by it will be voted at the special meeting in accordance with the instructions contained in the proxy.

If proxies are returned properly executed without indication as to how to vote, the Nabi common stock represented by each such proxy will be considered to be voted in favor of all matters for consideration at the special meeting as follows: “FOR” the proposal to approve the asset sale, and “FOR” the proposal to approve the adjournment.

To our knowledge, there are no voting agreements in place in respect of any outstanding shares of Nabi common stock entitled to vote at the special meeting.

Your vote is important. Accordingly, please sign, date and return the enclosed proxy card whether or not you plan to attend the special meeting in person.

By Telephone.    If you are a stockholder of record, you may also submit your proxy by telephone by dialing the toll-free telephone number on your proxy card and providing the unique control number indicated on the enclosed proxy card. Telephone voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., New York City time, on November 7, 2007. Easy-to-follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. If you hold your shares in “street name,” please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on telephone voting. If you are located outside the United States, Canada and Puerto Rico, see your proxy card or other materials for additional instructions. If you submit your proxy by telephone, you do not need to return your proxy card.

By Internet.    If you are a stockholder of record, you may also choose to submit your proxy on the Internet. Internet voting is available 24 hours a day, seven days a week, and will be accessible until 11:59 p.m., New York City time, on November 7, 2007. Please refer to the enclosed proxy card for information about the website for Internet voting and the unique control number you will be required to provide. If you hold your shares in “street name,” please refer to your proxy card or the information provided by your bank, broker, custodian or record holder for information on Internet voting. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. If you submit your proxy on the Internet, you do not need to return your proxy card.

Voting In Person.    If you wish to vote in person at the special meeting, a ballot will be provided at the special meeting. However, if your shares are held in “street name” by your bank, broker, custodian or other record holder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Revocation of Proxies

You have the power to revoke your proxy at any time before your proxy is voted at the special meeting. Your proxy can be revoked in one of four ways:

•	you can send a signed notice of revocation;

•	you can grant a new, valid proxy by executing a new proxy card bearing a later date;

•	you can vote at a later time by telephone or through the Internet; or

•

if you are a holder of record, you can attend the special meeting (or, if the special meeting is adjourned or postponed, attend the adjourned or postponed meeting) and vote in person which will automatically cancel any proxy previously given, but your attendance alone will not revoke any proxy previously given.

If you choose either of the first two methods, your notice of revocation or new proxy must be received by our corporate secretary no later than the beginning of the special meeting or, if the special meeting is adjourned or postponed, before the adjourned or postponed meeting is actually held.

If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker or nominee.

Solicitation of Proxies

All costs of this solicitation of proxies will be borne by Nabi. In addition to solicitations by mail, certain of our directors, officers and regular employees, without additional remuneration, may solicit proxies in person or by telephone or telegraph. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of Nabi common stock held in their names, and we will reimburse them for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some Nabi stockholders in person or by mail, telephone, telegraph or electronically following the original solicitation. In addition, we have engaged Morrow & Co., Inc. to assist it in the distribution and solicitation of proxies at a fee of $7,500, plus expenses.

Householding

In accordance with notices sent to Nabi stockholders who share a single address and own their Nabi shares through a bank, broker or other holder of record, we are sending only one proxy statement to that address unless we received contrary instructions from any stockholder at that address. This “householding” practice reduces our printing and postage costs. Our stockholders may request or discontinue householding, or may request a separate copy of the proxy statement. Nabi stockholders who wish to either discontinue or begin householding should contact their bank, broker or other record holder. Any householded stockholder may request prompt delivery of a copy of the proxy statement by visiting the Investors section of our website, www.nabi.com, or by writing to Nabi at Investor Relations, 5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487.

PROPOSAL ONE:

THE ASSET SALE

The following is a description of the material aspects of the asset sale, including background information relating to the proposed asset sale transaction. While we believe that the following description covers the material terms of the asset sale, the asset purchase agreement and other arrangements among Biotest, Biotest Pharmaceuticals and us, the description may not contain all of the information that is important to you. In particular, the following summary of the asset purchase agreement is not intended to be complete and is qualified in its entirety by reference to the copy of the asset purchase agreement attached to this proxy statement as Annex A and incorporated by reference herein. You should carefully read this proxy statement and the other documents to which we refer, including the asset purchase agreement, for a complete understanding of the terms of the asset sale.

Background of the Asset Sale

Nabi’s board of directors, the strategic action committee of the board of directors, or SAC, and management have from time to time evaluated and considered a variety of strategic alternatives as part of our long-term strategy to enhance stockholder value. The circumstances regarding the formation of the SAC in November 2006 are described below.

On November 1, 2005, Nabi announced that StaphVAX® failed to meet its primary endpoint in Nabi’s confirmatory Phase III clinical trial. Because these results were not consistent with previous positive clinical data for StaphVAX, Nabi halted further development of StaphVAX and withdrew its marketing authorization application to market StaphVAX in the European Union. Currently, Nabi is seeking a partner for StaphVAX before further developing it.

On April 17, 2006, Daniel S. Loeb, Third Point LLC, and Third Point Offshore Fund, Ltd., which we collectively refer to as Third Point, filed a Schedule 13D with the Securities and Exchange Commission, or SEC, stating that they had acquired 8.4% of Nabi’s outstanding common stock. Third Point’s Schedule 13D noted Third Point’s view that Nabi should immediately retain a new investment banking firm to implement a strategic process aimed at enhancing stockholder value. Between April 27, 2006 and September 14, 2006, Third Point reiterated its demands that a “bona fide sale process be commenced immediately.”

In May 2006, Nabi’s board of directors selected Banc of America Securities as Nabi’s financial advisor to assist the board in reviewing various strategic alternatives.

On July 7, 2006, the board of directors held a regular meeting, together with members of Nabi management and Nabi’s legal and financial advisors. At this meeting, Banc of America Securities discussed with the board certain financial matters pertaining to Nabi, its business and the current stock market environment.

On August 31, 2006, the board of directors held a special meeting along with members of Nabi management and Nabi’s legal advisors. At this meeting, the board concluded that a preliminary non-public review of the level of interest in Nabi and its various assets by possible bidders should be undertaken with the assistance of Nabi’s financial advisor. Following this meeting and in accordance with the board’s direction, Banc of America Securities contacted approximately twelve potential acquirors that Nabi’s management believed were the most likely to be interested in an acquisition of all or part of Nabi.

At its regular meeting held on September 15, 2006, attended by members of Nabi management and Nabi’s legal and financial advisors, the board discussed Nabi’s current share price and the continued demand of a number of hedge fund stockholders that Nabi publicly announce that it had begun to explore strategic alternatives and had engaged a financial advisor to assist Nabi with such process. Representatives of Banc of America Securities updated the board as to the results of the inquiries it had made to selected potential parties, at the board’s direction, to determine whether there was any preliminary interest in acquiring all or part of Nabi. Nabi’s financial advisor reported that, to date, no company had expressed any interest in acquiring Nabi as a whole; however, some companies had expressed an interest in acquiring certain assets or businesses of Nabi relating to its biologics business.

On September 22, 2006, the board of directors approved the sale of PhosLo and related assets to Fresenius USA Manufacturing, Inc. This transaction was a result of management’s business development activities that were initiated prior to April 2006.

On September 27, 2006, Nabi publicly announced that the board had authorized the exploration of strategic alternatives and that Nabi had retained Banc of America Securities as its financial advisor to assist the board in its exploration of potential strategic alternatives available to Nabi, including licensing or development arrangements, joint ventures, strategic alliances, a recapitalization, and the sale or merger of all or part of the Company.

On October 3, 2006, the board of directors held a special meeting together with members of Nabi management and Nabi’s legal and financial advisors. Banc of America Securities updated the board on the process of exploring strategic alternatives available to Nabi, including the sale of all or a part of Nabi, noting that it had received calls inquiring about Nabi from third parties and, as directed by the board, had contacted other parties. The board was informed that confidentiality agreements would be sent shortly to interested parties, and that after executing such confidentiality agreements, interested parties would be furnished with an information memorandum.

On October 12, 2006, Nabi announced that it had signed a definitive agreement to sell PhosLo and the product’s related assets to Fresenius USA Manufacturing, Inc. for consideration of up to $150 million consisting of a combination of up-front cash, milestone payments, and royalties on sales of a new product formulation under development.

In October 2006, approximately seventy parties were contacted to gauge their interest in acquiring all or part of Nabi. Twenty-nine parties signed confidentiality agreements and received information about Nabi. These parties were requested to submit non-binding preliminary proposals by November 17, 2006.

On October 31, 2006, Third Point filed a preliminary consent solicitation statement with the SEC to remove from the board Thomas H. McLain, Nabi’s President, Chief Executive Officer and Chairman, as well as a majority of the Company’s directors. On November 6, 2006, Nabi filed a preliminary consent revocation statement with the SEC.

On November 10, 2006, the board of directors held a regular meeting, attended by members of Nabi management and Nabi’s legal and financial advisors, at which the board authorized the Company to enter into a settlement agreement between the Company and Third Point. On November 10, 2006, Nabi entered into a settlement agreement with Third Point, under which Third Point agreed to terminate its consent solicitation. Under the terms of the settlement agreement, Nabi expanded the size of the board and appointed two new directors selected by Third Point. In addition, Nabi agreed to establish a strategic action committee of the board of directors, or SAC, to actively explore and consider for recommendation to the board strategic alternatives for Nabi, including asset acquisitions or sales, joint ventures, strategic alliances, licensing and development agreements, a recapitalization, and the merger or sale of all or substantially all of Nabi’s assets. As required by the agreement, the board appointed as the members of the SAC Third Point’s two director nominees, Jason Aryeh and Timothy Lynch, and three existing members of the board, Peter B. Davis, Richard A. Harvey, Jr. and Leslie Hudson, Ph.D.

On November 14, 2006, Nabi consummated the sale of PhosLo to Fresenius USA Manufacturing, Inc. for consideration of up to $150 million in up-front cash, milestone payments and royalties on sales of a new product formulation under development. In connection with the sale, Fresenius paid Nabi $65 million in cash and agreed to pay an additional $20.5 million upon the successful completion of certain milestones and royalties on the new product formulation until the total consideration paid in the transaction reaches $150 million.

In response to Nabi’s solicitation for non-binding preliminary proposals, we received proposals from twelve interested parties. None of these proposals concerned the sale of Nabi as a whole.

Commencing on November 11, 2006 and continuing through September 21, 2007, the SAC met twenty times. On November 20, 2006, the SAC held a meeting, attended by members of Nabi management and representatives of Nabi’s legal and financial advisors, to review the preliminary expressions of interest that had been received. At that meeting, the SAC determined that, based on the preliminary expressions of interest, one or more specific transactions should be proposed to interested parties with respect to specific assets of the Company, and that interested parties should be given financial information relevant to such a transaction.

On December 19, 2006, the SAC held a meeting attended by members of Nabi management and representatives of Nabi’s legal and financial advisors. The SAC was updated on the preliminary expressions of interest previously received and discussed how best to communicate with interested parties in order to elicit more informed bids offering greater value to Nabi and its stockholders. The SAC discussed ways to approach other parties that had not yet submitted a preliminary expression of interest.

On January 5, 2007, the SAC held a special meeting attended by members of Nabi management and representatives of Nabi’s legal and financial advisors. The SAC was updated by Nabi’s financial advisor on recent interactions with potential acquirors, and was informed that none of such potential acquirors had expressed an interest in acquiring Nabi as a whole.

On February 15, 2007, Mr. McLain resigned as President, Chairman and Director of Nabi, effective immediately. At a regular meeting of the board of directors held on February 15, 2007, the board unanimously elected Leslie Hudson, Ph.D. as the interim President and Chief Executive Officer of Nabi and Geoffrey F. Cox, Ph.D. as non-executive Chairman of the board of directors.

On March 7, 2007, the SAC held a meeting attended by members of Nabi management, during which Dr. Hudson presented his plan for restructuring Nabi into two business units, Nabi Biologics (BSBU) and Nabi Pharmaceuticals. The SAC approved Dr. Hudson’s plan for presentation to the board of directors.

On March 8, 2007, the board of directors held a special meeting attended by members of Nabi management and Nabi’s legal advisors. During this meeting, Dr. Hudson outlined a 2007 strategic plan that would organize Nabi into two business units, the BSBU and Nabi Pharmaceuticals. The board approved Dr. Hudson’s strategic plan of dividing Nabi into these two business units. In connection with his appointment as Nabi’s Chief Executive Officer, Dr. Hudson was no longer eligible to serve on the SAC and was replaced on the SAC by David L. Castaldi.

Following the decision to divide Nabi into separate business units, Nabi’s management and board of directors developed a set of financial projections for the BSBU as a stand-alone business. The board and the SAC refocused the strategic alternatives process on the possible sale of the BSBU as a separate business. Management believed that the creation of the two strategic business units would allow potential buyers to more clearly understand the possible transaction opportunities and values.

In April 2007, in light of the planned formation of the BSBU and in accordance with the board’s directives, thirteen potential acquirors were contacted by Nabi’s financial advisor. A second round of non-binding proposals from such potential acquirors was requested to be submitted by May 1, 2007. Five of the thirteen potential bidders contacted had previously submitted proposals prior to the end of 2006. In making these solicitations, the potential acquirors were informed that they could submit their preliminary bid only for specific assets, but that Nabi preferred, and would pursue first, transactions for all of the BSBU or the Company as a whole.

On April 19, 2007, Nabi announced that it had executed a definitive agreement to sell its Aloprim® (allopurinol sodium) for Injection product to Bioniche Teoranta for $3.7 million in proceeds. This transaction was a result of business development activities initiated by Nabi management.

In response to the request for a second round of non-binding proposals, we received two non-binding proposals for Nabi-HB only, with a maximum bid price of $125 million to $150 million. Nabi did not pursue these two bids because they did not involve the entire BSBU. Non-binding proposals for the entire BSBU or most of the products of the BSBU were submitted by four interested parties, Company A, Company B, Company C, and Biotest. Of these bids, Company C’s was rejected as it was significantly lower than the bids of Company A, Company B, and Biotest.

Company A, Company B, and Biotest conducted diligence on the BSBU. During this process, Company A expressed an interest in acquiring Nabi as a whole. Following discussions with Nabi, however, Company A elected not to pursue a possible transaction and withdrew from the process.

Upon their completion of the diligence process, Company B and Biotest were requested to submit a third round bid by July 6, 2007. Biotest submitted a bid to purchase the BSBU. Company B did not submit a third round bid.

On August 10, 2007, following approval of the board of directors, Nabi entered into an exclusivity agreement with Biotest, under which Nabi agreed that it would negotiate exclusively with Biotest for a period of up to 45 days for the acquisition of the BSBU.

Biotest continued its due diligence investigation and commenced active negotiations with Nabi of the asset purchase agreement.

Over the next several weeks, the parties exchanged revised drafts of the asset purchase agreement and of the schedules accompanying the asset purchase agreement. Biotest personnel met with Nabi personnel in Boca Raton, Florida and in Rockville, Maryland, on August 21-22, 2007 to continue due diligence and to discuss technical issues. Biotest and Nabi personnel and their counsel met in Washington, D.C. on August 22-23, 2007 to discuss and resolve asset purchase agreement issues. After these meetings the parties exchanged further revised drafts of the asset purchase agreement and accompanying schedules.

On September 7, 2007, the SAC met with members of Nabi management and Nabi’s legal and financial advisors and reviewed the proposed transaction and the asset purchase agreement that had been negotiated. The SAC unanimously recommended that the board of directors of Nabi approve the proposed transaction and asset purchase agreement.

On September 9, 2007, Nabi’s board of directors met and further reviewed the proposed transaction. Members of Nabi management and Nabi’s legal and financial advisors attended the meeting. Nabi’s legal advisors reviewed with the board the asset purchase agreement that had been negotiated. Also at this meeting, Banc of America Securities reviewed with Nabi’s board of directors its financial analysis of the purchase price to be received by Nabi and delivered to Nabi’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated September 9, 2007, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the purchase price to be received by Nabi in the asset sale was fair, from a financial point of view, to Nabi. After discussion, the board of directors unanimously approved the proposed transaction and the asset purchase agreement.

On September 11, 2007, Nabi, Biotest Pharmaceuticals and Biotest executed an asset purchase agreement for the sale of the BSBU and CSS assets.

Reasons for the Asset Sale

In evaluating the asset sale, our board of directors considered the recommendations of its SAC, consulted with our management and legal and financial advisors, reviewed information regarding the Company’s business, operations and strategic plan and considered a number of factors with respect to the proposed sale of assets. The material factors considered by management and the board of directors were:

•	the value and the consideration to be received by the Company pursuant to the asset purchase agreement, including the fact that the consideration for the transaction would consist entirely of cash;

•

historical, current and projected information concerning the BSBU and its financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, based on various scenarios, including our continued operation of the BSBU, the shut down of certain operations or the sale of other business assets;

•

the benefit of receiving a relatively certain value for the BSBU upon closing of the asset sale versus the risks inherent in the continued operation of the BSBU, including the cyclical nature of the plasma products business and the relatively long time frame until the BSBU would likely become profitable;

•	our liquidity requirements to fund operating losses and product development costs and to satisfy our existing liabilities;

•	the competitive threats to sales of Nabi-HB from another product that recently received approval from the FDA;

•

the length and breadth of the strategic alternatives review process undertaken by Nabi which included the retention of legal and financial advisors; the review and management of the strategic alternatives process by the SAC and a private and then public solicitation and bid process designed to seek bids for the entire company or particular business, which ultimately resulted in Biotest’s offer to acquire the BSBU and CSS assets;

•	the recommendation of the SAC to approve the asset purchase agreement;

•	the fact that at the end of the process the only remaining offer for the BSBU was the Biotest offer reflected in the asset purchase agreement;

•	the prospects of the remaining assets and product candidates of Nabi to create value for us and our stockholders;

•

the opinion of Banc of America Securities, dated September 9, 2007, to Nabi’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Nabi of the purchase price to be received by Nabi in the asset sale, as more fully described below in the section entitled “— Opinion of Our Financial Advisor;”

•	the availability of our existing net operating losses to increase the potential after-tax value of the consideration to be received by Nabi in the asset sale;

•	the potential impact of the asset sale on our reputation, customers, strategic partners and employees;

•

the fact that the asset purchase agreement affords our board of directors flexibility to consider, evaluate and accept superior proposals in the period after signing and prior to the consummation of the asset purchase agreement as follows:

•

subject to compliance with the asset purchase agreement, we can participate in discussions or negotiations with, and provide information to, any person in response to an unsolicited bona fide inquiry or acquisition proposal by any such person, if our board of directors in good faith (after consultation with our outside financial advisor and outside counsel) determines that there is a reasonable likelihood that such inquiry or proposal could lead to a superior transaction, as defined in the asset purchase agreement;

•

subject to compliance with the asset purchase agreement, our board of directors is permitted to change its recommendation to stockholders with respect to the asset sale or enter into an alternative transaction that is a superior transaction, conditioned upon the payment to Biotest Pharmaceuticals of a $8.5 million termination fee; and

•	our efforts, with the assistance of our legal advisors, to extensively negotiate and execute an asset purchase agreement that we believe is favorable to us.

In the course of its deliberations, the board of directors and management also considered a variety of risks and other countervailing factors concerning the asset purchase agreement and asset sale. The material factors considered by the board of directors were:

•	the risk that the asset sale might not be completed in a timely manner or at all;

•

the restrictions on the conduct of our business prior to completion of the asset sale, requiring us to conduct our business only in the ordinary course, subject to specific limitations or Biotest’s consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the asset sale;

•	the risk of the continued viability of Nabi’s remaining businesses after the asset sale;

•

the restrictions on our board of directors’ ability to solicit or engage in discussions or negotiations with a third party regarding alternative transactions involving the BSBU or the Company as a whole, and the requirement that we pay Biotest Pharmaceuticals a $8.5 million termination fee in certain cases in the event of a termination of the asset purchase agreement;

•	the risk that the inventory adjustments required under the asset purchase agreement could be substantial, thus reducing the up-front cash consideration;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the asset sale; and

•	the possibility of management and employee disruption associated with the asset sale.

After consideration of these risks and countervailing factors, our board determined that these risks could be mitigated or managed by Nabi, were reasonably acceptable under the circumstances, and that, overall, these risks were significantly outweighed by the potential benefits of the asset sale.

Although this discussion of the information and factors considered by our board is believed to include the material factors considered by our board, it is not intended to be exhaustive and may not include all of the factors considered by our board. In reaching its determination to approve and recommend the asset sale, our board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the transaction is expedient and in the best interests of Nabi. Rather, our board based its position and recommendation on the totality of the information presented to and factors considered by it. In addition, individual members of our board may have given differing weights to different factors.

Recommendation of Our Board of Directors

After careful consideration, our board of directors unanimously determined that the asset sale is expedient and in the best interests of Nabi and that the asset purchase agreement and the asset sale are advisable. Accordingly, our board of directors approved the asset purchase agreement and recommended that our stockholders approve the asset sale.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ASSET SALE.

Required Vote

Approval of the asset sale requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Each holder of a share of our common stock is entitled to one vote per share. Since the approval of the asset sale requires the approval of a majority of our shares outstanding, abstentions, broker “non-votes” and the failure to vote will have the same effect as votes against the proposal.

Opinion of Our Financial Advisor

Nabi has retained Banc of America Securities to act as Nabi’s financial advisor. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Nabi selected Banc of America Securities as Nabi’s financial advisor on the basis of Banc of America Securities’ experience in transactions similar to the transaction, its reputation in the investment community and its familiarity with Nabi’s business.

On September 9, 2007, at a meeting of Nabi’s board of directors held to evaluate the transaction, Banc of America Securities delivered to Nabi’s board of directors an oral opinion, which was confirmed by delivery of a written opinion, dated September 9, 2007, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the purchase price to be received by Nabi in the asset sale was fair, from a financial point of view, to Nabi.

The full text of Banc of America Securities’ written opinion to Nabi’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of Nabi common stock are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities provided its opinion to Nabi’s board of directors for the benefit and use of Nabi’s board of directors in connection with and for purposes of its evaluation of the purchase price to be received by Nabi from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the transaction and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed transaction.

In connection with rendering its opinion, Banc of America Securities:

•	reviewed certain publicly available financial statements and other business and financial information relating to the BSBU;

•	reviewed certain internal financial statements and other financial and operating data concerning the BSBU;

•	reviewed certain financial forecasts relating to the BSBU prepared by Nabi’s management;

•

reviewed and discussed with Nabi’s management their assessments as to the BSBU’s products and product candidates, including, without limitation, the probability of successful testing and development, and approval by appropriate governmental authorities, of such products and product candidates;

•	discussed the BSBU’s past and current operations, financial condition and prospects with senior executives of Nabi;

•	compared the financial performance of the BSBU with that of certain publicly traded companies that Banc of America Securities deemed relevant;

•	compared certain financial terms of the transaction to financial terms, to the extent publicly available, of certain other acquisition transactions that Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of Nabi, Biotest and their respective advisors;

•	reviewed a draft, dated September 9, 2007, of the asset purchase agreement, referred to as the draft asset purchase agreement;

•

considered the fact that Nabi had publicly announced that it would explore strategic alternatives and the results of Banc of America Securities’ efforts to solicit, at Nabi’s direction, indications of interest and proposals from third parties with respect to a possible acquisition of the BSBU; and

•	performed such other analyses and considered such other factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by it. With respect to the BSBU’s financial forecasts, Banc of America Securities assumed, at Nabi’s direction, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Nabi’s management as to the BSBU’s future financial performance. Banc of America Securities also assumed, at Nabi’s direction, that the portion of the purchase price which under the terms of the agreement will be held in escrow will be fully payable to Nabi. Banc of America Securities relied, at Nabi’s direction, on the assessments of Nabi’s management as to the BSBU’s products and product candidates, including, without limitation, the probability of successful testing and development, and approval by appropriate governmental authorities, of such products and product candidates. Banc of America Securities did not make any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the BSBU, nor was Banc of America Securities furnished with any such valuations or appraisals. Banc of America Securities assumed, at Nabi’s direction, that the final executed agreement would not differ in any material respect from the draft agreement reviewed by Banc of America Securities and further assumed, with Nabi’s consent, that the transaction would be consummated as provided in the draft agreement, with full satisfaction of all covenants and conditions set forth in the draft agreement and without any waivers. In addition, Banc of America Securities assumed, with Nabi’s consent, that all third party consents, approvals and agreements necessary for the consummation of the transaction would be obtained without any adverse effect on the BSBU or the transaction.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the transaction, other than the purchase price to the extent expressly specified in its opinion, including, without limitation, the form or structure of the transaction, any adjustments to the purchase price, the allocation of the purchase price among the assets being sold or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the transaction or otherwise, including, without limitation, certain rights which will be granted to Biotest Pharmaceuticals by Nabi with respect to Nabi’s StaphVAX product as more fully described in the asset purchase agreement. In addition, no view or opinion was expressed as to the relative merits of the transaction in comparison to other transactions available for the assets or in which Nabi might engage or as to whether any transaction might be more favorable to Nabi as an alternative to the transaction, nor did Banc of America Securities express any opinion as to the underlying business decision of Nabi’s board of directors to proceed with or effect the transaction. Except as described above, Nabi imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses presented by Banc of America Securities to Nabi’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of

America Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities. In addition, neither the fact that any specific analysis has been referred to, nor the order in which the analysis is described, in the summary below is meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

Selected Publicly Traded Companies Analysis.

Banc of America Securities reviewed publicly available financial and stock market information for the BSBU and the following five companies in the plasma industry:

•	Biotest

•	Cangene Corporation

•	Crucell NV

•	CSL Limited

•	Grifols, S.A.

Banc of America Securities reviewed, among other things, market values of the selected publicly traded companies, calculated based on closing stock prices on September 6, 2007, as a multiple of calendar year 2007 estimated net income. Banc of America Securities then applied a range of selected multiples of calendar year 2007 estimated net income derived from the selected publicly traded companies to the BSBU’s calendar years 2012 and 2013 estimated net income (discounted to present value using a discount rate of 14.0%, the midpoint of the discount rate range derived in the “—Discounted Cash Flow Analysis” described below). Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Estimated financial data of the BSBU were based on internal estimates of Nabi’s management. This analysis indicated the following implied enterprise value reference ranges for the BSBU, as compared to the purchase price:

Implied Enterprise Value Reference Ranges for the BSBU		Purchase Price
2012E Net Income	2013E Net Income
$180.0 million - $230.0 million	$250.0 million - $320.0 million	$185.0 million

No company used in this analysis is identical or directly comparable to the BSBU. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the BSBU was compared.

Selected Precedent Transactions Analysis.

Banc of America Securities reviewed, to the extent publicly available, financial information relating to the following eight selected transactions involving companies in the plasma industry:

Announcement Date	Acquiror	Target
• 9/12/2005	• Morgan Stanley, Och-Ziff Capital Management Group LLC and Amaranth Advisors LLC	• Grifols, S.A.
• 12/13/2004	• Cerberus Capital Management, L.P. and Ampersand Ventures	• Bayer AG (Plasma Products business)
• 12/8/2003	• CSL Limited	• Aventis SA (Aventis Behring business)
• 7/8/2003	• Probitas Pharma S.A.	• Alpha Therapeutic Corporation (specified assets)
• 7/1/2002	• Octapharma AG	• Biovitrum AB (Plasma Products division)
• 4/15/2000	• Morgan Grenfell Private Equity	• Grifols, S.A. (34.5% interest)
• 2/1/1997	• Yoshitomi Pharmaceutical Industries Ltd.	• Green Cross International, Inc.
• 8/1/1996	• Baxter International Inc.	• Immuno International AG

Banc of America Securities reviewed, among other things, transaction values, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus debt and minority interests, less cash, as multiples of latest 12 months sales and earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. Banc of America Securities then applied a range of selected multiples of latest 12 months sales and EBITDA derived from the selected transactions to the BSBU’s calendar year 2007 estimated sales and calendar year 2012 estimated EBITDA (discounted to present value using a discount rate of 14.0%), respectively. Financial data of the selected transactions were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the BSBU were based on internal estimates of Nabi’s management. This analysis indicated the following implied enterprise value reference ranges for the BSBU, as compared to the purchase price:

Implied Enterprise Value Reference Ranges for the BSBU		Purchase Price
2007E Sales	2012E EBITDA
$85.0 million - $170.0 million	$155.0 million - $190.0 million	$185.0 million

No company, business or transaction used in this analysis is identical or directly comparable to the BSBU or the transaction. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the BSBU and the transaction were compared.

Discounted Cash Flow Analysis.

Banc of America Securities performed a discounted cash flow analysis of the BSBU to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that the BSBU could generate during fiscal years 2007 through 2016 based on internal estimates of Nabi’s management. Banc of America Securities calculated terminal values for the BSBU by applying a perpetuity growth rate range of 4.0% to 6.0% to the BSBU’s calendar year 2017 estimated cash flow. The cash flows and terminal values were then discounted to present value as of September 30, 2007 using discount rates ranging from 13.0% to 15.0%. This analysis indicated the following implied enterprise value reference range for the BSBU, as compared to the purchase price:

Implied Enterprise Value Reference Range for the BSBU	Purchase Price
$125.0 million - $220.0 million	$185.0 million

Miscellaneous.    As noted above, the discussion set forth above is a summary of the material financial analyses presented by Banc of America Securities to Nabi’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Nabi. The estimates of the future performance of the BSBU provided by Nabi’s management in or underlying Banc of America Securities’

analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness, from a financial point of view, to Nabi of the purchase price to be received by Nabi in the asset sale and were provided to Nabi’s board of directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of the BSBU.

The type and amount of consideration payable in the transaction were determined through negotiations between Nabi and Biotest, rather than by any financial advisor, and were approved by Nabi’s board of directors. The decision to enter into the agreement was solely that of Nabi’s board of directors. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by Nabi’s board of directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of Nabi’s board of directors or management with respect to the transaction or the purchase price.

Nabi has agreed to pay Banc of America Securities for its services in connection with the transaction an aggregate fee of approximately $2.0 million, portions of which were payable in connection with Banc of America Securities’ engagement and upon the rendering of Banc of America Securities’ opinion and a significant portion of which is contingent upon the completion of the transaction. Nabi also has agreed to reimburse Banc of America Securities for all reasonable expenses (including any reasonable fees and disbursements of Banc of America Securities’ counsel) incurred in connection with Banc of America Securities’ engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

Banc of America Securities and certain of its affiliates have in the past provided and in the future may provide financial advisory and financing services to Nabi, and have received and in the future may receive fees for the rendering of these services. In the ordinary course of its business, Banc of America Securities or its affiliates may actively trade or hold securities or loans of Nabi and Biotest for its own accounts or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in such securities or loans.

Proceeds from the Asset Sale

Nabi has not made a decision about the uses of the proceeds from the asset sale. Leading up to and after the anticipated closing of the asset sale, the board intends to review with management working capital needs, anticipated liabilities and potential strategic uses of capital. We may use the proceeds from the asset sale for the following purposes, although there can be no assurances that we will do so:

•

Working Capital, Liabilities and Product Development.    The proceeds of the asset sale will be used for general corporate purposes, including satisfying our working capital needs and paying our remaining liabilities as they come due, and potentially for further clinical development of NicVAX and our other ongoing programs as well as our efforts to secure a strategic partner both for NicVAX and StaphVAX. Among our remaining liabilities are our outstanding 2.875% Convertible Senior Notes due 2025 (Convertible Notes). Under the terms of the indenture governing the Convertible Notes, the holders thereof may elect to require us to repurchase the Convertible Notes on April 15, 2010 and on other dates specified in the indenture. We are currently evaluating the possible elective repurchase from time to time, depending on market conditions and other factors, of some or all of our Convertible Notes.

•

Possible Distribution to Stockholders or Repurchase.    If our board determines that we have cash and cash equivalents in excess of what is needed to fund our liabilities and projected operating needs, it may consider a distribution to stockholders of a portion of the net cash proceeds from the asset sale, either by a special dividend, a self-tender, through a stock repurchase or any combination of the foregoing. Our board has not conducted the analyses necessary to determine if such a distribution will be made and, if made, the amount and timing of any such distribution or its form. Accordingly, we cannot assure you that the Company will distribute any of the net cash proceeds from the asset sale to our stockholders in the event the asset sale is consummated. Consequently, we advise our stockholders that they should not vote in favor of the asset sale based upon the assumption that they will receive a distribution out of the net cash proceeds of the asset sale.

Other than the possible operational needs and remaining liabilities which are discussed below under the heading, “— Effects of the Asset Sale,” we cannot accurately determine other liabilities and obligations that may remain for us if and when we consummate the asset sale. While our board of directors and management have had preliminary discussions regarding our operational needs and remaining liabilities following the asset sale, the discussions are still preliminary in nature and could change. We also do not have definitive figures for our possible operational or product development needs over the next twelve months or our remaining liabilities, as they depend on a number of currently unknown factors, such as the size and expense structure of Nabi following the asset sale, potential liabilities under the asset purchase agreement, and the cost of the continued clinical development of NicVAX, StaphVAX, and our other retained products. Accordingly, our plans for use of the proceeds from the asset sale could change.

Effects of the Asset Sale

If the asset sale is approved and the transaction is consummated, we will operate our pharmaceuticals strategic business unit from our existing Rockville, Maryland facility, which will become our new corporate headquarters. We will continue ongoing discussions and efforts to secure a strategic partner or partners for our NicVAX and StaphVAX programs and continue our clinical development programs for these products. We also retain the right to receive up to an additional $75 million in milestone and royalty payments related to the divestiture of PhosLo in 2006. In addition, we will consider alternatives which may include, without limitation, the repurchase of some of our common stock or some or all of our Convertible Notes, the acquisition of new business(es) or assets or alternatively, the sale of the Company, the sale and/or licensing of additional assets, restructuring, the distribution of assets to our stockholders or the possible dissolution of the Company and liquidation of our assets, the discharge of any remaining liabilities, and the eventual distribution of the remaining assets to our stockholders in the event we are liquidated.

Most of our remaining products, including NicVAX and StaphVAX, will require extensive additional development, including preclinical testing and human studies for StaphVAX, and additional human testing for NicVAX, as well as regulatory approvals, before we can market them. We cannot predict if or when any of the products we are developing or those being developed with our partners will be approved for marketing. Any product development failures for these or other reasons, whether with our products or our partners’ products, may reduce our expected revenues, profits, and stock price.

The BSBU assets generated substantially all of our revenues and operating income in the first two quarters of fiscal 2007. Following the asset sale, our immediate ability to produce revenues and income will therefore be substantially reduced. As such, the proceeds from the asset sale, along with other capital that we have access to, may not be adequate to bring our remaining products to market.

In addition, under the asset purchase agreement, we have agreed to indemnify Biotest and Biotest Pharmaceuticals for a number of specified matters including the breach of our representations, warranties and covenants contained in the asset purchase agreement and liabilities that we retain under the asset purchase agreement. That indemnification obligation could cause us to be liable to Biotest or Biotest Pharmaceuticals under certain circumstances, which would decrease the remaining cash available for our use in connection with any future corporate purposes.

Finally, we will continue to have an obligation to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, even though compliance with such reporting requirements is economically burdensome.

Purpose of the Asset Sale

The purpose of the asset sale is to enable us to immediately realize the value of the BSBU and CSS assets. In this respect, our board of directors believes that the asset sale is more favorable to our stockholders than any other alternative reasonably available because of the uncertain returns to such stockholders in light of our business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, and general industry, economic and market conditions, both on a historical and on a prospective basis.

For these reasons, and the other reasons discussed under “— Reasons for the Asset Sale” beginning on page 19, the board of directors has determined that the asset purchase agreement, the asset sale and related transactions are expedient and in the best interests of Nabi.

Other Agreements and Transactions Related to the Asset Sale

The asset purchase agreement provides that the parties will negotiate in good faith and at the closing of the asset sale enter into a transition services agreement, a contract manufacturing agreement, a right of negotiation and first refusal agreement and a trademark license agreement. Certain terms of these agreements were set forth in term sheets that were agreed to by the parties in conjunction with the asset purchase agreement.

Pursuant to the transition services agreement, the parties agree to provide transition services to each other for a period of up to six months after closing for a price equal to 150% of direct salary costs plus out-of-pocket costs.

Pursuant to the contract manufacturing agreement, Biotest Pharmaceuticals will provide specified manufacturing services related to NicVAX and StaphVAX until December 31, 2009. We will pay Biotest Pharmaceuticals for the manufactured products at cost calculated in substantially the same manner as calculated by us prior to closing. Biotest Pharmaceuticals will allocate, on average, 50% of its vaccine manufacturing capacity at the Boca Raton, Florida facility.

Pursuant to the right of first negotiation and first refusal agreement we will grant a right of first negotiation and a right of first refusal to obtain rights to utilize StaphVAX and to license the StaphVAX intellectual property, or the StaphVAX Rights, that are necessary to enable Biotest Pharmaceuticals to use StaphVAX solely for purposes relating to Altastaph® [Staphylococcus aureus Immune Globulin Intravenous (Human)]. If the terms of the right of first refusal are exercised, for a period of three months following closing, Nabi will enter into exclusive, good faith negotiations with Biotest Pharmaceuticals regarding terms of an agreement relating to the StaphVAX Rights discussed above. If after three months, Nabi and Biotest Pharmaceuticals are unable to come to an agreement, Biotest Pharmaceuticals will obtain a right of first refusal regarding the StaphVAX Rights. If Nabi receives an offer from a third party relating to the StaphVAX Rights, it would offer Biotest Pharmaceuticals a right to match such an offer. If Biotest Pharmaceuticals does not match the offer within thirty days of notification, Nabi will be free to enter into an agreement with the third party with respect to the StaphVAX Rights or to exploit the rights on its own.

Pursuant to the trademark license agreement, we will license the “Nabi-HB” marks to Biotest Pharmaceuticals on a worldwide, perpetual, royalty-free basis solely for its use in the promotion, distribution and sale of Nabi-HB.

Interests of Our Executive Officers and Directors in the Asset Sale

When you consider our board of directors’ recommendation that stockholders vote in favor of the asset sale, you should be aware that certain Nabi executive officers have interests that may be different from or in addition to those of Nabi’s stockholders. The interests of Nabi’s executive officers and directors in the asset sale are summarized below.

Equity-Based and Incentive Bonus Plan Awards.    On September 20, 2007, our board of directors approved certain compensation-related actions in connection with the asset sale. The compensation-related actions apply to all employees of the BSBU and the Boca Raton-based corporate shared services group employees who remain employed with us through the closing of the asset sale and (i) who are offered employment with Biotest, accept the employment offer and resign as a Nabi employee, or (ii) who do not become employed by Biotest and are terminated by us without cause in connection with the asset sale. We refer herein to such employees as the affected employees.

For all affected employees the board approved:

•

the acceleration of vesting of all unvested stock options held by affected employees on the closing of the asset sale and the amendment to all outstanding options held by them to extend the post-termination of employment exercise period from 90 days to six months;

•	the acceleration of vesting of all unvested restricted stock held by affected employees that would have vested in 2008 or 2009;

•

the payment of a portion of the 2007 VIP Incentive Bonus Plan bonus that is otherwise determined to be due under the terms of the plan pro rated based on the portion of 2007 that each affected employee who participates in the plan was employed by us; and

•

the continued participation by those affected employees who participate in the Employee Stock Purchase Plan, or ESPP, through the current period ending November 30, 2007, notwithstanding the fact that their employment with us may terminate before such date, and an amendment to the ESPP to permit such continued participation.

On September 20, 2007, the board also determined that the asset sale is not a sale of all or substantially all of the assets of Nabi for purposes of the ESPP. Therefore, the ESPP will not terminate upon the anticipated consummation of the asset sale which would have occurred under the terms of the ESPP if the asset sale was the sale of all or substantially all the assets of Nabi for purposes of the ESPP.

The affected employees may include executive officers Raafat E.F. Fahim, Ph.D., our Chief Operating Officer and General Manager of the BSBU and Senior Vice President, Research, Technical and Production Operations, and Jordan I. Siegel, our Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer, but not Leslie Hudson, Ph.D., our Interim President and Chief Executive Officer.

Assuming that Dr. Fahim and Mr. Siegel become “affected employees,” their interests will be as follows:

Name and Principal Position	Number of Unvested Options that will Vest and Become Exercisable in Connection with the Asset Sale(1)	Number of Shares of Restricted Stock that will Vest in Connection with the Asset Sale	2007 VIP Incentive Bonus Plan Bonus Payable in Connection with the Asset Sale(2)	Estimated Dollar Value of Unvested Equity Awards that Vest and Bonus Payments in Connection with the Asset Sale(3)
Raafat E.F. Fahim, Ph.D.
Chief Operating Officer and General Manager of the BSBU and Senior Vice President, Research, Technical and Production Operations	144,345	79,526	$227,500	$557,520
Jordan I. Siegel
Senior Vice President, Finance and Administration	120,000	75,000	$171,600	$473,100

(1)	The number and exercise price of the options that will vest and become exercisable in connection with the asset sale for each individual named in the chart is as follows:

•	Raafat E.F. Fahim, Ph.D.: 54,345 options with an exercise price of $3.83 and 90,000 options with an exercise price of $5.20.

•	Jordan I. Siegel: 30,000 options with an exercise price of $5.10 and 90,000 options with an exercise price of $5.20.

(2)	These amounts assume that the asset sale closes on December 31, 2007 and that each executive achieves 100% of that executive’s target bonus for the 2007 calendar year.

(3)	The “Estimated Dollar Value” in this column is based on the equity awards reflected in the first two columns of the table set forth above plus the 2007 VIP Incentive Bonus amount also reflected in the table. Values are calculated (i) with respect to stock options by subtracting the exercise price of the stock option from $4.02, the closing price of Nabi’s common stock on October 15, 2007, and (ii) with respect to shares of restricted stock by assuming a value of $4.02 per share. Stock options with an exercise price in excess of $4.02 have been attributed no value.

Under our employment agreement with Dr. Hudson, as a result of the execution of the asset purchase agreement, 14,400 shares of restricted stock awarded to him vested and, on the earlier of February 16, 2008 or the termination of his employment under certain circumstances, he will receive a cash bonus of $57,000. Also under Dr. Hudson’s employment agreement, if the asset sale is completed, an additional 7,200 shares of restricted stock awarded to him will vest and, on the earlier of February 16, 2008 or the termination of his employment under certain circumstances, he will receive an additional cash bonus of $28,500. The estimated dollar value of the 21,600 shares of restricted stock is $86,832, which is based on the $4.02 closing price of Nabi’s common stock on October 15, 2007.

Change in Control and Employment Agreements.    The entry into the asset purchase agreement and consummation of the asset sale does not trigger any payments under the change in control agreements we have with our executives. Similarly, the entry into the asset purchase agreement and consummation of the asset sale does not trigger any payments under the employment agreements we have with our executive officers unless such executive officer’s employment is terminated by us without cause as such term is defined in the agreement.

Interests of Directors.    On September 20, 2007, our board determined that for purposes of all outstanding options held by directors under our 2007 Omnibus Equity and Incentive Plan, 2004 Stock Plan for Non-Employee Directors and Stock Plan for Non-Employee Directors, the asset sale will not constitute a sale of all or substantially all of our assets. Therefore, the vesting of options held by directors will not accelerate as a result of the asset sale, and the options held by directors will not terminate as a result of the asset sale but rather will continue to be exercisable in accordance with their terms.

Dissenters’ Rights

Holders of our common stock will not have appraisal or dissenters’ rights in connection with the asset sale. Neither the Delaware General Corporation Law nor our certificate of incorporation provides our stockholders with appraisal or dissenters’ rights in connection with the asset sale. Our shares of common stock will remain publicly traded on the NASDAQ Global Market following the consummation of the asset sale.

Accounting Treatment of the Asset Sale

Under U.S. generally accepted accounting principles, or GAAP, we expect to reflect the results of operations of the assets sold as discontinued operations, commencing with the third quarter of 2007. The related gain on the sale, net any applicable taxes, will be recorded when the asset sale closes.

Financing

The asset sale is not conditioned upon Biotest obtaining financing. Biotest expects to fund the transaction from its working capital and from a credit facility with Commerzbank.

Material U.S. Federal and State Income Tax Consequences

The asset sale will not result in any U.S. federal income tax consequences to our stockholders. The transaction will be a taxable event to Nabi for U.S. federal income tax purposes, but Nabi expects, subject to the completion and outcome of certain tax analysis and studies currently in process, that a substantial portion of the taxable gain resulting from the asset sale will be offset by net operating losses. These analyses include studies to assess the potential impact of ownership changes on the Company’s net operating losses under Internal Revenue Code Section 382 and to evaluate and support the availability of research and credit development credits. At a minimum, however, the asset sale is expected to result in some federal alternative minimum tax being imposed on Nabi in the year of the sale and may, depending upon several factors, result in the imposition of federal income taxes in subsequent years that may or may not be offset by available tax credits. The asset sale also may result in Nabi being subject to state or local sales, use or other taxes in jurisdictions in which Nabi files tax returns or has assets.

Regulatory Matters

The asset sale is subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC, and certain waiting period requirements have been satisfied. We intend to submit shortly our initial notification under the HSR Act in connection with the asset sale to the DOJ and FTC.

Asset Purchase Agreement

The following is a summary of the material terms of the asset purchase agreement. This summary does not purport to describe all the terms of the asset purchase agreement and is qualified in its entirety by reference to the complete asset purchase agreement, which is attached as Annex A to this proxy statement. We urge you to read the asset purchase agreement carefully and in its entirety because it, and not this proxy statement, is the legal document that governs the asset sale.

The text of the asset purchase agreement has been included to provide you with information regarding its terms. The terms of the asset purchase agreement (such as the representations and warranties) are intended to govern the contractual rights and relationships, and allocate risks, between the parties in relation to the asset sale. The asset purchase agreement contains representations and warranties that Nabi, on the one hand, and Biotest and Biotest Pharmaceuticals on the other hand, made to each other as of specific dates. The representations and warranties were negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligations to consummate the asset sale and may be subject to important limitations and qualifications as set forth therein, including a contractual standard of materiality different from that generally applicable under federal securities laws.

In addition, such representations and warranties are qualified by information in confidential disclosure schedules that Nabi and Biotest have exchanged in connection with signing the asset purchase agreement. While Nabi does not believe that the disclosure schedules contain information that the securities laws require to be publicly disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached asset purchase agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in our prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the asset purchase agreement, which subsequent information may or may not be fully reflected in our public disclosures.

General

Purchased Assets and Assumed Liabilities. Under the terms of the asset purchase agreement, Biotest Pharmaceuticals has agreed to:

•

purchase all of our assets relating to, used in or necessary for the development, manufacture, distribution, marketing or sale of biologics products that comprise our BSBU, including our nine FDA-certified plasma collection centers, and certain of our corporate shared services assets, including our headquarters and other Boca Raton, Florida facilities; and

•

assume all liabilities arising out of or relating to the BSBU and CSS assets to the extent arising after the closing subject to (i) exceptions for certain liabilities arising as a result of breaches of contracts being assigned to Biotest Pharmaceuticals or non-compliance with applicable laws if such breaches or non-compliance first arose prior to closing, continue thereafter, and constitute breaches of our representations and warranties in the asset purchase agreement and (ii) transition arrangements for liabilities arising shortly before or after the closing date which cannot be clearly allocated to either Nabi or Biotest Pharmaceuticals.

Excluded Assets and Liabilities. Under the terms of the asset purchase agreement, we will retain:

•

our assets not relating to, used in or necessary for the BSBU, our assets relating to NicVAX, StaphVAX, and other specifically excluded pharmaceutical products, certain specified corporate shared services assets, cash and cash equivalents, accounts receivable arising prior to closing, our rights to certain future payments in connection with the sale of our PhosLo product in 2006; and

•

our liabilities unrelated to the BSBU or CSS assets, liabilities arising prior to the closing date (subject to certain exceptions and transition arrangements), our BSBU-related accounts payable that arose prior to closing, liabilities arising under our employee benefit plans, and any other liabilities not expressly assumed by Biotest Pharmaceuticals.

Purchase Price, Escrow and Adjustments. Pursuant to the terms of the asset purchase agreement, Biotest Pharmaceuticals will make a $185 million cash payment to Nabi, $10 million of which will be funded into an escrow account to support any indemnification claims made under the asset purchase agreement by Biotest Pharmaceuticals or Biotest. At closing, the price will also be adjusted to account for prepaid fees and prepaid expenses necessary to the operation of the BSBU. Additionally, we have committed to deliver to Biotest Pharmaceuticals, at closing, minimum amounts of inventory of Nabi-HB in work-in-process form, Nabi-HB which has been formulated, filled and packaged, specialty plasma and normal plasma. If we fail to provide Biotest Pharmaceuticals with the minimum amount of inventory in any of these categories, then we shall pay Biotest Pharmaceuticals the book value of the shortfall calculated in accordance with GAAP.

Biotest Guarantee. The performance of Biotest Pharmaceuticals’ obligations is guaranteed by Biotest.

Closing

Closing of the asset sale under the asset purchase agreement will occur no later than the third business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated thereby, including the approval of the asset sale by a majority of our common stock outstanding on the record date.

Representations and Warranties

The asset purchase agreement contains a number of customary representations and warranties applicable to Nabi, subject in some cases to customary qualifications, relating to, among other things, the following:

•	due organization, valid existence, good standing, foreign qualification and other corporate matters of Nabi;

•	authorization, execution, delivery and enforceability of the asset purchase agreement and ancillary agreements;

•	conflicts or violations under charter documents, contracts or laws;

•	title to, or interest in, encumbrances upon and the sufficiency of the properties and assets that are used to conduct our BSBU business;

•	intellectual property matters;

•	pending or threatened litigation;

•	required government and third-party consents and approvals;

•	taxes;

•	real and personal property relating to the BSBU;

•	environmental, safety and health matters;

•	employee benefits plans;

•	material compliance with all applicable laws;

•	regulatory matters, government contracts and regulatory correspondence;

•	material contracts;

•	financial statements;

•	accounts receivable;

•	absence of certain changes;

•	brokerage or finders’ fees, and other fees with respect to the asset sale;

•	insurance;

•	compensation and status of employees;

•	customers and suppliers;

•	FDA approvals required for operation of our manufacturing facility in Boca Raton, Florida;

•	product regulatory status; and

•	return policy.

The asset purchase agreement also contains a number of customary representations and warranties applicable to Biotest and Biotest Pharmaceuticals, subject in some cases to customary qualifications, relating to, among other things, the following:

•	due organization, valid existence and good standing, and other corporate matters of Biotest and Biotest Pharmaceuticals;

•	authorization, execution, delivery and enforceability of the asset purchase agreement and ancillary agreements;

•	conflicts or violations under charter documents, contracts or laws;

•	pending or threatened material litigation;

•	required consents and approvals;

•	financing;

•	government authorizations;

•	brokerage or finders’ fees, and other fees with respect to the asset sale; and

•	independent investigation.

Most of the representations and warranties of each of the parties to the asset purchase agreement shall survive until March 31, 2009. Certain other representations and warranties of the parties shall survive according to the applicable statutes of limitations, and others shall survive indefinitely.

Indemnification; Survival of Indemnification Obligations

After closing of the asset sale, we have agreed to indemnify and hold Biotest, Biotest Pharmaceuticals and their affiliates and their respective officers, directors, employees, stockholders, agents, and representatives harmless from any loss arising out of (i) any breach of representations and warranties by us, (ii) a failure by us to perform covenants applicable to us under the asset purchase agreement or any ancillary agreement, (iii) any liability returned by us pursuant to the asset purchase agreement, or (iv) fees owed by us to any broker, financial advisor, or others retained by us in connection with the asset sale. In general, we may be required to indemnify Biotest Pharmaceuticals for any indemnifiable losses incurred by them arising out of any breach of representations or warranties by us until March 31, 2009. Our obligation to indemnify Biotest and Biotest Pharmaceuticals for the other categories of indemnifiable losses described above does not expire. We are not obligated to make Biotest Pharmaceuticals whole for any losses arising out of any breach of representations or warranties until Biotest Pharmaceuticals suffers aggregate losses in excess of $1.25 million at which time we would be liable for the full amount of the losses. In addition, our liability for all claims for indemnification brought by Biotest Pharmaceuticals, other than claims arising out of liabilities retained by us, is limited to $46.25 million (25% of $185 million). Also, we have no indemnification obligation for individual claims for which losses are less than $25,000, and we are only obligated to indemnify Biotest Pharmaceuticals for the portion of any claim that exceeds $25,000. Pursuant to the asset purchase agreement, $10 million of the cash payment to be made by Biotest Pharmaceuticals to us at the closing of the asset sale will be funded into an escrow account to support any indemnification claims made by Biotest Pharmaceuticals and inventory shortfall payments. Any funds remaining in the escrow account will be released to Nabi on April 15, 2009.

After closing of the asset sale, Biotest Pharmaceuticals has agreed to indemnify and hold us and our affiliates, and our respective officers, directors, employees, stockholders, agents, and representatives harmless from any loss to us arising out of (i) any breach of representations and warranties by Biotest Pharmaceuticals, (ii) any failure by Biotest Pharmaceuticals to perform covenants applicable to them under the asset purchase agreement or ancillary agreements, (iii) any liability assumed by Biotest Pharmaceuticals under the asset purchase agreement, or (iv) fees owed by Biotest Pharmaceuticals to any broker, financial advisor, or others retained by them in connection with the asset sale.

Covenants and Agreements

Under the asset purchase agreement, we have agreed to abide by certain customary covenants prior to the closing of the asset sale. Among others, these covenants include the following:

•

permitting representatives of Biotest Pharmaceuticals to have reasonable access to all premises, personnel, personnel records, other records and contracts of Nabi with respect to the BSBU, including as necessary to complete Phase I Environmental Site Assessments;

•	promptly notifying Biotest Pharmaceuticals if any of certain key employees identified on a schedule notifies certain of our executives of their plan to terminate employment;

•

operating the BSBU in the ordinary course, preserving in all material respects the BSBU, using commercially reasonable efforts to maintain the BSBU and CSS assets in reasonably good condition and repair in all material respects and preserving materially the goodwill of the BSBU;

•	using our commercially reasonable efforts to maintain the inventory at customary operating levels in the ordinary course;

•	complying with all material contractual obligations and laws, and paying all taxes and payables as they become due and payable in the ordinary course;

•	making all filings, providing notices and using commercially reasonable efforts to obtain consents required to consummate the asset sale;

•	preparing and filing this proxy statement, soliciting proxies from our stockholders in favor of the approval of the asset sale and holding the special meeting to which this proxy statement relates;

•	negotiating in good faith with respect to ancillary agreements and using commercially reasonable efforts to split or segregate shared use assets;

•

during the two weeks after signing of the asset purchase agreement, reviewing certain recently delivered contracts and working with Biotest Pharmaceuticals in good faith and using commercially reasonable efforts to resolve certain adverse issues identified in the review;

•	updating asset and disclosure schedules;

•

using commercially reasonable efforts to ensure that the inventory at closing meets or exceeds the minimum inventory required to be delivered at closing, subject only to an inventory shortfall payment for insufficient inventory; and

•	furnishing Biotest Pharmaceuticals with sample quantities of promotional materials.

Biotest Pharmaceuticals is obligated to complete its financing with Commerzbank and fund the $185 million purchase price on the closing date.

We have agreed to promptly notify Biotest Pharmaceuticals upon becoming aware of any event arising after the date of the asset purchase agreement that would or would be reasonably likely to result in any of our representations, warranties or conditions to closing becoming incapable of being satisfied or any event which, if not disclosed, would have the effect of making any representation or warranty untrue or incorrect in any material respect and any material failure of ours to perform, comply with or satisfy any covenant, condition or agreement to be performed under the asset purchase agreement. In addition, we have also agreed that until the consummation of the asset sale, we will comply with specific restrictions relating to, among others:

•	creating any encumbrance on the purchased assets or selling, leasing, licensing or disposing of any interest in the BSBU or CSS assets other than sales of inventory in the ordinary course;

•	entering into any promotional sale, discount or other activity other than in the ordinary course;

•	terminating or modifying any of the material contracts to be assigned to Biotest Pharmaceuticals pursuant to the asset purchase agreement;

•	materially altering customary practices with respect to collection of accounts receivable or billing practices of the BSBU or the provision of discounts, rebates or allowances;

•	making or rescinding any election relating to taxes with respect to the BSBU or CSS assets or making any change in the method of accounting relating thereto, unless required by law or GAAP;

•	settling or compromising any material claims relating solely to the purchased assets or assumed liabilities;

•	granting or announcing any material increase in salary or cash compensation to any key employee or materially modifying employment agreements with key employees;

•	taking or omitting to take any action that would reasonably be anticipated to have a material adverse effect on the BSBU or CSS assets, other than as required by law; or

•	agreeing to take any of the actions specified in the previous bullet points, except as contemplated by the asset purchase agreement or ancillary agreements.

Regulatory Matters

The asset purchase agreement provides that we, Biotest Pharmaceuticals and Biotest will file as soon as practicable after the date of the asset purchase agreement any required filings and applications with governmental authorities in connection with the asset sale, including filings under the HSR Act.

No Negotiation

The asset purchase agreement provides that Nabi will not, nor will it cause any of its affiliates or representatives to, directly or indirectly, take any action to:

•	solicit, initiate or knowingly encourage any inquiries, or the making of any offer or proposal regarding any alternative transaction (as described below);

•	enter into, continue or participate in any discussions or negotiations with, or furnish any non-public information to, any third party regarding any alternative transaction; or

•	enter into any letter of intent or agreement with respect to any alternative transaction other than in connection with a termination of the asset purchase agreement as described below.

An alternative transaction is any direct or indirect acquisition of our voting equity, our merger, recapitalization or similar transaction, our sale or disposition of a substantial portion of our assets or any other transaction that would, in each case, reasonably be expected to interfere with, prevent, materially delay or limit the economic benefit to Biotest Pharmaceuticals of the transactions contemplated by the asset purchase agreement.

The prohibition on solicitation does not prevent Nabi or our board of directors from entering into discussions with regard to an unsolicited bona fide inquiry or proposal if (i) the third party making such inquiry or proposal executes a confidentiality agreement, (ii) we have complied with our non-solicitation obligations, (iii) our board determines in good faith, after consultation with our outside financial advisor and outside counsel, that the unsolicited acquisition proposal is reasonably likely to lead to a superior transaction (as described below), and (iv) we provide Biotest Pharmaceuticals with notice and certain information regarding the inquiry or proposal.

If Nabi receives an unsolicited bona fide inquiry, proposal or offer that the board determines in good faith (after consultation with Nabi’s outside financial advisor and outside counsel) constitutes or is reasonably likely to lead to a superior transaction, Nabi must allow Biotest Pharmaceuticals fourteen (14) days to propose an amendment to the terms of the asset purchase agreement, after which the board may change its recommendation or, subject to payment of the termination fee described below, terminate the agreement and enter into the superior transaction.

A superior transaction is defined in the asset purchase agreement as any alternative transaction that (a) if consummated would result in the acquisition, directly or indirectly, by any entity other than Biotest Pharmaceuticals of at least 50% of the voting securities of Nabi or of the assets of Nabi, (b) is on terms that our board has determined in its good faith judgment (after consultation with our outside financial advisor and outside counsel) are more favorable to us than the asset purchase agreement and (c) which our board has determined in good faith (after consultation with our outside financial advisor and outside counsel) is reasonably capable of being consummated.

Conditions to Completion of the Asset Sale

The obligations of Nabi and Biotest Pharmaceuticals to complete the asset sale are subject to the satisfaction or waiver of the following conditions:

•	no law, preliminary or permanent injunction or other order has been issued by any court or by any government authority enjoining, restraining, prohibiting or making illegal the asset sale;

•	any waiting period (and any extension) under the HSR Act (or required by any other governmental authority or regulation) has expired or been terminated;

•	a majority of the outstanding shares of our common stock have approved the asset sale; and

•	Nabi and Biotest Pharmaceuticals shall have used reasonable efforts to split or segregate the shared use assets.

In addition, the obligations of Biotest Pharmaceuticals to complete the asset sale are subject to the satisfaction by Nabi or waiver by Biotest Pharmaceuticals of conditions, including the following:

•

Nabi’s representations and warranties shall be true and correct as of the date of the asset purchase agreement and the date of the closing of the asset sale, except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date, and except that so long as any failure of Nabi’s representations and warranties to be true and correct would not, individually or in the aggregate, be expected to have a material adverse effect, the condition will be deemed satisfied;

•	Nabi shall have performed and complied in all material respects with each of the covenants, agreements and obligations Nabi is required to perform under the asset purchase agreement;

•	Biotest or Biotest Pharmaceuticals shall have received a certificate from us certifying the accuracy of our representations and warranties and performance of our obligations;

•

the absence of any governmental or court order than enjoins, restrains, prohibits, or makes illegal the asset sale, or materially limits Biotest’s ability to acquire, hold or control the BSBU and CSS assets;

•	Nabi shall have prepared, executed and filed all returns, questionnaires, applications or other documents regarding any transfer taxes that are required to be filed by Nabi prior to closing;

•	the delivery of title documents for the BSBU and CSS assets, including surveys and title policy binders for owned real property; and

•	the execution and delivery of specified agreements.

In addition, the obligations of Nabi to complete the asset sale are subject to the satisfaction by Biotest and Biotest Pharmaceuticals or waiver by Nabi of conditions, including the following:

•

Biotest’s and Biotest Pharmaceuticals’ representations and warranties shall be true and correct as of the date of the asset purchase agreement and the date of the closing of the asset sale, except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date, and except that so long as any failure of Biotest’s and Biotest Pharmaceuticals’ representations and warranties to be true and correct would not, individually or in the aggregate, be expected to have a material adverse effect on Biotest Pharmaceuticals’ performance of the asset purchase agreement, the condition will be deemed satisfied;

•

Biotest and Biotest Pharmaceuticals shall have performed and complied in all material respects with each of the covenants, agreements and obligations Biotest and Biotest Pharmaceuticals are required to perform under the asset purchase agreement; and

•	Nabi shall have received a certificate from Biotest and Biotest Pharmaceuticals certifying the accuracy of their representations and warranties and performance of their obligations.

Employee Transfer

Biotest Pharmaceuticals will offer to employ, on an at-will basis and at compensation levels and with bonus opportunities reasonably comparable to those currently available to such employees, all BSBU employees and certain related legal, finance, accounting, information technology and human resources employees, subject to their resignation from employment with us. For a period of two years following the date of the asset purchase agreement, Biotest Pharmaceuticals agrees that, except for the foregoing offers or as agreed to in writing by us, it will not solicit for employment, offer employment to, or hire as an employee or consultant any individual who is, or was within six months prior to such solicitation, offer, or hiring, a Nabi employee, except for those employees whose work relates to the BSBU or the operation of Nabi’s headquarters in Boca Raton, Florida.

Termination

The asset purchase agreement may be terminated by mutual consent or by:

•

either Biotest Pharmaceuticals or us, if the asset sale has not been completed by March 31, 2008, and, in either case, the failure of the party seeking to terminate to fulfill any obligation under the asset purchase agreement did not materially contribute to the failure to complete the sale by such time;

•

by either Biotest Pharmaceuticals or us if a governmental authority has entered any injunction or taken any other final and non-appealable action that has the effect of making the closing of the asset purchase agreement illegal or otherwise preventing the closing so long as the party seeking to terminate has used commercially reasonable efforts to oppose such action; and

•	by either Biotest Pharmaceuticals or us if, at the Nabi stockholders meeting, stockholder approval of the asset purchase agreement is not obtained (subject to the termination fee described below).

The asset purchase agreement may be terminated by Nabi:

•

if Biotest Pharmaceuticals is in material breach of any representation, warranty, covenant or agreement of Biotest Pharmaceuticals and such breach would cause the closing conditions not to be satisfied and is not cured within ten days after notice or is, in our reasonable determination, incapable of being cured prior to March 31, 2008, and if we are not also in material breach;

•	if Nabi enters into a superior transaction pursuant to the “No Negotiation” section described above; provided, however, that each of the following conditions have been met:

•	Nabi has complied with its obligations under the asset purchase agreement related to the “— No Negotiation” section;

•

Nabi has given Biotest Pharmaceuticals prior written notice of its intention to enter into a superior transaction and the material terms and conditions thereof, and Biotest Pharmaceuticals does not within the 14-day period following receipt by Biotest Pharmaceuticals of such notice, make an offer that the board, in its good faith judgment (after consultation with our outside financial advisors and outside counsel) determines to be at least as favorable to Nabi as the superior transaction (provided, that during such period, Nabi has negotiated in good faith with Biotest Pharmaceuticals);

•

our board of directors, after taking into account any modifications to the terms of the asset purchase agreement agreed to by Biotest Pharmaceuticals, continues to believe the proposed transaction constitute a superior transaction, as defined in the asset purchase agreement;

•	Nabi concurrently with its delivery of the written notice of termination pays to Biotest Pharmaceuticals the termination fee described below; and

•	a majority of the holders of our common stock have not yet approved the asset purchase agreement.

The asset purchase agreement may be terminated by Biotest Pharmaceuticals:

•

if Nabi is in material breach of any representation, warranty, covenant or agreement of Nabi and such breach would cause the closing conditions not to be satisfied and is not cured within ten days after notice or is, in Biotest Pharmaceuticals’ reasonable determination, incapable of being cured prior to March 31, 2008, and if Biotest Pharmaceuticals is not also in material breach; or

•

if Biotest Pharmaceuticals is not in material breach of its obligations under the asset purchase agreement, and if, prior to the obtaining the approval of the asset purchase agreement by a majority of the holders of our common stock:

•	Nabi fails to include the board’s recommendation that the asset purchase agreement is expedient and in the best interests of Nabi in this proxy statement;

•	Nabi has withdrawn or materially changed the board’s recommendation to the stockholders; or

•	our board approves or recommends a superior transaction to the Nabi stockholders.

Termination Fee

If the asset purchase agreement is terminated by us to pursue a superior transaction, or by Biotest Pharmaceuticals because of our failure to include the board recommendation to the stockholders in the proxy statement, or withdrawal of or change to the recommendation, or recommendation of a superior transaction, we must pay to Biotest Pharmaceuticals $8.5 million. If the asset purchase agreement is terminated by any party because stockholders holding a majority of the shares of our common do not approve the asset purchase agreement, then we must pay (i) Biotest Pharmaceuticals’ reasonable and documented out-of-pocket expenses incurred in connection with the asset purchase agreement, up to $3 million and (ii) if, within 12 months after the date of the asset purchase agreement, we consummate a transaction including the acquisition by any entity other than Biotest Pharmaceuticals of at least 50% of our securities (by merger, stock purchase or otherwise) or 50% of our assets, with terms at least as favorable to us in the aggregate as the terms of the asset purchase agreement, upon consummation of such subsequent transaction, we must pay to Biotest Pharmaceuticals the difference between $8.5 million and the expenses previously paid to Biotest Pharmaceuticals.

Expenses

The asset purchase agreement provides that all costs and expenses incurred in connection with the asset purchase agreement and the transactions contemplated by the asset purchase agreement will be paid by the party incurring the expenses.

Amendment

The asset purchase agreement may only be amended, supplemented or otherwise modified by a written instrument signed by all of the parties.

Biotest Guarantee

The performance of Biotest Pharmaceuticals’ obligations is guaranteed by Biotest.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As described further in this proxy statement, on September 11, 2007, we entered into the asset purchase agreement with Biotest and Biotest Pharmaceuticals to sell all of our rights in and to certain assets of Nabi relating to, used in or necessary for the development, manufacture, distribution, marketing or sale of biologics products, and that together comprise our biologics strategic business unit, or the BSBU, and certain of our corporate shared services assets located primarily in Boca Raton, Florida, or CSS assets to Biotest Pharmaceuticals for $185 million.

Included in the assets to be sold are Nabi-HB, and other plasma business assets, including Nabi’s state-of-the-art plasma protein production plant, nine FDA- and European- certified plasma collection centers across the U.S., and investigational products, Civacir®, IVIG, anti-D and Altastaph. The acquisition also will include most of Nabi’s corporate shared services group assets (other than cash and cash equivalents) and the Company’s Boca Raton, Florida headquarters and real properties. Nabi will retain all cash, cash equivalents and accounts receivable, its Rockville, Maryland facility, which will become its new corporate headquarters, and its Pharmaceuticals strategic business unit assets, including NicVAX® [Nicotine Conjugate Vaccine], its innovative and proprietary investigational vaccine for nicotine addiction and the prevention of smoking relapse, and its investigational vaccine StaphVAX® designed to protect against Staphylococcus aureus infections. Nabi also will retain the right to receive up to an additional $75 million in milestone and royalty payments related to the divestiture of PhosLo in November 2006.

During the second quarter of 2007, Nabi sold certain assets related to its Aloprim™ (allopurinol sodium) for Injection, or Aloprim, product to Bioniche Teoranta, a limited company incorporated in the Republic of Ireland, for aggregate sale proceeds of $3.7 million. In connection with the closing of this transaction, a gain of $2.6 million was recorded during the second quarter of 2007, which was classified in “Other income, net” on the Company’s unaudited condensed consolidated statement of operations.

The Company expects to account for the dispositions of the BSBU, CSS assets and Aloprim product line as discontinued operations in its consolidated financial statements in the future. Aloprim was not treated as a discontinued operation in the second quarter of 2007 due to its relative immateriality.

The following unaudited pro forma condensed consolidated financial statements illustrate the effects of the asset sale as well as the consummated sale of Aloprim, to the extent that these transactions have not yet been fully reflected in the Company’s consolidated historical financial statements.

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 gives effect to the asset sale as if it occurred as of that date. The unaudited pro forma condensed consolidated statements of operations give effect to the asset sale and disposition of Aloprim product line as if they occurred at the beginning of the period presented. The unaudited pro forma condensed consolidated financial statements have been derived from, and should be read in conjunction with the Company’s historical consolidated financial statements, including the notes thereto, in the Company’s Annual Report filed on Form 10-K for the year ended December 30, 2006 and Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2007. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that would have been achieved had the transactions described above occurred on the dates indicated or that may be expected to occur in the future as a result of such transactions.

The unaudited pro forma condensed consolidated statements of operations exclude revenues and expenses directly attributable to the Aloprim and the assets being sold in the asset sale. As such, the unaudited pro forma condensed consolidated statements of operations do not reflect a reduction of general corporate allocations or other non-direct costs which may occur as a result of the transactions. The unaudited pro forma financial statements also do not include non-recurring expenses associated with the transactions. In particular the unaudited pro forma financials do not include our current estimate of approximately $3.5 million of non-cash expense associated with modifications to certain stock option and restricted stock awards as more fully detailed below.

On September 20, 2007, our board of directors approved certain compensation-related actions in connection with the pending asset sale to Biotest. The compensation-related actions apply to all employees of the BSBU and the Boca Raton-based corporate shared services group employees who remain employees of Nabi through the closing of the transaction and (i) who are offered employment with Biotest, accept the employment offer and resign as an employee of Nabi, or (ii) who do not become employed by Biotest and are terminated by Nabi without cause in connection with the transaction. (the “Affected Employees”). For all Affected Employees the board approved:

•

The acceleration of vesting of all unvested stock options held by Affected Employees on the closing of the transaction and the amendment to all outstanding options held by Affected Employees to extend on the closing of the transaction the post-termination of employment exercise period from 90 days to six months.

•	The acceleration of vesting on the closing of the transaction of all unvested restricted stock held by Affected Employees that would have vested in 2008 or 2009.

•

The payment of a portion of the 2007 VIP Incentive Bonus Plan bonus that is otherwise determined to be due under the terms of the plan pro rated based on the portion of 2007 that each Affected Employee who participates in the plan was employed by Nabi.

•

The continued participation by those Affected Employees who participate in the Employee Stock Purchase Plan (“ESPP”) through the current period ending November 30, 2007, notwithstanding the fact that their employment with Nabi may terminate before such date and an amendment to the ESPP to permit such continued participation.

•

The payment to Affected Employees that were awarded incentive bonuses that would otherwise be payable to them on January 2, 2008 had such Affected Employees continued to be employed by Nabi through such date.

The Affected Employees may include executive officers Raafat E.F. Fahim, Ph.D., Chief Operating Officer and General Manager of the BSBU, and Senior Vice President, Research, Technical and Production Operations, and Jordan I. Siegel, Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer, but not Leslie Hudson, Ph.D., Interim President and Chief Executive Officer.

In addition, the board determined that for purposes of all outstanding options held by directors under Nabi’s 2007 Omnibus Equity and Incentive Plan, 2004 Stock Plan for Non-Employee Directors and Stock Plan for Non-Employee Directors, the transaction will not constitute a sale of all or substantially all of the Company’s assets. Therefore, the vesting of options held by directors will not accelerate as a result of the transaction, and the options held by directors will not terminate as a result of the transaction but rather will continue to be exercisable in accordance with their terms.

NABI BIOPHARMACEUTICALS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF JUNE 30, 2007

(In thousands)

	As Reported	Biologics/CSS Adjustments		Pro Forma As Adjusted
Assets
Current assets:
Cash and cash equivalents	$68,517	$172,355	A	$240,872
Marketable securities	35,425	—		35,425
Trade accounts receivable, net	16,489	(16,489	)B	—
Inventories, net	18,592	(18,592	)A	—
Prepaid expenses and other current assets	5,483	(1,335	)B	4,148
Assets of discontinued operations	338	17,957	B	18,295

Total current assets	144,844	153,896		298,740
Property, plant and equipment, net	84,816	(82,623	)A	2,193
Other assets:				—
Intangible assets, net	1,247	(1,247	)A	—
Restricted cash	—	10,000	A	10,000
Other, net	1,523	(133	)B	1,390

Total assets	$232,430	$79,893		$312,323

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$6,751	$(2,474	)C	$4,277
Accrued expenses	14,106	(6,847	)C	7,259
Capital lease obligations, net	155	(155	)A	—
Liabilities of discontinued operations	4,146	13,620	C	17,766

Total current liabilities	25,158	4,144		29,302
2.875% convertible senior notes, net	109,397	—		109,397
Other liabilities	243	(243	)C	—

Total liabilities	134,798	3,901		138,699

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock	—	—		—
Common stock	6,190	—		6,190
Capital in excess of par	329,237	—		329,237
Treasury stock	(5,321)	—		(5,321)
Accumulated deficit	(232,474)	75,992	A	(156,482)

Total stockholders’ equity	97,632	75,992		173,624

Total liabilities and stockholders’ equity	$232,430	$79,893		$312,323

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

NABI BIOPHARMACEUTICALS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2007

(In thousands, except per share data)

	As Reported	Aloprim Adjustments		Pro Forma Before Biologics Adjustments	Biologics/CSS Adjustments		Pro Forma As Adjusted
Revenues	$44,621	$(162	)D	$44,459	$(44,459	)F	$—
Costs of products sold	26,487	(118	)D	26,369	(26,369	)F	—

Gross margin	18,134	(44)		18,090	(18,090)		—
Selling, general and administrative expense	18,587	(18	)D	18,569	(3,889	)F	14,680
Research and development expense	19,104	(8	)D	19,096	(8,323	)F	10,773

Operating loss	(19,557)	(18)		(19,575)	(5,878)		(25,453)
Interest income	2,999	—		2,999	—		2,999
Interest expense	(1,803)	—		(1,803)	74	F	(1,729)
Other income, net	2,559	(2,557	)E	2	—		2

Loss from continuing operations before income taxes	(15,802)	(2,575)		(18,377)	(5,804)		(24,181)
Income taxes	(190)	—	G	(190)	—	G	(190)

Loss from continuing operations	$(15,992)	$(2,575)		$(18,567)	$(5,804)		$(24,371)

Basic and diluted loss per share
Continuing operations	$(0.26)			$(0.30)			$(0.40)
Basic and diluted weighted average shares	61,192			61,192			61,192

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

NABI BIOPHARMACEUTICALS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 30, 2006

(In thousands, except per share data)

	As Reported	Aloprim Adjustments		Pro Forma Before Biologics Adjustments	Biologics/CSS Adjustments		Pro Forma As Adjusted
Revenues	$89,868	$(1,524	)D	$88,344	$(88,344	)F	$—
Costs of products sold	62,985	(1,124	)D	61,861	(61,861	)F	—

Gross margin	26,883	(400)		26,483	(26,483)		—
Selling, general and administrative expense	43,571	(7	)D	43,564	(10,988	)F	32,576
Research and development expense	37,572	(7	)D	37,565	(8,820	)F	28,745

Operating loss	(54,260)	(386)		(54,646)	(6,675)		(61,321)
Interest income	4,148	—		4,148	—		4,148
Interest expense	(3,724)	—		(3,724)	257	F	(3,467)
Other expense, net	(38)	—		(38)	(28	)F	(66)

Loss from continuing operations before income taxes	(53,874)	(386)		(54,260)	(6,446)		(60,706)
Income taxes	162	—	G	162	(93	)G	69

Loss from continuing operations	$(53,712)	$(386)		$(54,098)	$(6,539)		$(60,637)

Basic and diluted loss per share
Continuing operations	$(0.88)			$(0.89)			$(1.00)
Basic and diluted weighted average shares	60,936			60,936			60,936

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

NABI BIOPHARMACEUTICALS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2005

(In thousands, except per share data)

	As Reported	Aloprim Adjustments		Pro Forma Before Biologics Adjustments	Biologics/CSS Adjustments		Pro Forma As Adjusted
Revenues	$94,149	$(870	)D	$93,279	$(93,279	)F	$—
Costs of products sold	67,941	(694	)D	67,247	(61,963	)F	5,284

Gross margin	26,208	(176)		26,032	(31,316)		(5,284)
Selling, general and administrative expense	52,041	(343	)D	51,698	(14,656	)F	37,042
Research and development expense	60,906	(14	)D	60,892	(3,104	)F	57,788
Impairment of vaccine manufacturing facility	19,842	—		19,842	—		19,842
Write-off of manufacturing right	2,684	—		2,684	—		2,684

Operating loss	(109,265)	181		(109,084)	(13,556)		(122,640)
Interest income	4,094	—		4,094	—		4,094
Interest expense	(2,523)	—		(2,523)	63	F	(2,460)
Other expense, net	(483)	—		(483)	5	F	(478)

Loss from continuing operations before income taxes	(108,177)	181		(107,996)	(13,488)		(121,484)
Income taxes	2,610	53	G	2,663	253	G	2,916

Loss from continuing operations	$(105,567)	$234		$(105,333)	$(13,235)		$(118,568)

Basic and diluted loss per share
Continuing operations	$(1.76)			$(1.76)			$(1.98)
Basic and diluted weighted average shares	59,862			59,862			59,862

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

NABI BIOPHARMACEUTICALS

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 25, 2004

(In thousands, except per share data)

	As Reported	Aloprim Adjustments		Pro Forma Before Biologics Adjustments	Biologics/CSS Adjustments		Pro Forma As Adjusted
Revenues	$142,183	$(3,417	)D	$138,766	$(138,766	)F	$—
Costs of products sold	88,489	(595	)D	87,894	(87,783	)F	111

Gross margin	53,694	(2,822)		50,872	(50,983)		(111)
Selling, general and administrative expense	46,188	(1,058	)D	45,130	(17,618	)F	27,512
Research and development expense	59,551	(1	)D	59,550	(5,626	)F	53,924

Operating loss	(52,045)	(1,763)		(53,808)	(27,739)		(81,547)
Interest income	1,628	—		1,628	—		1,628
Interest expense	(971)	—		(971)	14	F	(957)
Other income, net	213	—		213	103	F	316

Loss from continuing operations before income taxes	(51,175)	(1,763)		(52,938)	(27,622)		(80,560)
Income taxes	(4,727)	658	G	(4,069)	11,687	G	7,618

Loss from continuing operations	$(55,902)	$(1,105)		$(57,007)	$(15,935)		$(72,942)

Basic and diluted loss per share
Continuing operations	$(0.95)			$(0.97)			$(1.24)
Basic and diluted weighted average shares	58,800			58,800			58,800

See accompanying notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A.	Reflects the net cash received on the sale of the BSBU and CSS assets to Biotest, removal of the assets from Nabi’s historical balance sheet and estimated gain on sale as follows:

(In thousands)
Proceeds:
Purchase price	$185,000
Less cash held in escrow	(10,000)
Less estimated unpaid transaction costs	(2,645)

Net cash received	172,355
Cash held in escrow	10,000

Net assets assumed by the buyer:
Inventory	(18,592)
Property, plant and equipment	(82,623)
Intangible assets	(1,247)
Capital lease obligations	155

Total net assets assumed	(102,307)
Estimated income tax on gain	(4,056)

Estimated gain on sale	$75,992

Cash held in escrow is to support any indemnification claims that may be made by Biotest following the closing and will not be released until April 2009. The inventory balance is subject to a purchase price adjustment if the Nabi-HB inventory does not meet a minimum requirement. See Note C for further information on the estimated income taxes associated with the gain.

B.	Reflects the reclassification of accounts receivable, prepaid and other assets into assets of discontinued operations.

C.	Reflects the reclassification of accounts payable, accrued expenses and other liabilities related to the BSBU and CSS assets which were not assumed by Biotest or Biotest Pharmaceuticals to liabilities of discontinued operations. Also reflects the estimated income tax liability associated with the sale assuming it occurred on June 30, 2007. We believe we will be able to utilize available net operating loss carryforwards to offset a significant amount of the taxable gain on the transaction. The estimated liability of $4.1 million relates to alternative minimum tax and income taxes in certain state jurisdictions.

D.	Reflects the adjustments to remove the results of operations directly attributable to the Aloprim product line.

E.	Reflects the removal of the gain associated with the sale of the Aloprim product line.

F.	Reflects the adjustments to remove the results of operations directly attributable to the BSBU and CSS assets. These adjustments do not reflect the removal of indirect corporate expenses incurred by Nabi on behalf of the BSBU and CSS assets.

G.	Reflects adjustments related to income taxes associated with the Aloprim product line and the BSBU and CSS assets that will be reclassified to discontinued operations in our historical consolidated financial statements. These are not representative of the income taxes that would be associated with the individual businesses on a stand-alone basis.

UNAUDITED FINANCIAL STATEMENTS OF THE BSBU AND CSS ASSETS OF

NABI BIOPHARMACEUTICALS

As described further in this proxy statement, on September 11, 2007, we entered into the asset purchase agreement with Biotest and Biotest Pharmaceuticals to sell all of our rights in and to certain assets of Nabi relating to, used in or necessary for the development, manufacture, distribution, marketing or sale of biologics products, and that together comprise our biologics strategic business unit, or the BSBU, and certain of our corporate shared services assets located primarily in Boca Raton, Florida, or CSS assets to Biotest Pharmaceuticals for $185 million. The following are unaudited financial statements of the BSBU and CSS assets being sold by Nabi in the asset sale. These unaudited financial statements have been derived from historical financial data of Nabi and include unaudited balance sheets of the BSBU and CSS assets as of June 30, 2007, December 30, 2006 and December 31, 2005, and the related unaudited statements of operations and cash flows for the six months ended June 30, 2007 and July 1, 2006, and for the years ended December 30, 2006 and December 31, 2005. These unaudited financial statements reflect the assets and liabilities, operations and cash flows of the BSBU and CSS assets and include allocations for expenses incurred by Nabi on behalf of the BSBU and CSS assets. The unaudited financial statements are not necessarily indicative of the financial position, results of operations or cash flows that would have occurred had the BSBU and CSS assets been stand-alone entities during the periods presented, nor is it indicative of future results of the BSBU and CSS assets.

The unaudited financial statements of the BSBU and CSS assets are qualified in their entireties by, and should be read in conjunction with, the audited historical consolidated financial statements of Nabi including the notes thereto, in the Company’s Annual Report filed on Form 10-K for the year ended December 30, 2006, and the unaudited condensed consolidated financial statements in the Company’s Quarterly Report filed on Form 10-Q for the quarter ended June 30, 2007.

BSBU AND CSS ASSETS OF NABI BIOPHARMACEUTICALS

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2007	December 30, 2006	December 31, 2005
Assets
Current assets:
Trade accounts receivable, net	$16,489	$20,160	$19,641
Inventories, net	18,592	19,029	20,112
Deferred tax assets	—	—	4,487
Prepaid expenses and other current assets	1,335	1,551	2,519

Total current assets	36,416	40,740	46,759
Property, plant and equipment, net	82,623	85,888	91,965
Other assets:
Intangible assets, net	1,247	1,308	1,430
Other, net	133	156	363

Total assets	$120,419	$128,092	$140,517

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$3,590	$4,128	$5,062
Accrued expenses	10,445	9,931	9,709
Capital lease obligations, net	155	291	223

Total current liabilities	14,190	14,350	14,994
Deferred tax liabilities	—	—	5,637
Other liabilities	243	238	465

Total liabilities	14,433	14,588	21,096
Commitments and contingencies
Net business unit equity	105,986	113,504	119,421

Total liabilities and invested capital	$120,419	$128,092	$140,517

See accompanying notes to Condensed Consolidated Financial Statements.

BSBU AND CSS ASSETS OF NABI BIOPHARMACEUTICALS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands)

	For the Six Months Ended		For the Years Ended
	June 30, 2007	July 1, 2006	December 30, 2006	December 31, 2005
Revenues	$44,459	$39,050	$88,344	$93,279
Costs of products sold	26,369	28,321	61,861	61,963

Gross margin	18,090	10,729	26,483	31,316
Selling, general and administrative expense	15,950	18,789	36,732	34,578
Research and development expense	11,730	3,973	13,685	4,489

Operating loss	(9,590)	(12,033)	(23,934)	(7,751)
Interest expense	(74)	(142)	(257)	(63)
Other (expense) income, net	—	28	28	(5)

Loss before income taxes	(9,664)	(12,147)	(24,163)	(7,819)
Benefit for income taxes	—	1,150	1,243	6,845

Net loss	$(9,664)	$(10,997)	$(22,920)	$(974)

See accompanying notes to Condensed Consolidated Financial Statements.

BSBU AND CSS ASSETS OF NABI BIOPHARMACEUTICALS

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN NET BUSINESS UNIT EQUITY

(Unaudited)

(In thousands)

Balance at December 25, 2004	$106,601
Net loss	(974)
Net funds provided by Nabi	13,285
Stock-based compensation expense	509

Balance at December 31, 2005	119,421
Net loss	(22,920)
Net funds provided by Nabi	12,983
Stock-based compensation expense	4,020

Balance at December 30, 2006	113,504
Net loss	(9,664)
Net funds provided by Nabi	1,040
Stock-based compensation expense	1,106

Balance at June 30, 2007	$105,986

See accompanying notes to Condensed Consolidated Financial Statements

BSBU AND CSS ASSETS OF NABI BIOPHARMACEUTICALS

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	For the Six Months Ended		For the Years Ended
	June 30, 2007	July 1, 2006	December 30, 2006	December 31, 2005
Cash flow from operating activities
Net loss	$(9,664)	$(10,997)	$(22,920)	$(974)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,803	4,041	8,139	8,312
Provision for slow moving or obsolete inventory	111	453	1,689	3,345
Non-cash compensation	1,106	1,122	4,020	509
Deferred income taxes	—	(1,150)	(1,150)	(6,769)
Other	54	225	429	(6)
Changes in assets and liabilities
Trade accounts receivable	3,659	4,590	(526)	5,621
Inventories	326	(2,200)	(606)	(5,850)
Prepaid expenses and other current assets	216	844	968	(1,029)
Other assets	23	87	207	(215)
Accounts payable and accrued expenses	(23)	1,440	(712)	(11,488)

Total adjustments	9,275	9,452	12,458	(7,570)

Net cash used in operating activities	(389)	(1,545)	(10,462)	(8,544)

Cash flow from investing activities
Proceeds from sale of assets	—	—	—	55
Capital expenditures	(514)	(950)	(2,352)	(4,607)

Net cash used in investing activities	(514)	(950)	(2,352)	(4,552)

Cash flow from financing activities
Repayments of capital leases	(137)	(72)	(169)	(189)
Net funds provided by Nabi	1,040	2,567	12,983	13,285

Net cash provided by financing activities	903	2,495	12,814	13,096

Net change in cash and cash equivalents	—	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—	$—

See accompanying notes to Condensed Consolidated Financial Statements.

BSBU AND CSS ASSETS OF NABI BIOPHARMACEUTICALS

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1 DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Our biologics strategic business unit, or the BSBU, consists of plasma proteins and antibody products including Nabi’s marketed product Nabi-HB® [Hepatitis B Immune Globulin (Human)], (“Nabi-HB”), and development pipeline, including Civacir® [Hepatitis C Immune Globulin Human)], (“Civacir”), Altastaph® [Staphylococcus aureus Immune Globulin Intravenous (Human)], Nabi’s IVIG and anti-D. The unit also manages the operations of Nabi’s nine FDA- and European- certified plasma collection centers and protein fractionation and vaccine production facilities. Additionally these historical financials statements include sales of $6.2 million related to WinRho in fiscal 2005, as well as research and development expenses related to the development of ATG-Fresenius S of $1.5 million in both the six months ended June 30, 2007 and July 1, 2006 and $4.1 million in the year ended December 2006. Please refer to Note 8 for further information on these products.

The unaudited financial statements have been carved out from the consolidated financial statements of Nabi using the historical assets and liabilities, results of operations and cash flows of Nabi attributable to the BSBU. The carve out financial statements include allocations for certain corporate expenses incurred by Nabi on behalf of the business, for further information see Note 2 under Corporate expense allocations. Management believes the assumptions underlying the unaudited carve-out financial statements of the BSBU are reasonable; however, the BSBU’s financial position, results of operations, and cash flows may have been materially different if it was operated as a stand-alone entity as of and for the periods presented.

As a group within of Nabi, the BSBU is dependent upon Nabi for all of its working capital and financing requirements. Accordingly, the transfers of financial resources between Nabi and the BSBU are reflected as a component of net business unit equity in lieu of cash, intercompany debt, and equity accounts.

Our fiscal year ends on the last Saturday of December. Consequently, we will periodically have a 53-week fiscal year. The fiscal year ended December 31, 2005 was a 53-week year with the additional week included in the fourth quarter of 2005. The fiscal year ended December 30, 2006 was a 52- week year, and both the six months ended June 30, 2006 and July 1, 2007 consisted of 26 weeks.

NOTE 2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting estimates:    The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of sales and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition:    Our primary customers for Nabi-HB are pharmaceutical wholesalers. In accordance with our revenue recognition policy, revenue is recognized when title and risk of loss are transferred to the customer. Reported revenue is net of estimated customer prompt pay discounts, contractual allowances in accordance with managed care agreements known as chargebacks, rebates, customer returns and other wholesaler fees. Our policy regarding sales to customers is that we do not recognize revenue from, or the cost of, such sales, where we believe the customer has more than a demonstrably reasonable level of inventory. We make this assessment based on historical demand, historical customer ordering patterns for purchases, business considerations for customer purchases and estimated inventory levels. If our actual experience proves to be different than our assumptions we would then adjust such allowances accordingly.

We estimate allowances for revenue dilution items using a combination of information received from third parties, including market data, inventory reports from our major U.S. wholesaler customers, when available, historical information and analysis that we perform. The key assumptions used to arrive at our best estimate of revenue dilution reserves are estimated customer inventory levels, contractual prices and related terms. Our estimates of inventory at wholesaler customers and in the distribution channels are subject to the inherent limitations of estimates that rely on third-party data, as certain third-party information may itself rely on estimates, and reflect other limitations. Provisions for estimated rebates and other allowances, such as discounts, promotional and other credits are estimated based on historical payment experience, historical relationship to revenues, estimated customer inventory levels and contract terms and actual discounts offered. We believe that such provisions are reasonably ascertainable due to the limited number of assumptions involved and the consistency of historical experience. Provisions for chargebacks involve more subjective judgments and are more complex in nature. These provisions are discussed in further detail below.

Chargebacks:     The provision for chargebacks is a significant and complex estimate used in the recognition of revenue. We market products directly to wholesalers, distributors and homecare companies. We also market products indirectly to group purchasing organizations, managed care organizations, physician practice management groups and hospitals, collectively referred to as indirect customers. We have entered into agreements with indirect customers to establish contract pricing for certain products. The indirect customers then select wholesalers from which to actually purchase the products at these contracted prices. Under this arrangement, we will provide credit to the wholesaler for any difference between the contracted price with the indirect party and the wholesaler’s invoice price. Such credit is called a chargeback. The provision for chargebacks is based on our historical chargeback experience and estimated wholesaler inventory levels, as well as expected sell-through levels by our wholesale customers to indirect customers. Our estimates of inventory at wholesale customers and in the distribution channels are subject to the inherent limitations of estimates that rely on third-party data, as certain third-party information may itself rely on estimates, and reflect other limitations. We continually monitor our provision for chargebacks and make adjustments when we believe that actual chargebacks may differ from established reserves.

Corporate expense allocations:     The BSBU receives services and support functions from Nabi. The BSBU is dependent upon Nabi’s ability to perform these services and support functions. The costs associated with these services and support functions have been allocated to the BSBU using methodologies established by Nabi’s management and considered to be a reasonable reflection of the utilization of services provided to the BSBU. Allocations for research and development expenses are allocated based on the direct spend for Biologics projects in proportion to all research and development projects. Allocations for general and administration expenses are based primarily on headcount. The financial information included herein may not reflect the financial position, the results of operations and cash flows of the BSBU in the future or had the business unit been a separate, stand-alone entity during the periods presented.

Expense allocations for the following periods were:

	For the Six Months Ended		For the Years Ended
(in thousands)	June 30, 2007	July 1, 2006	December 30, 2006	December 31, 2005
Allocated general and administrative expenses	$12,061	$12,296	$25,744	$19,223
Allocated research and development expenses	3,407	1,646	4,865	1,385

Total allocated expenses	$15,468	$13,942	$30,609	$20,608

Research and development expense:     Research and development costs are expensed as incurred. Amounts payable to third parties under collaborative product development agreements are recorded at the earlier of the milestone achievement or as payments become contractually due.

Shipping and Handling Costs:     We report costs related to the shipment of our product as part of selling, general and administrative expenses. We incurred $0.1 million and $0.3 million of such costs in the six months ended June 30, 2007 and July 1, 2006, respectively, and $0.5 million and $0.3 million in the years ended December 30, 2006 and December 31, 2005, respectively.

Financial instruments:     The carrying amounts of financial instruments including accounts receivable, accounts payable and other accrued liabilities approximated fair value for all periods presented because of the relatively short-term maturity of these instruments.

Trade Accounts Receivable:    Trade accounts receivable is composed of the following:

(in thousands)	June 30, 2007	December 30, 2006	December 31, 2005
Trade accounts receivable	$16,505	$20,180	$19,647
Allowance for doubtful accounts	(16)	(20)	(6)

Total accounts receivable, net	$16,489	$20,160	$19,641

We sell a significant portion of our products through pharmaceutical wholesalers and distributors and to major pharmaceutical companies and, as a result, maintain individually significant receivable balances with major customers. At June 30, 2007, Cardinal Health, Inc. and McKesson Drug Co. represented 28% and 10% of the total accounts receivable. At December 30, 2006, Amerisource/Bergen, Talecris Biotherapeutics and McKesson Drug Co. represented 31%, 11% and 12% of the total accounts receivable, respectively. At December 30, 2005, AmerisourceBergen, Talecris Biotherapeutics and Greencross Corporation represented 33%, 15% and 14% of the total accounts receivable, respectively. Also included in accounts receivable at June 30, 2007 and December 30, 2006 was a $4.5 million arbitration award related to a contract manufacturing agreement with Inhibitex, Inc, refer to Note 7 for further details on this receivable.

If the financial condition or operations of these customers were to deteriorate, our results could be adversely affected. Credit terms to these customers generally range from 30 to 60 days. We evaluate and monitor the credit worthiness of each customer on a case-by-case basis and do not require collateral on specific accounts receivable. Allowances are maintained for potential credit losses. Revenue to significant customers as a percentage of total BSBU revenue is as follows:

	For the Six Months Ended	For the Years Ended
	June 30, 2007	December 30, 2006	December 31, 2005
Talecris Biotherapeutics	29%	29%	19%
Cardinal Health, Inc	25%	10%	16%
AmerisourceBergen	9%	20%	18%

Inventories:    The components of net inventories, stated at the lower of cost or market with cost determined on the first-in first-out (FIFO) method, are as follows:

(in thousands)	June 30, 2007	December 30, 2006	December 31, 2005
Finished goods	$13,495	$13,161	$11,552
Work in process	4,100	4,830	7,531
Raw materials	997	1,038	1,029

Total inventories, net	$18,592	$19,029	$20,112

Work in process inventory for all periods presented primarily consisted of Nabi-HB for which manufacture was in process or that was awaiting release to the market from the U.S. Food and Drug Administration, or FDA, in accordance with the normal course of our business. During 2006, we reserved $1.0 million of Nabi-HB due to the product not meeting our manufacturing specifications and $0.9 million due to the product being damaged in-transit to our contract fill and finisher. During 2005, we reserved $0.8 million of Nabi-HB Intravenous as a result of its shelf life being inadequate compared to the timing of our sales projections.

Property, plant and equipment:    Property, plant and equipment are carried at cost. Depreciation is generally recognized on the straight-line method over the estimated useful lives of the assets.

Depreciation for certain specialized production equipment in our Florida biopharmaceutical manufacturing facility is calculated over its remaining useful life using the units-of-production, or UOP, method, as the specialized equipment is subject to wear and tear and exhaustion primarily as a result of use as opposed to the passage of time or technical obsolescence. We expect the annual utilization of these assets to increase significantly during the useful life of the assets and, therefore, believe the units-of-production method of depreciation most appropriately reflects the pattern of consumption of the equipment. However, because we anticipated low utilization levels during the initial years of the asset life and there was uncertainty as to whether higher production levels would be attained, we determined that a minimum of straight-line depreciation over an approximate 13 year life should be recorded each period. Since placing the facility into service in 2001, we have recorded the minimum depreciation amount. We periodically evaluate the remaining life and recoverability of this equipment based on the appropriate facts and circumstances.

Depreciable lives of non-UOP property and equipment are as follows:

Asset	Initial Useful Life
Buildings	39 years
Building systems	20 years
Furniture and fixtures	8 years
Information systems	3 – 7 years
Machinery and equipment	3 – 8 years
Leasehold improvements and capital leases	Lesser of lease term or economic life

Intangible assets:    Intangible assets represent the fair values of certain assets acquired in the acquisition of Nabi-HB. The carrying costs of intangible assets are amortized ratably from the date acquired over 25 years. Intangible assets consist of the following:

(in thousands)	June 30, 2007	December 30, 2006	December 31, 2005
Intangible assets	$3,064	$3,064	$3,064
Less accumulated depreciation	(1,817)	(1,756)	(1,634)

Total	$1,247	$1,308	$1,430

Amortization of intangible assets was $0.1 million in each of the years ended December 30, 2006 and December 30, 2005, and is expected to be $0.1 million in each of the five fiscal years subsequent to December 30, 2006.

Stock-Based Compensation:    Employee’s directly associated with the BSBU participate in various Nabi stock compensation plans. Additionally, the BSBU is allocated a portion of the stock-based compensation expense for Nabi employees who indirectly support the business. Stock-based compensation is currently accounted for under the fair value recognition provisions of SFAS No. 123R, Share-based Payment, and related interpretations using the modified-prospective method. Prior to January 1, 2006, these plans were accounted for under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, or APB No. 25, and related Interpretations, as permitted by SFAS No. 123. The operating results of the BSBU includes $1.0 million, $0.8 million, $3.5 million and $0.0 million of stock-based compensation expense for the six months ended June 30, 2007 and July 1, 2006 and fiscal years ended December 30, 2006 and December 31, 2005, respectively. The amount recorded in the fiscal year 2006 includes additional cumulative non-cash compensation expense of $1.7 million related to corrections in measurement dates for certain stock option grants in prior years. Please refer to Note 9 for more information on Nabi’s stock compensation plans.

Income taxes:    The BSBU does not file separate tax returns but rather is included in the income tax returns filed by Nabi in various domestic and foreign jurisdictions. For purposes of these unaudited historical carve-out financial statements, the tax provision of the BSBU was determined from the financial information carved out of the consolidated financial statements of Nabi, including allocations deemed necessary by management as though the BSBU was filing its own tax return.

We follow SFAS No. 109, Accounting for Income Taxes, or SFAS No. 109, which requires, among other things, recognition of future tax benefits and liabilities measured at enacted rates attributable to temporary differences between financial statement and income tax bases of assets and liabilities and to tax net operating loss carryforwards to the extent that realization of these benefits is more likely than not. We periodically evaluate the realizability of our net deferred tax assets. Our tax accruals are analyzed periodically and adjustments are made as events occur to warrant such adjustment.

Segment reporting:    The BSBU consists of a single operating segment and has no operations outside the U.S. The business had export sales of $15.1 million and $15.6 million for the years ended December 30, 2006 and December 31, 2005, respectively. The export sales are largely related to antibody products and are principally in the South Korea, Europe and Israel markets.

New accounting pronouncements:    Effective December 31, 2006, we adopted the provisions of Financial Accounting Standards Board (FASB) issued Interpretation Number 48, Accounting for Uncertainty in Income Taxes, or FIN 48. See Note 5 for further details.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS No. 157. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and expands disclosures about fair value measurements. This Statement applies to other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. SFAS No. 157 is effective for fiscal years beginning after December 15, 2007. We plan to adopt SFAS No. 157 beginning in the first quarter of our 2008 fiscal year. We are currently evaluating the impact the adoption of SFAS No. 157 may have on our financial position and results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159, which gives companies the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or financial liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are in the process of evaluating the impact, if any, of adopting this pronouncement.

NOTE 3 PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment and related accumulated depreciation are summarized below:

(in thousands)	June 30, 2007	December 30, 2006	December 31, 2005
Information systems	$27,892	$27,158	$24,774
Leasehold improvements	4,730	4,723	4,351
Machinery and equipment	48,285	48,158	52,726
Land and buildings	51,467	51,487	45,794
Building systems	8,340	8,324	10,017
Furniture and fixtures	2,821	2,821	2,847
Capital leased property	539	539	539
Asset retirement obligation	193	193	193
Construction in progress	354	808	1,199

Property, plant and equipment	144,621	144,211	142,440
Less accumulated depreciation	(61,998)	(58,323)	(50,475)

Property, plant and equipment, net	$82,623	$85,888	$91,965

We received FDA licensure to manufacture Nabi-HB at our biopharmaceutical manufacturing facility in Florida in October 2001. Capitalization of interest and other costs ceased at that time, which was the point at which the facility was ready for the manufacture of Nabi-HB in an FDA approved environment, its intended use, and the facility was placed into service. Total costs of construction of the Florida facility, including the building, building systems, plant equipment and information systems were approximately $90.3 million. Validation costs and capitalized interest related directly to preparing the facility for its intended use totaled $63.5 million.

Depreciation expense of property, plant and equipment during the six months ended June 30, 2007 and July 1, 2006 and the years ended December 30, 2006 and December 31, 2005 was $3.7 million, $4.0 million, $8.0 million and $8.2 million, respectively. Under the units of production method we recorded depreciation expense of $1.5 million and $1.0 million for the six months ended June 30, 2007 and July 1, 2006, respectively, and $2.3 million and $2.7 million for the years ended December 30, 2006 and December 31, 2005, respectively. In accordance with our depreciation policy (refer to Note 2), which has been consistently applied for all prior periods, we recorded additional depreciation expense of $0.6 million and $1.2 million for the six months ended June 30, 2007 and July 1, 2006, respectively, and $2.6 million and $2.1 million for the years ended December 30, 2006 and December 31, 2005, respectively, because the amount of depreciation resulting from the units-of-production method was less than our minimum threshold depreciation amount. Depreciation expense included depreciation of assets under capital leases of $0.1 million for each of the six months ended June 30, 2007 and July 1, 2006 and $0.2 million for each of the fiscal years 2006 and 2005.

Pursuant to the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we review long-lived assets for impairment at least annually, or whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. If this review reveals indications of impairment, as generally determined based on estimated undiscounted cash flows, the carrying amount of the related long-lived assets are adjusted to fair value.

NOTE 4 ACCRUED EXPENSES

Accrued expenses consist of the following:

(in thousands)	June 30, 2007	December 30, 2006	December 31, 2005
Sales deductions:
Accrued chargebacks	$501	$638	$1,092
Accrued rebates	699	925	1,252
Accrued discounts	891	787	1,022
Other accrued sales deductions	330	340	340

Total accrued sales deductions	2,421	2,690	3,706
Employee compensation and benefits	2,760	4,527	3,236
Accrued royalties and product costs	352	461	429
Accrued clinical trial expenses	597	697	54
Accrued severance	2,062	248	1,131
Other	2,253	1,308	1,153

Total	$10,445	$9,931	$9,709

NOTE 5 INCOME TAXES

The benefit (provision) for income taxes consists of the following:

	For the Six Months Ended		For the Years Ended
(in thousands)	June 30, 2007	July 1, 2006	December 30, 2006	December 31, 2005
Current:
Federal	$—	$—	$93	$—
State	—	—	—	76

Subtotal	—	—	93	76
Deferred:
Federal	3,006	4,213	9,007	6,431
State	158	221	474	338

Subtotal	3,164	4,434	9,481	6,769

Total	3,164	4,434	9,574	6,845
Change in valuation allowance	(3,164)	(3,284)	(8,331)	—

Total	$—	$1,150	$1,243	$6,845

Deferred tax assets and liabilities are comprised of the following:

(in thousands)	June 30, 2007	December 30, 2006	December 31, 2005
Deferred tax assets:
Net operating loss carryforwards	$10,722	$8,799	$355
Research and development tax credit	7,232	8,866	8,313
Inventory reserve and capitalization	3,259	3,609	2,776
Amortization	137	137	500
Alternative minimum tax credit	849	849	854
Sales deductions	484	536	690
Accrued workers compensation	610	650	411
Other (including IRC 59(e) & SFAS No. 123R)	3,870	2,603	2,512

Deferred tax assets	27,163	26,049	16,411
Deferred tax liabilities:
Depreciation	(16,719)	(17,468)	(17,561)
Accrued severance	(234)	(250)	—

Deferred tax liabilities	(16,953)	(17,718)	(17,561)

Net deferred tax assets	10,210	8,331	(1,150)
Valuation allowance	(10,210)	(8,331)	—

Net deferred tax liabilities	$—	$—	$(1,150)

We have net operating loss carryforwards of approximately $39.9 million that expire at various dates through 2027. Approximately $3.8 million of our net operating loss carryforwards are related to the exercise of employee stock options, and we will record a tax benefit of approximately $1.4 million through capital in excess of par value if and when such losses are realized.

We have research and development tax credit carryforwards of $7.2 million that expire in varying amounts through 2027. We have alternative minimum tax credit carryforwards of $0.8 million that are available to offset future regular tax liabilities and do not expire.

The significant elements contributing to the difference between the federal statutory tax rate and the effective tax rate are as follows:

	For the Six Months Ended		For the Years Ended
	June 30, 2007	July 1, 2006	December 30, 2006	December 31, 2005
Federal statutory rate	(34.0)%	(34.0)%	(34.0)%	(34.0)%
State income taxes, net of federal benefit	(3.3)	(3.3)	(3.3)	(3.3)
Tax credits	4.2	—	(2.3)	(49.4)
Change in valuation allowance	32.7	27.0	34.5	—
Other	0.4	0.8	—	(0.8)

Total	0.0%	(9.5)%	(5.1)%	(87.5)%

Adoption of FIN 48

Prior to December 31, 2006, we recognized income taxes with respect to uncertain tax positions based upon SFAS No. 5, Accounting for Contingencies, or SFAS No. 5. Under SFAS No. 5, we recorded a liability associated with an uncertain tax position if the liability was both probable and estimable. Prior to December 31, 2006, the liabilities recorded under SFAS No. 5 including interest and penalties related to income tax exposures, would have been recognized as incurred within “income taxes” in our condensed consolidated statements of operations. We recorded no such liabilities in 2006.

Effective December 31, 2006, we adopted FIN 48, Accounting for Uncertainty in Income Taxes. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in financial statements in accordance with SFAS No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that we determine whether the benefit of our tax positions is more likely than not to be sustained upon audit, based on the technical merits of the tax position. For tax positions that are more likely than not to be sustained upon audit, we recognize the greatest amount of the benefit that is more likely than not to be sustained in our condensed consolidated financial statements. For tax positions that are not more likely than not to be sustained upon audit, we do not recognize any portion of the benefit in our condensed consolidated financial statements. The provisions of FIN 48 also provide guidance on derecognition, classification, interest and penalties, accounting in interim periods, and disclosure.

Our policy for interest and penalties under FIN 48, related to income tax exposures was not impacted as a result of the adoption of the recognition and measurement provisions of FIN 48. Therefore, we continue to recognize interest and penalties as incurred within “income taxes” in our condensed consolidated statements of operations, when applicable.

There was no change to our accumulated deficit as of December 31, 2006 as a result of the adoption of the recognition and measurement provisions of FIN 48.

Uncertain Income Tax Positions

We file income tax returns in the U.S. federal jurisdiction, with various states and with various foreign jurisdictions. We are subject to tax audits in all jurisdictions for which we file tax returns. Tax audits by their very nature are often complex and can require several years to complete. There are currently no tax audits that have commenced with respect to income returns in any jurisdiction.

Federal:    Under the tax statute of limitations applicable to the Internal Revenue Code, we are no longer subject to U.S. federal income tax examinations by the Internal Revenue Service for years before 2003. However, because we are carrying forward income tax attributes, such as net operating losses and tax credits from 2002 and earlier tax years, these attributes can still be audited when utilized on returns filed in the future.

State:    Under the statutes of limitation applicable to most state income tax laws, we are no longer subject to state income tax examinations by tax authorities for years before 2003 in states in which we have filed income tax returns. Certain states may take the position that we are subject to income tax in such states even though we have not filed income tax returns in such states and, depending on the varying state income tax statutes and administrative practices, the statute of limitations in such states may extend to years before 2003.

Foreign:    We began foreign operations in 2004. We are subject to foreign tax examinations by tax authorities for all such years of operation.

As a result of our December 31, 2006 implementation of FIN 48, the opening balance of our net deferred tax assets was reduced by approximately $1.3 million. This reduction of the opening deferred inventory balance resulted in a $1.3 million decrease of the valuation allowance.

Also, as a result of our December 31, 2006 implementation of FIN 48, the total amount of gross tax benefits, excluding the offsetting full valuation allowance, that became unrecognized, was approximately $2.2 million. There were no accrued interest and penalties resulting from such unrecognized tax benefits. As of June 30, 2007, the total amount of gross unrecognized tax benefits was $1.4 million, and there was no accrued interest and penalties on such unrecognized tax benefits.

The net unrecognized tax benefits, if recognized, would not impact the effective tax rate as of December 30, 2006 and June 30, 2007, because of the effect of our full net deferred tax asset valuation allowance.

We do not currently anticipate that any significant increase or decrease to the gross unrecognized tax benefits will be recorded during the remainder of 2007.

Other Income Tax Disclosures

Consistent with 2006, we anticipate recording a valuation allowance against all of our deferred tax assets during 2007. As a result of this valuation allowance, we expect our full year effective tax rate to be at or about zero.

Under Section 382 of the Internal Revenue Code, or Section 382, certain significant changes in ownership may restrict the future utilization of our tax loss carryforwards. The annual limitation is equal to the value of our stock immediately before the ownership change, multiplied by the long-term tax-exempt rate (i.e., the highest of the adjusted federal long-term rates in effect for any month in the three-calendar-month period ending with the calendar month in which the change date occurs). Based upon preliminary calculations, we estimate that the utilization of pre-Section 382 ownership change tax losses for federal income tax purposes for Nabi as a whole would be limited to approximately $14.0 million per year. As a result, federal net operating losses may expire before we are able to fully utilize them. As we have recorded a full valuation allowance against our net deferred tax assets, there is no current impact of this limitation for financial reporting purposes. A more detailed calculation will be prepared once we have taxable income reportable under federal and state laws.

NOTE 6 LEASES

We conduct certain of our operations under operating lease agreements. The majority of these lease agreements contain renewal options, which enable us to renew the leases for periods of two to ten years at the then fair rental value at the end of the initial lease term.

Rent expense was approximately $1.1 million for each of the six months ended June 30, 2007 and July 1, 2006, respectively, and $2.4 million and $1.6 million for the years ended December 30, 2006 and December 31, 2005, respectively.

As of December 30, 2006, the aggregate future minimum lease payments under all non-cancelable operating leases with initial or remaining lease terms in excess of one year are as follows:

Year Ending	(in thousands)
2007	$1,371
2008	1,279
2009	614
2010	332
2011	285
Thereafter	59

Total minimum lease commitments	$3,940

As of December 30, 2006, future minimum lease payments under capital leases was $401,000, all of which is payable in 2007. The present value of these payments at December 30, 2006 was $291,000.

NOTE 7 COMMITMENTS AND CONTINGENCIES

During 2006, the BSBU recorded $4.5 million of other revenue related to a contract manufacturing agreement with Inhibitex, Inc., or Inhibitex. Inhibitex disputed the amounts due to us and we arbitrated this dispute during January 2007. On February 9, 2007, we received a favorable ruling from the arbitrator awarding us the full $4.5 million, which we recorded in 2006. On March 20, 2007, we filed a Motion to Confirm the arbitration award. Inhibitex filed a cross petition challenging $3.3 million of the award, the portion relating to cancellation fees. On October 11, 2007, the cross petition was granted, vacating the $3.3 million award relating to the cancellation fees and confirming the remaining amount of $1.2 million as payable to Nabi. We currently expect that Nabi will be challenging this new ruling, however, the BSBU will record a $3.3 million charge in the third quarter of 2007 to reflect the outcome of the current ruling.

As of December 30, 2006, there was open purchase order commitments of approximately $4.6 million associated with the BSBU. See lease commitments, Note 6 and Strategic Alliances, Note 8, for other commitments.

NOTE 8 STRATEGIC ALLIANCES

We enter into strategic alliances for the manufacture and commercialization of some of our marketed and pipeline products. The current material strategic alliances related to the BSBU are discussed below.

Talecris Biotheraputics

In 2006, we extended our long-term supply agreement for non-specific antibodies with Talecris. The agreement guarantees sale of our non-specific antibodies at a predetermined price and protects our product from possible market downturns.

We are responsible for supplying Talecris with an annual minimum amount of non-specific antibodies until the end of 2011 and Talecris is responsible for testing the plasma.

ProMetic

In 2006, we signed an agreement with ProMetic of Montreal, Canada for the exclusive worldwide use of their technology in the purification of immunoglobulins for several hyperimmune products including Civacir. The ProMetic technology promises a higher yield of immunoglobulin from a liter of plasma, which we believe may thereby reduce the cost of production and improve manufacturing efficiency.

Fresenius Biotech

During 2006, we signed an agreement with Fresenius Biotech to advance the development of ATG-Fresenius S in the U.S. and Canada. ATG-Fresenius S is an immunosuppressive polyclonal antibody product used for the prevention and treatment of acute rejection following organ transplantation.

Agreements related to the historical results of the BSBU which have been terminated include the following.

Cangene Corporation

Under a license and distribution agreement with Cangene, we had exclusive rights to distribute and market WinRho SDF in the U.S. This agreement ended on March 24, 2005 and we ceased distribution of the product. There was $6.2 million of sales of WinRho SDF during 2005, while there have been no sales subsequent to the termination of the agreement.

NOTE 9 STOCK-BASED COMPENSATION

Nabi maintains incentive stock plans that provide for grants of stock options and restricted stock to officers and key employees, of which the majority provide either direct or indirect support to BSBU. The majority of the expense that the BSBU incurs is related to employees who indirectly support the business; therefore, the information regarding award activity represents consolidated Nabi Biopharmaceuticals. The information related to the expense recorded in each period represents the total direct and allocated expense in the BSBU. For the six months ended June 30, 2007 the stock compensation expense allocated to the BSBU represented 79% of Nabi’s total stock compensation expense, whereas for both the six months ended July 1, 2006 and year ended 2006 the BSBU incurred 65% of Nabi’s total compensation expense. The stock plans are described more fully below.

Adoption of New Accounting Guidance and Transition

Prior to January 1, 2006, Nabi accounted for its incentive stock plans under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, or APB No. 25, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation, or SFAS No. 123. Under APB No. 25, when the exercise price of our employee stock options equaled or exceeded the market price of the underlying stock on the date of grant, no compensation cost was recognized.

Effective January 1, 2006, Nabi adopted the fair value recognition provisions of SFAS No. 123R, Share-Based Payment, and related interpretations, or SFAS No. 123R, which is a revision of SFAS No. 123, using the modified-prospective transition method. Under that method, compensation cost recognized in the year ended December 30, 2006 includes (a) compensation cost for all share-based payments granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 and (b) compensation cost for all share-based payments granted on or subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R. Compensation cost related to stock awards granted prior to, but not vested as of, January 1, 2006 is being recognized on a straight-line basis over the requisite remaining service period for the entire award in accordance with the provisions of SFAS No. 123R. Results for the prior periods have not been restated.

During the third quarter of 2006, Nabi initiated a voluntary review of its historical and current year equity grant programs and the accounting for these programs. The review identified errors in the determination of the measurement date for certain stock option grants in prior years. As a result the BSBU includes additional non-cash compensation expense of $1.7 million in 2006 related to these corrections.

Pro Forma Information Under SFAS No. 123 for Periods Prior to Fiscal 2006

The fair value of each stock option on the date of grant and the fair value of shares issuable pursuant to Nabi’s Employee Stock Purchase Plan, or ESPP, in the year ended December 31, 2005 were estimated using a Black-Scholes option-pricing formula applying the following assumptions, and amortized over the respective option’s vesting period or ESPP plan purchase period, or six months, using the straight-line attribution approach, as shown in the following table:

	Stock Options	ESPP
Expected term (in years)	4.0-4.7	0.5
Risk-free interest rate	3.92%-4.96%	2.41%-3.26%
Expected volatility	47.9%-87.3%	41.6%-58.3%
Expected dividend yield	0%	0%

Expected term:    The expected term represents the period over which the share-based awards are expected to be outstanding.

Risk-free interest rate:    The risk-free interest rate was based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the stock option award’s expected term.

Expected volatility:    The volatility factor was based on the historical price of Nabi common stock over the most recent period commensurate with the expected term of the award for stock options and over the six-month plan purchase period for ESPP shares.

Expected dividend yield:    Nabi does not intend to pay dividends on our common stock for the foreseeable future. Accordingly, a dividend yield of zero was used in the assumptions.

The expected term and expected volatility of the instruments were based upon Nabi’s historical data.

The weighted-average fair value of options granted during 2005 was $6.01. Forfeitures were recognized as they occurred. The weighted-average fair value of shares issuable pursuant to the ESPP during 2005 was $4.53 per share.

The table below illustrates the effect on the BSBU’s net loss during 2005 had the fair value recognition provisions of SFAS No. 123 been applied. The expense includes an estimated allocation related to both employees who directly support the business as well as those who indirectly support the business. The estimated fair value is amortized to expense over each option grant’s respective vesting period and over the six-month plan purchase period for shares issuable under the ESPP.

(in thousands)
Net loss, as reported	$(974)
Total share-based exployee compensation cost included in reported net loss	—
Total share-based exployee compensation cost determined under SFAS No. 123	(23,381)

Pro forma net loss	$(24,355)

Valuation and Expense Information under SFAS No. 123R

As a result of the adoption of SFAS No. 123R, the BSBU recorded compensation costs of $1.0 million, $0.8 million and $3.5 million for the six months ended June 30, 2007, July 1, 2006 and the year ended December 30, 2006, respectively. As of June 30, 2007, there was $6.8 million of total unrecognized compensation cost related to non-vested stock options, restricted stock, and shares issuable under the ESPP, which will be expensed over a weighted-average period of 3.1 years. However, if the transaction with Biotest is consummated, it will accelerate the vesting periods on many of the outstanding awards (see Note 10). We did not recognize a tax benefit for share-based compensation arrangements during the year ended December 30, 2006.

As required by SFAS No. 123R, we now estimate forfeitures of stock options and restricted stock awards and recognize compensation cost only for those awards expected to vest. Forfeiture rates are determined for two groups of employees associated with the BSBU, senior management and all other employees, based on historical experience. Estimated forfeiture rates are adjusted from time to time based on actual forfeiture experience.

Stock Options

In connection with the adoption of SFAS No. 123R, the fair value of each stock option is estimated on the date of grant using a Black-Scholes option-pricing formula, applying the following assumptions, and amortized to expense over the option’s vesting period using the straight-line attribution approach:

	Six months ended June 30, 2007	Year Ended December 30, 2006
Expected term (in years)	4.94-6.29	2.15-8.12
Risk-free interest rate	4.74%	4.47%-5.70%
Expected volatility	75.5%-76.9%	81.4%-98.4%
Expected dividend yield	0%	0%

Expected term:    The expected term represents the period over which the share-based awards are expected to be outstanding based on the historical experience of Nabi’s employees.

Risk-free interest rate:    The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the stock option award’s expected term.

Expected volatility:    The volatility factor is based on the historical price of Nabi’s common stock over the most recent period commensurate with the expected term of the stock option award.

Expected dividend yield:    Nabi does not intend to pay dividends on our common stock for the foreseeable future. Accordingly, a dividend yield of zero was used in the assumptions.

During the year ended December 30, 2006, Nabi granted options to purchase its common stock, which become exercisable over various vesting periods as follows: 26,500 options vested immediately, 1,461,638 options that vest ratably over four years on the anniversary of each award, 138,000 options granted to outside directors and the corporate secretary that vest at the end of six months and 437,260 options (granted as part of a retention program authorized by the compensation committee of our board of directors) that vest at the end of three years subject to continuous service with the Company and to acceleration in certain circumstances. During the six months ended June 30, 2007, Nabi granted 1,663,800 options which included 866,000 shares which become exercisable over four years in equal installments after the date of grant, 597,800 shares which become exercisable over four years in equal installments beginning January 2, 2008 and 200,000 shares granted to outside directors and the corporate secretary that vest over one year in equal quarterly installments. A summary of option activity under Nabi’s stock plans is presented below:

Options	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value ($000’s)
Outstanding at December 31, 2005	8,699,323	$9.96
Granted	2,063,398	5.29
Exercised	(477,215)	4.91
Forfeited	(828,607)	7.61
Expired	(1,512,937)	11.36

Outstanding at December 30, 2006	7,943,962	$9.03	6.62	$5,431
Granted	1,663,800	5.20
Exercised	(198,840)	4.50
Forfeited	(609,772)	4.80
Expired	(1,367,915)	11.79

Outstanding at June 30, 2007	7,431,235	$8.13	5.00	$578

Vested and expected to vest at June 30, 2007	6,758,222	8.42	4.82	559

Exercisable at June 30, 2007	5,313,358	9.30	4.29	474

The amount of compensation costs to stock options awards reflected in the BSBU was $0.8 million, $0.5 million and $1.2 million for the six months ended June 30, 2007 and July 1, 2006 and the year ended December 30, 2006, respectively. As of June 30, 2007, there was $4.9 million of unrecognized compensation cost related to the stock options granted under Nabi’s stock plans. That cost is expected to be recognized over a weighted-average period of 3.1 years, however if the transaction with Biotest is consummated, it will accelerate the vesting periods on many of the outstanding awards, see Note 10. The total intrinsic value of stock options exercised was $0.2 million during the six months ended June 30, 2007 and was $0.8 million and $4.9 million in 2006 and 2005, respectively.

Restricted Stock

During 2006, Nabi granted 60,000 shares of restricted stock that vest at the end of three years, and 80,000 and 20,000 shares of restricted stock that vest ratably over three and four years, respectively, subject to continuous service with Nabi and to acceleration in certain circumstances. In addition, as part of the retention program, during 2006, Nabi granted 50,000 and 304,610 shares of restricted stock that vest at the end of one and three years, respectively, subject to continuous service with the Company and to acceleration in certain circumstances. During the first half of 2007, Nabi granted 386,766 restricted shares, of which 373,700 shares vest ratably over four years beginning January 2, 2008, 4,355 shares vest in full on August 15, 2007 and 8,711 shares vest upon achievement of certain performance goals.

A summary of the status of Nabi’s restricted stock awards as of June 30, 2007 and changes during fiscal 2006 and first six months of 2007 is presented below:

Restricted Stock	Number of Shares	Weighted - Average Fair Value at Grant Date
Nonvested at December 31, 2005	—	$—
Granted	514,610	4.46
Vested	—	—
Forfeited	(64,831)	3.83

Nonvested at December 30, 2006	449,779	4.55
Granted	386,766	5.22
Vested	(74,833)	4.93
Forfeited	(232,066)	4.47

Nonvested at June 30, 2007	529,646	5.02

The amount of compensation costs reflected in the results of the BSBU related to restricted stock awards was $0.1 million, $0.1 million and $0.3 million for the six months ended June 30, 2007 and July 1, 2006 and the year ended December 30, 2006, respectively. As of June 30, 2007, there was $1.8 million of total unrecognized compensation cost related to restricted stock awards granted under Nabi’s stock plans. That cost is expected to be recognized over a weighted-average period of 3.1 years, however, if the transaction with Biotest is consummated, it will accelerate the vesting periods on many of the outstanding awards (see Note 10).

Employee Stock Purchase Plan (ESPP)

The terms of the ESPP, as amended, allow for qualified employees, as defined therein, to participate in the purchase of up to 1,000,000 shares of Nabi common stock at a price equal to 85% of the lower of the closing price at the beginning or end of each semi-annual stock purchase period.

In connection with the adoption of SFAS No. 123R, the fair value of each share of stock which may be issued under Nabi’s ESPP is estimated based upon Nabi’s common stock prices on December 1, 2005, June 1, 2006, and December 1, 2006, using a Black-Scholes option-pricing formula, applying the following assumptions, and amortized that value to expense over the plan purchase period using the straight-line attribution approach:

	Six Months Ended June 30, 2007	Year Ended December 30, 2006
Expected term (in years)	0.5	0.5
Risk-free interest rate	5.0%	4.2%-4.9%
Expected volatility	33.5%	41.1%-181.0%
Expected dividend yield	0%	0%
Fair value at grant date	$1.67	$2.21-$2.36

The amount of compensation costs recorded in the six months ended June 30, 2007 and July 1, 2006 and the year ended 2006 related to participation in the ESPP was $0.1 million, $0.2 million and $0.3 million, respectively, based upon the anticipated purchase of 148,890 shares, 80,023 shares, 43,778 and 47,283 on May 31, 2006, November 30, 2006, May 31, 2007, and November 30, 2007, respectively. As of June 30, 2007, there was $0.1 million of total unrecognized compensation cost related to shares that may be issued under the ESPP. That cost is expected to be fully recognized during the remainder of 2007.

NOTE 10 SALE OF BSBU AND CSS ASSETS

On September 11, 2007, Nabi announced that it entered into the asset purchase agreement with Biotest and Biotest Pharmaceuticals to sell the BSBU and CSS assets (including certain related liabilities) to Biotest Pharmaceuticals for $185 million.

Included in the assets to be sold are Nabi-HB, and other plasma business assets, including Nabi’s state-of-the-art plasma protein production plant, nine FDA-certified plasma collection centers across the U.S., and investigational products, IVIG, Civacir®, anti-D and Altastaph. The acquisition also will include most of Nabi’s corporate shared services group assets (other than cash and cash equivalents) and Nabi’s Boca Raton, Florida headquarters and real properties. Nabi will retain all cash, cash equivalents and accounts receivable, its Rockville, Maryland facility, which will become its new corporate headquarters, and its pharmaceuticals strategic business unit assets, including its proprietary vaccines, NicVAX® [Nicotine Conjugate Vaccine], its innovative and proprietary investigational vaccine for nicotine addiction and the prevention of smoking relapse, and StaphVAX® its investigational vaccine against Staphylococcus aureus infections. Nabi also will retain the right to receive up to an additional $75 million in milestone and royalty payments related to the divestiture of PhosLo in November 2006.

The asset purchase agreement may be terminated by either Biotest Pharmaceuticals or Nabi if the closing has not occurred by March 31, 2008, or upon the occurrence of certain specified events. In addition, if the asset purchase agreement is terminated because of a determination by the Company’s board of directors to accept an acquisition proposal that is a “Superior Transaction” as defined in the asset purchase agreement, the Company has agreed to pay Biotest Pharmaceuticals a termination fee of $8.5 million. If the asset purchase agreement is terminated because the Company’s stockholders do not approve the transaction, (a) the Company must pay Biotest Pharmaceuticals its reasonable expenses incurred in connection with the asset purchase agreement (up to a maximum amount of $3 million) and (b) if, within 12 months after the date of the asset purchase agreement, the Company closes the acquisition by any entity other than Biotest Pharmaceuticals of at least 50% of the securities of the Company (by merger, stock purchase or otherwise) or 50% of the Company’s assets, with terms at least as favorable to the Company in the aggregate as the terms of the asset purchase agreement, upon consummation of such subsequent transaction, the Company must pay to Biotest Pharmaceuticals the difference between $8.5 million and the expenses previously paid to Biotest Pharmaceuticals. The closing is subject to certain closing conditions, including, but not limited to, Nabi stockholder approval of the transaction, consents, if required, to the assignment of specified material contracts, the expiration of the waiting period under the HSR Act and certain other specified conditions.

The asset purchase agreement also provides that, at closing, Nabi and Biotest Pharmaceuticals will enter into the following agreements: (i) a Transition Services Agreement with Biotest Pharmaceuticals pursuant to which Nabi and Biotest Pharmaceuticals will agree to provide transition services (including services related to finance, human resources, information technologies, and clinical and regulatory) to each other for a period of up to six months after closing for a price equal to 150% of direct salary costs plus out of pocket costs, (ii) a Contract Manufacturing Agreement pursuant to which Biotest Pharmaceuticals will provide manufacturing and technology transfer services related to NicVAX and StaphVAX until December 31, 2009 to Nabi at cost, (iii) a Right of First Refusal and Right of First Negotiation Agreement pursuant to which Nabi will grant Biotest Pharmaceuticals a right of first negotiation and a right of first refusal to obtain rights to utilize StaphVAX and to license the StaphVAX intellectual property that are necessary to enable Biotest Pharmaceuticals to use StaphVAX solely for purposes relating to Altastaph, and (iv) a Trademark License Agreement pursuant to which, Nabi will license to Biotest Pharmaceuticals the “Nabi-HB” marks on a worldwide, perpetual, royalty-free basis solely for Biotest Pharmaceuticals’ use in the promotion, distribution and sale of Nabi-HB.

On September 20, 2007, the board of directors of Nabi approved certain compensation-related actions in connection with the pending asset sale to Biotest Pharmaceuticals. The compensation-related actions apply to all employees of the BSBU and the Boca Raton-based corporate shared services group employees who remain employees of Nabi through the closing of the transaction and (i) who are offered employment with Biotest

Pharmaceuticals, accept the employment offer and resign as an employee of Nabi, or (ii) who do not become employed by Biotest Pharmaceuticals and are terminated by Nabi without cause in connection with the transaction (the “Affected Employees”). For all Affected Employees the board approved:

•

The acceleration of vesting of all unvested stock options held by Affected Employees on the closing of the transaction and the amendment to all outstanding options held by Affected Employees to extend on the closing of the transaction the post-termination of employment exercise period from 90 days to six months.

•	The acceleration of vesting on the closing of the transaction of all unvested restricted stock held by Affected Employees that would have vested in 2008 or 2009.

•

The payment of a portion of the 2007 VIP Incentive Bonus Plan bonus that is otherwise determined to be due under the terms of the plan pro rated based on the portion of 2007 that each Affected Employee who participates in the plan was employed by Nabi.

•

The continued participation by those Affected Employees who participate in the Employee Stock Purchase Plan (ESPP) through the current period ending November 30, 2007, notwithstanding the fact that their employment with Nabi may terminate before such date and an amendment to the ESPP to permit such continued participation.

•

The payment to Affected Employees that were awarded incentive bonuses that would otherwise be payable to them on January 2, 2008 had such Affected Employees continued to be employed by Nabi through such date.

The Affected Employees may include executive officers Raafat E.F. Fahim, Ph.D., Chief Operating Officer and General Manager of the BSBU, and Senior Vice President, Research, Technical and Production Operations, and Jordan I. Siegel, Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer, but not Leslie Hudson, Ph.D., Interim President and Chief Executive Officer.

In addition, the board determined that for purposes of all outstanding options held by directors under Nabi’s 2007 Omnibus Equity and Incentive Plan, 2004 Stock Plan for Non-Employee Directors and Stock Plan for Non-Employee Directors, the transaction will not constitute a sale of all or substantially all of the Company’s assets. Therefore, the vesting of options held by directors will not accelerate as a result of the transaction, and the options held by directors will not terminate as a result of the transaction, but rather will continue to be exercisable in accordance with their terms.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND MANAGEMENT

The following table sets forth information as of the close of business on October 10, 2007, the record date (unless otherwise noted), as to the Nabi common stock beneficially owned by (i) all of our directors, (ii) each named executive officer as defined by the regulations of the SEC, (iii) current directors and executive officers of Nabi as a group, and (iv) each person who is known to us to be the beneficial owner of more than 5% of our common stock. Unless otherwise noted, this information has been provided by the persons named in the table.

Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. Percentage of ownership is based on 61,091,924 shares of common stock outstanding on the record date. A person is deemed to be the beneficial owner of our common stock that can be acquired within 60 days of the record date upon the exercise of options or convertible securities, and that person’s options or convertible securities are assumed to have been exercised or converted (and the underlying shares of our common stock outstanding) in determining each person’s beneficial and percentage ownership but are not deemed outstanding for computing the percentage ownership of any other person. Consequently, the denominator for calculating that percentage may differ for each stockholder.

Name of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Directors(1)
Jason M. Aryeh	1,260,650	(2)	2.1%
David L. Castaldi	106,889	(3)	*
Geoffrey F. Cox, Ph.D.	85,271	(4)	*
Peter Davis	35,814	(5)	*
Richard A. Harvey, Jr.	82,496	(6)	*
Leslie Hudson, Ph.D.	41,759	(7)	*
Linda Jenckes	73,247	(8)	*
Timothy P. Lynch	31,846	(9)	*
Stephen G. Sudovar	59,862	(10)	*
Named Executive Officers(1)(11)
Raafat E.F. Fahim, Ph.D.	380,936	(12)	*
Jordan I. Siegel	101,179	(13)	*
Current directors and executive officers as a group (11 persons)	2,259,949	(14)	3.7%

5% Beneficial Owners
Capital Research and Management Company and SMALLCAP World Fund, Inc. 333 South Hope Street Los Angeles, CA 90071	3,050,000	(15)	5.0%
David M. Knott and Dorset Management Corporation 485 Underhill Boulevard, Suite 205 Syosset, New York 11791-3419	5,914,800	(16)	9.7%
Harvest Management, L.L.C. James Morgan Rutman, Nathaniel Bohrer and Marjorie Gochberg Kellner 600 Madison Avenue, 11th Floor New York, NY 10022	5,686,790	(17)	9.3%
Third Point LLC, Third Point Offshore Fund, Ltd., Daniel S. Loeb and Jason Aryeh	6,890,000	(18)	11.3%
390 Park Avenue, 18th Floor New York, NY 10022
Chap-Cap Activist Partners Master Fund, Ltd., Chap-Cap Partners II Master Fund, Ltd., Chapman Capital L.L.C. and Robert L. Chapman, Jr.	5,693,578	(19)	9.3%
222 N. Sepulveda Blvd. El Segundo, CA 90245

*	Less than one percent.
(1)	The address for such beneficial owners is c/o Nabi Biopharmaceuticals, 5800 Park of Commerce Blvd., N.W., Boca Raton, Florida, 33487.

(2)	Consists of (i) 1,232,650 shares of common stock that may be deemed to be beneficially owned by Mr. Aryeh through his relationship with JALAA Equities, LP, JLV Investments, LP, the Jason Aryeh Trust, the Jason Aryeh 2003 Family Trust, the Jason Aryeh IRA, and Ann Schroeder, as to which Mr. Aryeh disclaims beneficial ownership, except to the extent of any indirect pecuniary interest he may have therein and (ii) 28,000 shares of common stock that may be acquired under stock options that are exercisable within 60 days of the record date. See note 18 below.

(3)	Consists of (i) 49,189 shares of common stock owned by Mr. Castaldi, (ii) 6,200 shares of common stock owned by Mr. Castaldi’s wife and daughter, as to which Mr. Castaldi disclaims beneficial ownership, and (iii) 51,500 shares of common stock that may be acquired under stock options that are exercisable within 60 days of the record date.

(4)	Consists of (i) 3,395 shares of common stock held jointly by Dr. Cox and his wife, (ii) 20,376 shares of common stock owned solely by Dr. Cox, and (iii) 61,500 shares of common stock that may be acquired under stock options that are exercisable within 60 days of the record date.

(5)	Consists of (i) 3,846 shares of common stock owned by Mr. Davis, (ii) 3,968 shares of common stock owned by the Davis Family Trust dated 8/29/96, of which Mr. Davis is a Trustee, and (iii) 28,000 shares of common stock that may be acquired under stock options that are exercisable within 60 days of the record date.

(6)	Consists of (i) 30,996 shares of common stock owned by jointly by Mr. Harvey and his wife, and (ii) 51,500 shares of common stock that may be acquired under stock options that are exercisable within 60 days of the record date.

(7)	Consists of (i) 11,759 shares of common stock owned by Dr. Hudson and (ii) 30,000 shares of common stock that may be acquired under stock options that are exercisable within 60 days of the record date.

(8)	Consists of (i) 21,747 shares of common stock owned by Ms. Jenckes and (ii) 51,500 shares of common stock that may be acquired under stock options that are exercisable within 60 days of the record date.

(9)	Consists of (i) 3,846 shares of common stock owned by Mr. Lynch and (ii) 28,000 shares of common stock that may be acquired under stock options that are exercisable within 60 days of the record date.

(10)	Consists of (i) 8,362 shares of common stock owned by Mr. Sudovar and (ii) 51,500 shares of common stock that may be acquired under stock options that are exercisable within 60 days of the record date.

(11)	Thomas H. McLain, Henrik S. Rasmussen, M.D., Ph.D., Mark L. Smith, Joseph Johnson and Adam E. Logal, who are listed in our proxy statement for the Company’s 2007 annual meeting, are no longer employed by the Company and therefore are not included in this table.

(12)	Consists of (i) 60,151 shares of common stock owned by Dr. Fahim, (ii) 5,000 shares held jointly with Dr. Fahim’s spouse (iii) 64,526 shares of common stock which are subject to future vesting but as to which voting may currently be directed, and (iv) 251,259 shares of common stock that may be acquired under stock options that are exercisable within 60 days of the record date.

(13)	Consists of (i) 91,179 shares of common stock owned by Mr. Siegel and (ii) 10,000 shares of common stock that may be acquired under stock options that are exercisable within 60 days of the record date.

(14)	See notes 2-10, 12 and 13.

(15)

Information obtained from Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2007 by Capital Research and Management Company and SMALLCAP World Fund, Inc. Capital Research and Management Company, a registered investment adviser, is deemed to be the beneficial owner of 3,050,000 shares as a result of acting as investment adviser to various registered investment companies. SMALLCAP World Fund, Inc., a registered investment company, which is advised by Capital Research and Management Company, is the beneficial owner of 3,050,000 shares.

(16)	Information obtained from Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2007 by David M. Knott and Dorset Management Corporation. The Amendment No. 1 discloses that, of these shares, Mr. Knott and Dorset Management Corporation have (i) sole power to vote or direct the vote of 5,475,900 shares and sole power to dispose or to direct the disposition of 5,812,000 shares and (ii) shared power to vote or direct the vote of 374,900 shares and shared power to dispose or direct the disposition of 102,500 shares.

(17)	Information obtained from Schedule 13G filed with the SEC on April 25, 2007 by Harvest Management, L.L.C., James Morgan Rutman, Nathaniel Bohrer and Marjorie Gochberg Kellner. The Schedule 13G discloses that the reporting persons have shared power to vote or direct the vote and shared power to dispose or direct the disposition of the 5,686,790 shares.

(18)	Information obtained from Amendment No. 11 to Schedule 13D filed with the SEC on May 11, 2007 by Third Point LLC, Third Point Offshore Fund, Ltd., Daniel S. Loeb, and Jason Aryeh. The Amendment No. 11 discloses that, of these shares, (i) Third Point LLC and Mr. Loeb have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 6,890,000 shares; (ii) Third Point Offshore Fund, Ltd., has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 4,428,500 shares; and (iii) Mr. Aryeh has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 1,250,650 shares.

(19)	Information obtained from Amendment No. 3 to Schedule 13D filed with the SEC on July 30, 2007 by Chap-Cap Activist Partners Master Fund, Ltd., Chap-Cap Partners II Master Fund, Ltd., Chapman Capital L.L.C. and Robert L. Chapman, Jr. The Amendment No. 3 discloses that, of these shares, (i) Mr. Chapman and Chapman Capital L.L.C. have shared power to vote or direct the vote and shared power to dispose or direct the disposition of 5,693,578 shares; (ii) Chap-Cap Activist Partners Master Fund, Ltd. has shared power to vote or direct the vote of 4,019,051 shares and sole power to dispose or direct the disposition of 4,019,051 shares; and (iii) Chap-Cap Partners II Master Fund, Ltd. has shared power to vote or direct the vote of 1,674,527 shares and sole power to dispose or direct the disposition of 1,674,527 shares.

PROPOSAL TWO:

ADJOURNMENT OF THE SPECIAL MEETING

Our stockholders are being asked to consider and vote upon a proposal to approve an adjournment of the special meeting, if necessary, including adjournments to permit further solicitation of proxies in favor of the proposal to approve the asset sale.

If a quorum is not present at the special meeting, our bylaws permit the person presiding at the meeting to adjourn the meeting from time to time until a quorum is present. If a quorum is present at the special meeting, but there are not sufficient votes at the time of the special meeting to approve the proposal to approve the asset sale, our stockholders may also be asked to vote on the proposal to approve the adjournment of the special meeting to permit further solicitation of proxies in favor of that proposal.

If the adjournment proposal is submitted for a vote at the special meeting, and if our stockholders vote to approve the adjournment proposal, the meeting may be adjourned to enable our board of directors to solicit additional proxies in favor of the proposal to approve the asset sale. If the adjournment proposal is approved, and the special meeting is adjourned, our board of directors will use the additional time to solicit additional proxies in favor of the proposal to approve the asset sale, including the solicitation of proxies from stockholders that have previously voted against the proposal to approve the asset sale. Among other things, approval of the adjournment proposal could mean that, even though we may have received proxies representing a sufficient number of votes against the proposal to approve the asset sale to defeat it, management could present the adjournment proposal for a vote of stockholders and thereby cause the special meeting to be adjourned without a vote on the proposal to approve the asset sale and seek during that period of adjournment to convince the holders of those shares to change their votes to vote in favor of the proposal to approve the asset sale.

Our board of directors believes that if the number of shares of our common stock voting in favor of the proposal to approve the asset sale is insufficient to approve that proposal, it is in the best interests of our stockholders to enable our board of directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, INCLUDING ADJOURNMENTS TO PERMIT FURTHER SOLICITATION OF PROXIES IN FAVOR OF THE PROPOSAL TO APPROVE THE ASSET SALE.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Under the federal securities laws, the deadline for submitting stockholder proposals for inclusion in Nabi’s proxy statement and form of proxy for Nabi’s 2008 annual meeting is December 13, 2007. Under our bylaws, notice of a stockholder proposal is considered untimely unless it is delivered to or mailed and received at Nabi’s principal executive offices not later than 90 days before the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, then notice by the stockholder, to be timely, must be received no later than the close of business on the tenth day after such notice of the meeting date was mailed or such prior public disclosure was made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for information on the public reference room. The SEC maintains a website that contains annual, quarterly and current reports, proxy statements and other information that issuers, including us, file electronically with the SEC. The SEC’s website is located at www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this proxy statement.

We make available, free of charge through our website at www.nabi.com, our Annual Reports on Form 10-K; Quarterly Reports on Form 10-Q; Current Reports on Form 8-K; and any amendments to those reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after the material is electronically filed with, or furnished to, the SEC. The information on our website is not incorporated by reference into this proxy statement.

ANNEX A

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

NABI BIOPHARMACEUTICALS,

BIOTEST PHARMACEUTICALS CORPORATION

and

BIOTEST AG

Dated as of September 11, 2007

i

4.20	Accounts Receivable.	A-23
4.21	Absence of Certain Changes.	A-23
4.22	Brokers, Etc.	A-24
4.23	Insurance.	A-24
4.24	Compensation and Status of Employees.	A-25
4.25	Customers and Suppliers.	A-26
4.26	FDA Approval of the Boca Raton Facility.	A-26
4.27	Product Regulatory Status.	A-26
4.28	Return Policy.	A-27
4.29	Disclaimer.	A-27

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		A-27

5.1	Organization.	A-27
5.2	Due Authorization.	A-27
5.3	No Conflicts; Enforceability.	A-27
5.4	Litigation.	A-28
5.5	Consents.	A-28
5.6	Financing.	A-28
5.7	Government Authorizations.	A-28
5.8	Brokers, Etc.	A-28
5.9	Independent Investigation.	A-29

ARTICLE VI COVENANTS PRIOR TO CLOSING		A-29

6.1	Access to Information.	A-29
6.2	Conduct of the Biologics SBU.	A-29
6.3	Required Notices, Approvals and Consents.	A-31
6.4	HSR Act; Other Antitrust Laws.	A-31
6.5	Proxy Statement; Seller Stockholders’ Meeting.	A-32
6.6	No Solicitation; Acquisition Proposals.	A-33
6.7	Transition Activities.	A-34
6.8	Notifications; Updated Schedules.	A-35
6.9	Further Assurances; Further Documents.	A-35
6.10	Inventory.	A-36
6.11	Buyer Financing.	A-36

ARTICLE VII CONDITIONS TO CLOSING		A-36

7.1	Conditions Precedent to Obligations of Buyer and Seller.	A-36
7.2	Conditions Precedent to Buyer’s Obligations.	A-36
7.3	Conditions Precedent to Seller’s Obligations.	A-37

ARTICLE VIII ADDITIONAL COVENANTS		A-37

8.1	Confidentiality; Publicity.	A-37
8.2	Availability of Records.	A-38
8.3	Use of Trade or Service Marks; Name Change.	A-38

8.4	Notification of Customers.	A-39
8.5	Products Returns, Rebate Charges and Wholesaler Charges.	A-39
8.6	Accounts Receivable.	A-40
8.7	Regulatory Matters.	A-40
8.8	Website Information.	A-41
8.9	Tax Matters.	A-41
8.10	Insurance.	A-41
8.11	Right of First Negotiation and First Refusal.	A-41

ARTICLE IX EMPLOYEE MATTERS		A-42

9.1	Employee Transfer.	A-42
9.2	Benefits.	A-42
9.3	Employee Information.	A-43

ARTICLE X TERMINATION AND SURVIVAL		A-43

10.1	Termination.	A-43
10.2	Procedure and Effect of Termination.	A-44

ARTICLE XI INDEMNIFICATION		A-45

11.1	Survival of Representations, Warranties and Covenants.	A-45
11.2	Indemnification by Seller.	A-46
11.3	Indemnification by Buyer.	A-46
11.4	Recoupment Against Escrow Agreement.	A-47
11.5	Calculation of Losses; Treatment of Indemnification Payments.	A-47
11.6	Termination of Indemnification.	A-47
11.7	Procedures.	A-48
11.8	Sole Remedy; No Additional Representations.	A-49
11.9	Limitations on Liability.	A-49

ARTICLE XII MISCELLANEOUS		A-50

12.1	Assignment; Binding Effect.	A-50
12.2	Expenses.	A-50
12.3	Notices.	A-50
12.4	Severability.	A-51
12.5	Entire Agreement.	A-51
12.6	No Third-Party Beneficiaries.	A-51
12.7	Waiver.	A-51
12.8	Governing Law; Arbitration.	A-51
12.9	Injunctive Relief.	A-52
12.10	Headings.	A-52
12.11	Counterparts.	A-52
12.12	Construction.	A-53
12.13	Parent Guaranty.	A-53

ANNEX AND EXHIBITS

Annex 1.1	Definitions

Exhibit 1.1(a)	Assignment and Assumption Agreement
Exhibit 1.1(b)	Assignment of BSBU Intellectual Property
Exhibit 1.1(c)	Bill of Sale
Exhibit 1.1(d)	Buyer Registration Transfer Letter
Exhibit 1.1(e)	Seller Registration Transfer Letter
Exhibit 6.7(b)	Transition Services Agreement
Exhibit 6.7(c)	Contract Manufacturing Agreement
Exhibit 8.3(b)	Trademark License Agreement
Exhibit 8.11	Right of First Refusal Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 11, 2007 (the “Execution Date”), is entered into by and among Nabi Biopharmaceuticals, a Delaware corporation (“Seller”), Biotest Pharmaceuticals Corporation, a Delaware corporation (“Buyer”), and Biotest AG, a company organized under the laws of Germany (“Parent”). Each of Seller, Buyer and Parent are sometimes referred to herein, individually, as “Parties” and, collectively, as the “Parties.” All capitalized terms used herein shall have the meanings specified in Annex 1.1 or elsewhere in this Agreement, as applicable.

RECITALS

WHEREAS, Seller owns certain assets relating to, used in or necessary for the development, manufacture, distribution, marketing and sale of biologics Products, and that together comprise the Biologics Strategic Business Unit (the “Biologics SBU”) and certain other assets of Seller as described herein; and

WHEREAS, subject to the terms and conditions of this Agreement, Seller wishes to sell the Purchased Assets to Buyer, and Buyer wishes to purchase the Purchased Assets and assume the Assumed Liabilities from Seller.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein and in the Other Agreements, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement shall have the meanings set forth in Annex 1.1.

1.2    Other Definitional Provisions.

(a) When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, Recital or Preamble, such reference is to an Article, Section, Exhibit, Schedule, Recital or Preamble of or to this Agreement unless otherwise indicated.

(b) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) The terms defined in the singular has a comparable meaning when used in the plural, and vice versa.

(d) Words of one gender include the other gender.

(e) References to a Person are also to its successors and permitted assigns.

(f) The term “dollars” and “$” means United States dollars.

(g) The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings.

(h) The phrase “delivered to Buyer” means either delivery to Buyer in paper or electronic form or by posting of the applicable material in the Data Room.

(i) The phrases “arise after the Effective Time” and “arising after the Effective Time” mean “in respect of facts, circumstances or events occurring after the Effective Time.”

ARTICLE II

PURCHASE AND SALE

2.1    Purchase and Sale of Purchased Assets. At the Effective Time, on the terms and subject to the conditions hereof and in consideration of the Purchase Price to be paid to Seller by Buyer, Seller will sell, convey, transfer, assign and deliver to Buyer, free and clear of all Encumbrances other than the Permitted Encumbrances, and Buyer will purchase, take delivery of and acquire from Seller, all of Seller’s right, title and interest in and to the following Assets:

(a) all Assets of Seller relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including the Assigned Contracts, the Inventory, the BSBU Prepaid Expenses, the BSBU Goodwill, the BSBU Licenses, the Registrations, the Promotional Materials, the Applicable Permits, the BSBU Equipment, the BSBU Personal Property Leases, the BSBU Records, the BSBU Intellectual Property, the Facilities, the Centers, the BSBU Real Property and the BSBU Real Property Leases;

(b) the Corporate Shared Services Assets;

(c) the vacant real property located at 5800 Park of Commerce Boulevard NW, Boca Raton, Florida, with parcel number 06434706030140000;

(d) any refund or credit of Taxes attributable to any Assumed Tax Liability; and

(e) (i) the Buyer Shared Use Assets not split or segregated pursuant to Section 6.7(d), (ii) to the extent split or segregated pursuant to Section 6.7(d), the split or segregated portion of any Buyer Shared Use Asset agreed to by the Parties to be owned or held by Buyer after the Effective Time, and (iii) to the extent split or segregated pursuant to Section 6.7(d), the split or segregated portion of any Seller Shared Use Asset agreed by the Parties to be owned or held by Buyer after the Effective Time;

(collectively, the “Purchased Assets”), including (x) all goodwill relating thereto, (y) all rights in and to all warranties, guarantees, indemnities, causes of action and similar rights with respect to Claims (A) relating to Assumed Liabilities or (B) except as provided in Section 2.2(h), related to Purchased Assets, whether known or unknown, contingent or noncontingent, in each case, wherever located or by whomever possessed; but not including the Excluded Assets.

2.2    Excluded Assets. Notwithstanding Section 2.1, the Parties acknowledge and agree that Seller is not selling, conveying, transferring, delivering or assigning to Buyer any rights whatsoever to those Assets described below or specifically listed on Schedule 2.2 (collectively, the “Excluded Assets”), in each case, wherever located or by whomever possessed, and Buyer is not purchasing, taking delivery of or acquiring from or through Seller any rights whatsoever in or to the Excluded Assets from Seller, which shall include the following Assets:

(a) all Assets of Seller not relating to, used in, or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, other than as described in Sections 2.1(b), 2.1(c) and 2.1(e), including the Excluded Real Property and the Excluded Products;

(b) the Excluded Corporate Shared Services Assets;

(c) the Excluded Intellectual Property, other than the rights to use certain Seller Marks for the transition period pursuant to the provisions of Sections 6.7(a), 8.3 and 8.5;

(d) all cash, cash equivalents, accounts, securities, notes receivable and chattel paper of Seller or any of its Affiliates;

(e) all Accounts Receivable arising before the Effective Time (except Accounts Receivable, if any, for work in progress, partially billed products, or open purchase orders relating to the Products or the Biologics SBU);

(f) any refund or credit of Taxes attributable to any Excluded Tax Liability;

(g) all insurance policies of Seller;

(h) all rights, claims and credits of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under insurance policies and all guarantees, warranties, indemnities and similar rights in favor of Seller or any of its Affiliates to the extent relating to any Excluded Asset or any Excluded Liability;

(i) all rights of Seller or any of its Affiliates under this Agreement and the Other Agreements;

(j) all rights, claims and credits of Seller or any of its Affiliates arising under, in connection with, or relating to the PhosLo APA or the “PhosLo Business” as defined therein, or the Inhibitex Arbitration;

(k) all Retained Information;

(l) all tax attributes, tax credits and tax refunds of Seller, whether or not attributable to ownership of the Purchased Assets; and

(m) (i) the Seller Shared Use Assets not split or segregated pursuant to Section 6.7(d), (ii) to the extent split or segregated pursuant to Section 6.7(d), the split or segregated portion of any Seller Shared Use Asset agreed by the Parties to be owned or held by Seller after the Effective Time, and (iii) to the extent split or segregated pursuant to Section 6.7(d), the split or segregated portion of any Buyer Shared Use Asset agreed by the Parties to be owned or held by Seller after the Effective Time.

2.3    Assumed Liabilities. As of the Effective Time, on the terms and subject to the conditions hereof, and as additional consideration for the Purchased Assets, Buyer shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to the respective conditions thereof, only the following Liabilities of Seller relating to the Biologics SBU and the Purchased Assets as set forth below or specifically identified and described in Schedule 2.3 (collectively, the “Assumed Liabilities”):

(a) any Liability under any open purchase orders for (i) Products or (ii) services related to Purchased Assets, in each case as of the Effective Time, and any Liability, only to the extent arising after the Effective Time, under any Assigned Contract, including any Assigned Contract that was entered into by Seller on or after the Execution Date in accordance with the terms of this Agreement, excluding any Liability arising out of any breach thereof occurring prior to the Effective Time;

(b) all Liabilities in respect of Hired Employees and beneficiaries of Hired Employees only to the extent arising after the Effective Time, except as otherwise provided in Article IX to be retained by Seller;

(c) all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property with respect to the Biologics SBU or any Product only to the extent such Liabilities (i) relate to Products sold by Buyer after the Effective Time (to the extent reasonably determinable) or

(ii) relate to Crossover Products (including all Actions relating to any such Liabilities); provided, however, that any such Liabilities relating to Crossover Products shall be allocated equally between Buyer and Seller, except to the extent such Liabilities relate to or derive from the sale, handling or distribution of such Products before the Effective Time by or on behalf of Seller;

(d) all Liabilities arising out of or relating to the ownership of the Registrations with respect to the Biologics SBU or any Product, including the responsibility for all product complaints, recalls, adverse event reporting, product deviation reporting, lookbacks, market withdrawals and field corrections, only to the extent such Liabilities (i) relate to Products sold by Buyer after the Effective Time (to the extent reasonably determinable) or (ii) relate to Crossover Products (including, all Actions relating to any such Liabilities); provided, however, that any such Liabilities relating to Crossover Products shall be allocated equally between Buyer and Seller, except to the extent such Liabilities relate to or derive from the sale, handling or distribution of such Products before the Effective Time by or on behalf of Seller;

(e) all Liabilities arising out of or relating to the return (i) any Products sold by Buyer after the Effective Time (to the extent reasonably determinable) or (ii) Crossover Products returned in accordance with the Return Policy as in effect at the Effective Time, though any such returns outstanding as of, or received by Buyer following, the Effective Time will be processed by, or at the direction of, Buyer; provided, that any such Liabilities relating to Crossover Products shall be allocated equally between Buyer and Seller, except to the extent such Liabilities relate to or derive from the sale, handling or distribution of such Products before the Effective Time by or on behalf of Seller;

(f) except for Medicaid Rebate Charges, all Liabilities for Rebate Charges and Wholesaler Charges (i) requested on or after the date one hundred twenty (120) days following the Closing Date, or (ii) if the aggregate amount of such Rebate Charges and Wholesaler Charges requested within such one hundred twenty (120) day period exceeds the Rebate and Wholesaler Charges Reserve, the amount by which such requested Rebate and Wholesaler Charges exceed such Rebate and Wholesaler Charges Reserve;

(g) all Liabilities for Medicaid Rebate Charges (i) requested on or after the date two hundred seventy (270) days following the Closing Date, or (ii) if the aggregate amount of such Medicaid Rebate Charges requested within such two hundred seventy (270) day period exceeds the Medicaid Rebate Charges Reserve, the amount by which such requested Medicaid Rebate Charges exceed such Medicaid Rebate Charges Reserve;

(h) all Liabilities for Taxes imposed with respect to the Biologics SBU, the Purchased Assets and/or any income or gains derived with respect thereto for any taxable period, or portion thereof, beginning after the Closing Date (“Assumed Tax Liabilities”); provided, however, that this Section 2.3(h) is qualified by the provisions of Section 8.9; and

(i) other Liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising out of or relating to the Purchased Assets, or the ownership, sale or lease of any of the Purchased Assets, or the marketing, sale or distribution of Products, or the conduct of the Biologics SBU, but in each case, only to the extent such Liabilities arise after the Effective Time, and excluding any Liability arising out of or in connection with Seller’s breach of any covenant of this Agreement.

Buyer shall not assume, and Seller shall retain as an Excluded Liability to the extent provided below, any Liability arising after the Effective Time from a breach by Seller prior to the Effective Time of an Assigned Contract or non-compliance by Seller prior to the Effective Time with any Applicable Laws (1) if such breach or non-compliance continues after the Effective Time and (2) to the extent that such breach or non-compliance would constitute a breach of a representation or warranty of Seller made pursuant to Article IV; provided that, upon discovery by Buyer, or notification of Buyer by Seller, of any such breach or non-compliance, (A) Buyer shall use commercially reasonable efforts to mitigate any Liability related to such breach or non-compliance, including using commercially reasonable efforts to cure any such breach or non-compliance upon discovery or notice, and (B)(x) any such Liability, to the extent mitigable and continuing uncured after such discovery or notice, or (y) any such Liability, to the extent continuing after March 31, 2009, if no claim has been asserted by Buyer by such date relating to such Liability, in each case, shall not constitute an Excluded Liability.

For the avoidance of doubt, nothing in this Section 2.3 is intended to, or shall be interpreted to, limit or otherwise reduce the Liabilities of Buyer as they may occur and/or exist after the Effective Time by virtue of Buyer’s ownership and/or operation of the Purchased Assets after the Effective Time.

2.4    Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Seller shall retain and shall be responsible for paying, performing and discharging when due, and Buyer shall not assume or have any responsibility or liability for, any of Seller’s Liabilities, whether or not related to the Biologics SBU or the Purchased Assets, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, and whether or not accrued, not defined as Assumed Liabilities pursuant to Section 2.3 including the following Liabilities (collectively, the “Excluded Liabilities”):

(a) any Liabilities arising out of or related to the Excluded Assets;

(b) Seller’s obligations under this Agreement;

(c) any Liability of Seller or any of its Affiliates for the Accounts Payable;

(d) any Liabilities under Seller Plans;

(e) except for any Liability under any open purchase orders for (i) Products or (ii) services related to Purchased Assets, in each case as of the Effective Time (which constitute an Assumed Liability under Section 2.3(a)), any Liability, to the extent arising prior to the Effective Time, under any Assigned Contract, including any Assigned Contract that was entered into by Seller on or after the Execution Date in accordance with the terms of this Agreement;

(f) all Liabilities in respect of BSBU Employees and beneficiaries of BSBU Employees, except for the Assumed Liabilities set forth in Section 2.3(b);

(g) all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property with respect to the Biologics SBU or any Product, to the extent such Liabilities (i) relate to Products sold by Seller prior to the Effective Time (to the extent reasonably determinable) or (ii) relate to Crossover Products (including all Actions relating to any such Liabilities); provided, however, that any such Liabilities relating to Crossover Products shall be allocated equally between Buyer and Seller, except to the extent such Liabilities relate to or derive from the sale, handling or distribution of such Products after the Effective Time by or on behalf of Buyer;

(h) all Liabilities arising out of or relating to the ownership of the Registrations with respect to the Biologics SBU or any Product, including the responsibility for all product complaints, recalls, adverse event reporting, product deviation reporting, lookbacks, market withdrawals and field corrections with respect to the Biologics SBU or any Products, to the extent such Liabilities (i) relate to Products sold by Seller prior to the Effective Time (to the extent reasonably determinable) or (ii) relate to Crossover Products (including, all Actions relating to any such Liabilities); provided, however, that any such Liabilities relating to Crossover Products shall be allocated equally between Buyer and Seller, except to the extent such Liabilities relate to or derive from the sale, handling or distribution of such Products after the Effective Time by or on behalf of Buyer;

(i) all Liabilities arising out of or relating to the return of (i) any Products sold by Seller prior to the Effective Time (to the extent reasonably determinable) or (ii) Crossover Products, and in each case returned in accordance with the Return Policy as in effect at the Effective Time, though any such returns outstanding as of, or received by Buyer following, the Effective Time will be processed by, or at the direction of, Buyer; provided, that any such Liabilities relating to Crossover Products shall be allocated equally between Buyer and Seller, except to the extent such Liabilities relate to or derive from the sale, handling or distribution of such Products after the Effective Time by or on behalf of Buyer;

(j) except for Medicaid Rebate Charges, all Liabilities for Rebate Charges and Wholesaler Charges (i) requested prior to the date one hundred twenty (120) days following the Closing Date, and (ii) in an aggregate amount less than or equal to the Rebate and Wholesaler Charges Reserve;

(k) all Liabilities for Medicaid Rebate Charges (i) requested prior to the date two hundred seventy (270) days following the Closing Date, and (ii) in an aggregate amount less than the Medicaid Rebate Charges Reserve;

(l) all Liabilities for Taxes imposed with respect to the Biologics SBU, the Purchased Assets and/or any income or gains derived with respect thereto for any taxable period, or portion thereof, ending on or before the Closing Date (“Excluded Tax Liabilities”); provided, however, that this Section 2.4(l) is qualified by the provisions of Section 8.9;

(m) except to the extent otherwise provided in Sections 2.3(c) or 2.3(d), all Liabilities of Seller or any predecessor arising under Environmental, Safety and Health Laws, to the extent resulting from, caused by or arising out of, the operations of the Biologics SBU at any time prior to the Effective Time, or Seller’s ownership, operation or lease of any properties or Assets relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products at any time prior to the Effective Time; and

(n) all other Liabilities of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, not defined as Assumed Liabilities pursuant to Section 2.3.

2.5    Consent of Third Parties. As of the Effective Time, Seller shall assign to Buyer, and Buyer will assume, the Assigned Contracts to the extent provided in this Agreement, in each case to the extent permitted by, and in accordance with, applicable Law. Notwithstanding anything herein to the contrary, if the assignment or assumption of all or any portion of any rights or obligations under any Assigned Contract shall require the consent of any other party thereto or any other third party that has not been obtained prior to the Effective Time, this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or otherwise transfer any rights or obligations under any such Assigned Contract if an attempted assignment without any such consent would constitute a breach or violation thereof.

In order, however, to seek to provide Buyer the full realization and value of every Assigned Contract of the character described in the immediately preceding sentence (i) as soon as practicable after the Closing, Seller and Buyer shall cooperate, in all reasonable respects, to obtain any remaining necessary consents to the assignment of any Assigned Contracts; provided, however, that neither Party shall be required to make any material payments or agree to any material undertakings in connection therewith, and (ii) until the earliest of: (A) the date all such consents are obtained, (B) the date all such Assigned Contracts expire or are terminated, or (C) the date which is three (3) months from the Closing Date, Seller and Buyer shall cooperate, in all reasonable respects, to provide to Buyer the benefits under the Assigned Contracts (with Buyer being entitled to all the gains and subject to, and responsible for, all Losses, Taxes and Liabilities thereunder). In connection with this Section 2.5, if reasonably requested by Buyer, Seller shall use commercially reasonable efforts to seek to enforce for the benefit of Buyer all reasonable claims or rights of Seller arising under the applicable Assigned Contracts; provided, however, (Y) Buyer shall indemnify Seller and its Affiliates for any and all Losses arising in connection with any Action by a third party arising from, in connection with, or otherwise with respect to actions taken or failed to be taken by Seller at Buyer’s request pursuant to this Section 2.5 and (Z) Buyer shall reimburse Seller for all reasonable and documented out-of-pocket expenses actually incurred by Seller arising from, in connection with, or otherwise with respect to actions taken by Seller at Buyer’s request pursuant to this Section 2.5. Buyer shall perform and comply with, at Buyer’s cost, all of Seller’s obligations under the Assigned Contracts as if Buyer was Seller thereunder.

2.6    Purchase Price; Escrow.

(a) In addition to any other amounts due hereunder, in consideration of the sale, assignment, conveyance, license and delivery of the Purchased Assets under Article II, Buyer shall, upon the Closing, assume the Assumed Liabilities and pay to Seller One Hundred Eighty Five Million Dollars ($185,000,000), subject to adjustment as provided in subsections (c) and (d) below and Section 2.8 (the “Purchase Price”), as follows: (i) One Hundred Seventy Five Million Dollars ($175,000,000) by wire transfer of immediately available funds to the Seller Account and (ii) Ten Million Dollars ($10,000,000) to the Escrow Account, as set forth in Section 2.6(b).

(b) At the Closing, Buyer shall deposit Ten Million Dollars ($10,000,000) (the “Escrow Amount”) into an escrow account (the “Escrow Account”) with an escrow agent that is a nationally recognized U.S. bank mutually agreed to by the Parties (the “Escrow Agent”), to be held and distributed pursuant to the terms and conditions of an Escrow Agreement, dated as of the Closing Date, by and among Buyer, Seller and the Escrow Agent, in a form to be negotiated in good faith and mutually agreed by the Parties (the “Escrow Agreement”); provided, that any portion of the Escrow Amount not distributed pursuant to the terms and conditions of the Escrow Agreement prior to April 15, 2009, less the amount of any then-unresolved claims for indemnity previously asserted in writing by Buyer against Seller (which assertion sets forth such claims in reasonable detail), shall be released to Seller on such date. The Escrow Amount shall be used to satisfy (i) indemnification obligations of Seller under Article XI of this Agreement, and (ii) any payment obligations of Seller under the Purchase Price adjustments set forth in Section 2.8; but in no way shall the Escrow Amount be interpreted to limit the amount of, or provide a cap to, such indemnification obligation or Purchase Price adjustments.

(c) As part of the Closing, all real and personal property taxes, rents, business, license or other prepaid fees (including PDUFA fees paid to the FDA) and utility and other charges with respect to Purchased Assets shall be prorated as of the Effective Time. Such prorations shall be based on the most recent financial information available to Seller as of the Closing Date. Seller shall be responsible for all such expenses and charges allocable to all times up to the Effective Time and Buyer shall be responsible for all such expenses and charges allocable to all times after the Effective Time. Seller shall provide to Buyer at least three (3) business days prior to the Closing Date a schedule describing in reasonable detail all such prorated amounts relating to any Purchase Price adjustment. Buyer and Seller shall determine in good faith an appropriate adjustment to the Purchase Price in the amount of the proration allocated to Buyer described in the prior sentence.

(d) Also as part of the Closing, the Purchase Price shall be increased by the amount of any BSBU Prepaid Expenses and by the amount of any credit memoranda or positive balances with vendors under Assigned Contracts. Seller shall provide to Buyer at least three (3) days prior to the Closing Date a schedule describing in reasonable detail all such BSBU Prepaid Expenses, credit memoranda and balances with vendors relating to any Purchase Price adjustment.

2.7    Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable shall remain the property of Seller and that those Accounts Receivable primarily relating to the Biologics SBU and the Products shall be collected by Buyer or its Affiliates on behalf of Seller subsequent to the Closing in accordance with the terms and conditions of Section 8.6 and the Transition Services Agreement.

2.8    Inventory.

(a) At the Effective Time, the Inventory delivered to Buyer as part of the Purchased Assets shall include at least the following (the “Minimum Inventory”):

(i) Nabi-HB WIP. 10,000 net grams of usable Nabi-HB in work-in-process form (“Nabi-HB WIP”) which shall consist of units of Nabi-HB for which manufacturing has been initiated, but which have not yet been finally packaged and labeled for sale. By way of clarification, the Nabi-HB WIP includes all units at various stages of manufacturing beyond raw material, including final bulk.

(ii) Nabi-HB Finished Goods. 6,000 net grams of usable Nabi-HB in finished goods form (“Nabi-HB Finished Goods”), which shall consist of units of Nabi-HB that have been formulated, filled and packaged.

(iii) Specialty Plasma. 50,000 liters of specialty (hyperimmune) plasma (“Specialty Plasma”). Specialty Plasma includes all plasma that is not Normal Plasma.

(iv) Normal Plasma. 30,000 liters of normal (non-specialty) plasma (“Normal Plasma,” and together with the Specialty Plasma, the “Plasma”).

The classification of Inventory as Nabi-HB WIP, Nabi-HB Finished Goods, Specialty Plasma and Normal Plasma for purposes of the Minimum Inventory described above shall be determined on a basis consistent with Nabi’s historical practices with respect to classification of Inventory.

(b) Closing Inventory Statement. Two (2) business days prior to the proposed Closing Date, Seller shall prepare and deliver to Buyer, a statement setting forth Seller’s reasonable good faith estimate of Seller’s Inventory, in units, in each of the categories described in Sections 2.8(a)(i) through (iv) above (the “Minimum Inventory Categories”) as of the Effective Time (the “Closing Inventory” and “Closing Inventory Statement,” respectively).

(c) Closing Inventory Audit. Buyer may, at its sole cost and expense, on or after the Closing Date, cause its auditors to audit the Closing Inventory Statement by performing a physical inspection of the Inventory delivered by Seller at the Closing. In the event Buyer believes the Closing Inventory Statement is incorrect, Buyer shall notify Seller in writing of its objections within sixty (60) days after the Closing Date and shall set forth in such notice (the “Inventory Notice”), in writing and in reasonable detail: (i) the reasons for Buyer’s objections; (ii) the units of each Minimum Inventory Category in dispute described with reasonable specificity; and (iii) the basis for the calculation of any such unit discrepancies. To the extent Buyer does not submit an Inventory Notice as required and within such sixty (60) day period, Buyer shall be deemed to have accepted such Closing Inventory Statement. The Parties shall endeavor, and shall, if requested, cause their respective accountants to endeavor, in good faith to resolve any dispute regarding the Closing Inventory Statement within sixty (60) days after Seller’s receipt of Buyer’s Inventory Notice.

(d) Resolution of Inventory Disputes. If the Parties are unable to resolve the disputed matters within such sixty (60) day period, the Parties shall jointly select a nationally recognized independent accounting firm (which firm shall not be the then-regular auditors of either Party) to resolve the matters in dispute (in a manner consistent with this Section 2.8 and consistent with any matters not in dispute), and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on the Parties. The Parties shall furnish to such accounting firm upon its reasonable request, the books, records and Documents used in preparing the Closing Inventory Statement or the Inventory Notice, as the case may be. The fees and disbursements of the independent accounting firm selected pursuant to Section 2.8(d) shall be allocated to Buyer in the same proportion as (i) the aggregate amount of such remaining disputed items so submitted to such accounting firm that is unsuccessfully disputed by Buyer (as finally determined by such accounting firm) bears to (ii) the total amount of the disputed items so submitted, and the balance shall be paid by Seller.

(e) Inventory Shortfall. If the Closing Inventory (as finally determined following any dispute resolution process initiated under Section 2.8(d)) is less than the Minimum Inventory specified in any Minimum Inventory Category, then Seller shall pay to Buyer the Inventory Shortfall (as defined below) ten (10) Business Days following the final determination of the Closing Inventory hereunder. The “Inventory Shortfall” shall mean the aggregate total of (i) the actual unit shortfall, if any, in each Minimum Inventory Category (i.e., Closing Inventory compared to Minimum Inventory) times (ii) the book value of each such unit calculated in accordance with GAAP as consistently applied by Seller.

2.9    Purchase Price Allocation. (a) Subject to the adjustments described in Section 2.8, the Purchase Price plus any assumed Liabilities that are required to be treated as part of the Purchase Price for federal income tax purposes shall be allocated among the Purchased Assets and the goodwill and going concern value of the Biologics SBU, as set forth on Schedule 2.9 (the “Allocation Schedule”); and

(b) Within thirty (30) days after the final determination of the Closing Inventory Statement (as finally determined following any dispute resolution process initiated under Section 2.8), Seller shall prepare and deliver to Buyer, an amended Allocation Schedule (the “Final Allocation”) that reflects (i) any adjustments to the Purchase Price made pursuant to Section 2.8, which shall be allocated among the Purchased Assets, and (ii) any adjustments in the allocation of the Assumed Liabilities among the Purchased Assets reasonably necessary to reflect changes in the Purchased Assets between the date hereof and the Closing Date. In the event Buyer believes the proposed Final Allocation as delivered by Seller is incorrect, Buyer shall notify Seller in writing of its objections within twenty (20) days after receipt of the proposed Final Allocation and shall set forth, in writing and in reasonable detail: (i) the reasons for Buyer’s objections; (ii) the items in dispute described with reasonable specificity; and (iii) the amount in dispute and the basis for the calculation of such amount. To the extent Buyer does not object in writing and in reasonable detail as required and within such twenty (20) day period to the proposed Final Allocation as delivered by Seller, Buyer shall be deemed to have accepted such proposed Final Allocation, and such proposed Final Allocation shall be deemed the finally determined Final Allocation. The Parties shall endeavor, and shall, if requested, cause their respective accountants to endeavor, in good faith to resolve any dispute regarding the proposed Final Allocation within thirty (30) days after Seller’s receipt of Buyer’s notice of objections. If the Parties are unable to resolve the disputed matters within such thirty (30) day period, the Parties shall select a nationally known independent accounting firm (which firm shall not be the then-regular auditors of either Party) to resolve the matters in dispute (in a manner consistent with this Section 2.9 and consistent with any matters not in dispute), and the determination of such firm in respect of the correctness of each matter remaining in dispute shall be conclusive and binding on the Parties.

(c) In accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, Buyer and Seller agree, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, to be bound by the Final Allocation, to file all Tax Returns (including IRS Form 8594 and any supplemental or amended IRS Form 8594) in accordance with the Final Allocation, and not to take any position inconsistent with the Final Allocation in the course of any audit, examination, other administrative or judicial proceeding.

2.10    No Set-Off. Except for amounts deposited by Buyer in the Escrow Account, no Party shall have the right to set off any amount to which such Party is entitled hereunder for indemnification or otherwise against any payment such Party is required to make hereunder or under any Other Agreement.

2.11    Risk of Loss. Until the Effective Time, any loss of or damage to the Purchased Assets from fire, flood, casualty or any other similar occurrence shall be the sole responsibility of Seller. As of the Effective Time, title to the Purchased Assets shall be transferred to Buyer. After the Effective Time, Buyer shall bear all risk of loss associated with the Purchased Assets and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets against any such loss.

ARTICLE III

CLOSING

3.1    Closing. Upon the terms and subject to the conditions of this Agreement, the Closing shall be held on a date to be specified by the Parties, such date (the “Closing Date”) to be no later than the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII at the offices of Hogan & Hartson L.L.P., Columbia Square, 555 Thirteenth Street, NW, Washington, DC 20004, unless the Parties otherwise agree. The Parties will exchange (or cause to be exchanged) at the Closing the funds, agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of each Party as specified in Section 3.2. The Closing shall be deemed to have occurred at 12:01 a.m. Washington, DC time on the Closing Date (the “Effective Time”).

3.2    Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

(a) Seller’s Actions and Deliveries. Simultaneous with Buyer’s actions and deliveries hereunder, Seller shall deliver or cause to be delivered to Buyer the following documents, certificates and instruments, all in form and substance reasonably satisfactory to Buyer:

(i) Documents of Title. Duly executed warranty deeds, bills of sale, assignments of copyrights, trademarks or patents and all other instruments of sale, assignment and transfer as are necessary or appropriate to sell, assign and transfer to Buyer and to vest in Buyer good and marketable title to the Purchased Assets (in recordable form, where appropriate), including certificates of title or origin (or like documents) with respect to all vehicles and other Equipment included in the Purchased Assets for which a certificate of title or origin is required in order for title thereto to be transferred to Buyer.

(ii) Other Agreements. Executed counterparts of each of the Other Agreements to which it is a party.

(iii) Registration Transfer Documents. All such filings and submissions of Seller to the FDA or any other Governmental Authority, duly executed by Seller, as are necessary to transfer the rights to the Registrations (to the extent so transferable) to Buyer, including the Seller Registration Transfer Letter.

(iv) Consents. The consents, waivers, authorizations and approvals, if any, from Governmental Authorities in connection with the execution, delivery and performance of Seller of this Agreement, the Other Agreements, and all instruments and documents to be delivered by Seller in connection herewith, and Seller’s consummation of the Transactions, as set forth on Schedule 3.2(a)(iv), and the consents, waivers, authorizations and approvals, if any, from any other Person in connection with the assignment to Buyer of the agreements, instruments and documents set forth on Schedule 3.2(a)(iv) (the “Required Consents”).

(v) Payoff Letters. Payoff letters or comparable instructions from the Persons set forth on Schedule 3.2(a)(v) (or an agent for any such Person) setting forth a payoff amount and stating that upon payment of such amount, any Encumbrances securing the Existing Obligations or otherwise encumbering the Purchased Assets (except Permitted Encumbrances) shall be terminated.

(vi) FIRPTA Certificate. A duly executed certificate (in the form provided for in Treasury Regulations Section 1.1445-2) that states either that such transferor is not a “foreign person” for U.S. federal income tax purposes or that none of the Purchased Assets is a “United States real property interest” for U.S. federal income tax purposes; provided, however, that if such certificate is not furnished, Buyer’s obligation to effect the Closing shall continue, with Buyer being entitled to withhold Taxes as required by Section 1445 of the Code and remit such Taxes to the IRS.

(vii) Surveys. Currently dated as-built ALTA surveys of each parcel of BSBU Owned Real Property, prepared and certified to Buyer and the Title Company by a certified or registered surveyor approved by Buyer and prepared in accordance with the 2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys. Such surveys shall (A) be in form reasonably acceptable to Buyer and the Title Company, (B) show all improvements and appurtenances thereto, the location of all easements, rights of way, sewer and water lines (which are visible or referenced in the Title Policy), building lines and encroachments, the location of all required building set-back lines and other dimensional regulations, any wetlands within any zone of a hundred-year flood plain and navigable water, (C) show the location of all abutting or adjoining streets, alleys and curb cuts, and (D) show the legal description and acreage. In addition, Buyer shall have received a Surveyor’s Certificate executed by such surveyor, in form and substance reasonably acceptable to Buyer and the Title Company.

(viii) Title Policies. ALTA owner’s policies of title or irrevocable and unconditional binders to issue such policies (collectively, the “Title Policies”), in amounts reasonably determined by Buyer, dated, or updated to, the Effective Date, issued by a title company reasonably acceptable to Buyer (the

“Title Company”), insuring, or committing to insure, at its ordinary premium rates (taking into account the endorsements described below), the good and marketable title in fee simple of Buyer to each parcel of BSBU Owned Real property subject only to the Permitted Encumbrances, and containing, to the extent available in the jurisdiction where the BSBU Owned Real Property is located, extended coverage over all so-called general or standard printed exceptions (including, without limitation, exceptions pertaining to survey matters and mechanic’s lien claims). Such Title Policies shall provide for such direct access reinsurance as Buyer may reasonably specify and shall contain affirmative endorsements insuring Buyer for (A) comprehensive, (B) contiguity, if applicable, (C) survey, and (D) creditors’ rights.

(ix) Other Title Company Documents. Such other documents, instruments or other items as are reasonably requested by the Title Company to issue the Title Policies.

(x) UCC Searches. Copies of Uniform Commercial Code (“UCC”) financing statement, judgment, tax lien and pending litigation searches for Seller where such searches are customarily performed in the States of Delaware, Florida, North Carolina, Nebraska, Texas, Pennsylvania, Ohio and Virginia, in form and substance reasonably satisfactory to Buyer, and dated no earlier than twenty (20) days prior to the Closing Date.

(xi) UCC Termination Statements. UCC termination statements or amendments releasing each of the Encumbrances previously perfected by a UCC filing upon the Purchased Assets other than Permitted Encumbrances.

(xii) Releases of Encumbrances. Releases of all Encumbrances affecting the Real Property other than Permitted Encumbrances.

(xiii) Special Permits and Licenses. To the extent transferable from Seller to Buyer under applicable Law, all special permits or licenses issued by the municipality in which each parcel of Real Property is located which are required in connection with the operation of the business of the Biologics SBU (including any and all environmental protection permits).

(xiv) CEO Certificate. A certificate of the Chief Executive Officer of Seller certifying as to the matters set forth in Sections 7.2(a) and (b).

(xv) Good Standings. Complete and accurate copies of a certificate of good standing of Seller from the Secretary of State of the State of Delaware and each jurisdiction in which Seller is qualified or licensed to do business, as of a date reasonably close to (and in no event more than twenty (20) days prior to) the Closing Date.

(xvi) Charter Documents. Complete and accurate copies of the Certificate of Incorporation and Bylaws of Seller certified by the Secretary of State of the State of Delaware, or Seller’s Secretary.

(xvii) Consents and Resolutions. Complete and accurate copies of resolutions of the Board of Directors and stockholders of Seller authorizing the execution and delivery by Seller of this Agreement, the Other Agreements and all instruments and documents to be delivered by Seller in connection herewith, and the consummation by Seller of the Transactions, certified by the Secretary of Seller, as of the Closing Date, as having been duly and validly adopted and being in full force and effect on the Closing Date.

(xviii) Incumbency Certificate. A certificate from the Secretary of Seller as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement or the Other Agreements.

(xix) Fixed Asset List. Schedules substantially similar in form to Schedules 1.1(g), 1.1(t) and 1.1(u), detailing the fixed assets among the Purchased Assets, and including a roll-forward indicating changes from such Schedules delivered as of the Execution Date.

(xx) Inventory Statement. The Closing Inventory Statement, as contemplated by Section 2.8(b).

(xxi) Retained Information. Copies of all Retained Information reasonably related to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products.

(xxii) Other Items. Such other documents and instruments as may be reasonably necessary to effect or evidence the Transactions.

(b) Buyer and Parent’s Actions and Deliveries. Buyer and Parent shall deliver or cause to be delivered to Seller:

(i) Purchase Price. The Purchase Price in full by wire transfer of immediately available funds directly to the Seller Account and Escrow Account in accordance with Section 2.6.

(ii) Other Agreements. Executed counterparts of each of the Other Agreements to which it is a party.

(iii) Registration Transfer Documents. All such filings and submissions of Buyer to the FDA or any other Governmental Authority, duly executed by Buyer, as are necessary in connection with the transfer of the rights to the Registrations from Seller to Buyer (to the extent so transferable), including the Buyer Registration Transfer Letter.

(iv) Officers’ Certificate. A certificate of a duly authorized officer of each of Buyer and Parent certifying as to the matters set forth in Sections 7.3(a) and (b).

(v) Good Standing. A complete and accurate copy of a certificate of good standing of Buyer from the Secretary of State of the State of Delaware, as of a date reasonably close to (and in no event more than twenty (20) days prior to) the Closing Date.

(vi) Consents and Resolutions. Complete and accurate copies of resolutions of the Board of Directors of Buyer and Parent authorizing the execution and delivery by Buyer and Parent, as applicable, of this Agreement and all instruments and documents to be delivered by Buyer and Parent in connection herewith, and the consummation by Buyer and Parent of the Transactions, certified by the Secretaries of Buyer and Parent, as applicable.

(vii) Charter Documents. Complete and accurate copies (A) of the Certificate of Incorporation and Bylaws of Buyer certified by the Secretary of State of the State of Delaware, or Buyer’s Secretary, and (B) an apostilled certified translation of the extract from the German Commercial Registry of Corporations reflecting that Parent is a duly formed corporation in good standing under German law.

(viii) Incumbency Certificate. A complete and accurate copy of (A) a certificate from the Secretary of Buyer as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement and (B) a certificate from the Secretary of Parent as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement.

(ix) Other Items. Such other documents and instruments as may be reasonably necessary to effect or evidence the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Schedules designated by numbers corresponding to sections within this Article IV, Seller hereby represents and warrants to Buyer as of the date hereof as follows:

4.1    Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease and operate, as applicable, the Purchased Assets. Seller is duly qualified to do business as a foreign corporation in all the states, provinces and jurisdictions listed on Schedule 4.1, which are all of the jurisdictions in which such qualification is necessary because of the operation of the Biologics SBU, the ownership or use of the Purchased Assets, or otherwise. Seller has all requisite power and authority and all authorizations, licenses and permits necessary to own and operate the Purchased Assets, and to conduct the business of the Biologics SBU as presently conducted.

4.2    Due Authorization. Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, including the sale, transfer and delivery of the Purchased Assets. The execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Seller, and Seller has taken, or will take prior to Closing, all such corporate actions as may be necessary, proper or advisable, including all actions required by Law, Seller’s Certificate of Incorporation and Seller’s Bylaws, to authorize the execution and delivery of this Agreement and the Other Agreements, the consummation of the Transaction and the execution and delivery of each of the documents required to be delivered thereunder so that Seller will have the full right, power and authority to deliver the Purchased Assets to Buyer and to perform all its obligations under this Agreement and the Other Agreements. The board of directors of Seller has taken all actions necessary to render the Rights Agreement inapplicable to this Agreement and the Transactions.

4.3    Organizational Documents. Seller has delivered or caused to be delivered to Buyer copies of its Certificate of Incorporation and Bylaws, and all such copies are complete and correct as of the date hereof. Schedule 4.3 contains a complete and accurate list of the current directors and executive officers of Seller.

4.4    No Conflicts; Enforceability. The execution, delivery and performance of this Agreement and the Other Agreements by Seller, and the consummation of the Transaction, (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or Bylaws of Seller, (b) assuming all of the consents, approvals, authorizations and permits described in Section 4.9 have been obtained and all the filings and notifications described in Section 4.9 have been made and any waiting periods thereunder have terminated or expired, do not conflict with any Law applicable to Seller, and (c) do not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any indenture, mortgage, lease, loan agreement, Material Contract, Registration or other agreement binding on Seller or any applicable order, writ, injunction or decree of any court or Governmental Authority to which Seller is a party or by which Seller is bound or to which any of its Assets is subject. This Agreement and the Other Agreements have been duly authorized, executed and delivered by Seller, and constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights, generally (the “Equitable Exceptions”). There are no agreements, options, commitments or rights of any Person (other than Buyer and Parent) to purchase or otherwise acquire any of the interests of Seller in or to the Purchased Assets, except those entered into in the Ordinary Course of Business for the sale of Inventory.

4.5    Title; Sufficiency. Schedules 1.1(a) through 1.1(y) and Schedules 4.12(a) and (b) list substantially all of the Purchased Assets. Seller owns, leases, licenses or has the right to use the Purchased Assets, and has good and marketable title to, or a valid leasehold interest in, and has the right to sell and transfer to Buyer the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances. Except for the Excluded Assets, the Purchased Assets constitute all of the property and assets relating to, used in or necessary for the conduct of the Biologics SBU by Buyer after the Closing in the Ordinary Course of Business and in substantially the same manner as conducted by Seller prior to the Closing.

4.6    Inventory; Equipment.

(a) (i) The Inventory (x) was acquired or produced in the Ordinary Course of Business, (y) is in the physical possession of Seller or is in transit to or from a customer or supplier of Seller, and (ii) the net inventory as presented on the most recent balance sheet contained in Seller’s most recent SEC Filing prior to the Execution Date, as rolled forward to the Effective Time in accordance with GAAP as consistently applied by Seller and using the same methodology used in such most recently filed balance sheet, is of a quality presently useable and/or saleable in the Ordinary Course of Business. As of the date of the most recent balance sheet contained in Seller’s most recent SEC Filing prior to the Execution Date, the book value of the Inventory is as set forth on such balance sheet, net of reserves for inventory write-down determined in accordance with GAAP as consistently applied by Seller.

(b) The BSBU Equipment is in good working order and condition, except for reasonable wear and tear.

4.7     Intellectual Property. The BSBU Intellectual Property includes all the Intellectual Property owned or used by Seller which is material to, and reasonably necessary for, the conduct of the business of the Biologics SBU by Seller in the Ordinary Course of Business.

(a) (i) except as provided in the Assigned Contracts, Seller owns and possesses all right, title and interest in and to the BSBU Intellectual Property and has the right to assign such BSBU Intellectual Property free and clear of any Encumbrances or other restrictions other than Permitted Encumbrances and (ii) the BSBU Intellectual Property is valid and enforceable, subject to the Equitable Exceptions.

(b) to Seller’s Knowledge, (i) none of the BSBU Intellectual Property has been or is the subject of (A) any pending adverse judgment, injunction, order, decree or agreement restricting (x) Seller’s use of such BSBU Intellectual Property in connection with Products or (y) assignment or license of such BSBU Intellectual Property by Seller, or (B) any threatened litigation or claim of infringement made in writing or any pending litigation to which Seller is a party and (ii) there is no unauthorized use, infringement or misappropriation of any of the BSBU Intellectual Property by any third party and Seller has not sent any Person any claim, demand or notice asserting infringement of any BSBU Intellectual Property.

(c) except as provided in the Assigned Contracts or as otherwise contemplated by this Agreement, (i) Seller has not granted any licenses to the BSBU Intellectual Property to third parties, (ii) Seller is not party to any agreements with third parties that materially limit or restrict Seller’s use of the BSBU Intellectual Property and (iii) no royalties are paid or payable by Seller on or with respect to any of the BSBU Intellectual Property. Seller has delivered to Buyer true, complete and correct copies of (A) each Contract that grants licenses to the BSBU Intellectual Property to any Person, (B) each Contract that materially limits or restricts Seller’s use of the BSBU Intellectual Property and (C) each Contract pursuant to which royalties are paid or payable by Seller on or with respect to the BSBU Intellectual Property (the “IP License Agreements”). Each material IP License Agreement is a legal, binding and enforceable obligation of Seller and, to Seller’s Knowledge, no event has occurred which with notice or the passage of time would constitute a breach or default or permit termination, modification or acceleration thereunder.

(d) all issuance, renewal, maintenance and other payments that are or have become due with respect to any material BSBU Intellectual Property have been timely paid by or on behalf of Seller.

(e) (i) Seller has taken reasonable measures to maintain in confidence all BSBU Know-How and (ii) each BSBU Employee is subject to a written obligation to maintain the confidentiality of his or her work product and of any confidential or proprietary information related to the Purchased Assets.

(f) to Seller’s Knowledge, the BSBU Intellectual Property does not infringe upon or misappropriate any intellectual property rights of any Person, and no circumstances exist that would form the basis of any claim for infringement, unauthorized use or violation of any Person’s intellectual property rights, or cause any Person to challenge the use, validity or enforceability of any BSBU Intellectual Property.

(g) all BSBU Intellectual Property owned by Seller was created by (i) employees of Seller acting at the direction of Seller, within the scope of their employment, or (ii) by independent contractors who have assigned all their rights in and to such BSBU Intellectual Property to Seller. No current or former employee, stockholder, officer, director, consultant or Affiliate of or to Seller has any claim or interest in or with respect to any material BSBU Intellectual Property.

(h) Seller has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the BSBU Intellectual Property.

4.8    Litigation. There is no claim, Action, or proceeding, including product liability claims pending or, to Seller’s Knowledge, threatened, and, there is no claim, governmental investigation or administrative Action pending or, to Seller’s Knowledge, threatened as to Seller (or to Seller’s Knowledge, any third party) related to the Purchased Assets or the Transactions, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or would prevent the consummation by Seller of the Transactions; provided, however, the Parties acknowledge and agree that, for all purposes of this Agreement, no Party makes any representation or warranty regarding the existence of a pending or threatened Action under Antitrust Laws related to the Transactions or regarding the effect of the Antitrust Laws on such Party’s ability to execute, deliver, or perform its obligations under this Agreement or to consummate the Transactions as a result of the enactment, promulgation, application, or threatened or actual judicial or administrative investigation or litigation under, or enforcement of, any Antitrust Law with respect to the consummation of the Transactions. Schedule 4.8 sets forth a complete and correct list and description of all material Actions made, filed or otherwise initiated with respect to the Products or the Biologics SBU, that are pending or have been resolved in the past two (2) years, and the resolution thereof. Prior to the execution of this Agreement, Seller has delivered to Buyer all responses of legal counsel for the Company to auditors’ requests for information delivered in connection with preparation of Seller’s audited financial statements (together with any updates provided by such counsel) regarding any Actions pending or Threatened against Seller.

4.9    Government Consents. Except for the requisite filings under the HSR Act and any other applicable Antitrust Laws and the expiration or termination of the waiting period thereunder, and all of the filings and other actions set forth on Schedule 4.9 (including the filings contemplated by Sections 3.2(a)(iii) and 3.2(b)(iv)), any applicable filings required to be made by Seller under the Exchange Act, any applicable Blue Sky Laws and the rules and regulations of the Exchange, no notice to, filing with, authorization of, exemption by, or consent of, any Governmental Authority (the “Governmental Consents”) is required to be obtained by Seller for Seller to execute, deliver and perform this Agreement and the Other Agreements or to consummate the Transactions.

4.10    Third Party Consents. Except for the approval of the Required Seller Stockholders and the Required Consents, neither the execution and delivery of this Agreement and the Other Agreements, nor the performance of Seller hereunder or thereunder will require any notice to, filing with, authorization of, exemption by, or consent of any other Person.

4.11    Taxes.

(a) Seller has duly and timely filed, or will duly and timely file, all Tax Returns required to be filed on or before the Closing Date with respect to the Biologics SBU and/or the Purchased Assets. All such Tax Returns are true, correct and complete in all material respects. Seller has timely paid and discharged, or will timely pay and discharge, all Taxes required to be paid on or before the Closing Date with respect to the Biologics SBU and/or the Purchased Assets. The unpaid Taxes of Seller with respect to the Biologics SBU and/or the Purchased Assets did not, as of June 30, 2007, exceed the reserves for Tax liability set forth in the consolidated financial statements contained in Seller’s SEC Filings.

(b) There are no Encumbrances for Taxes (other than Encumbrances for current Taxes not yet due and payable) on the Purchased Assets. Seller has timely withheld all Taxes with respect to the Biologics SBU and/or the Purchased Assets required to have been withheld under applicable Laws and has timely paid over to the appropriate Governmental Authority all amounts required to be so withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor or other third party with respect to the Biologics SBU and/or the Purchased Assets, and all IRS Forms W-2 and 1099 required under applicable Law with respect thereto to be filed have timely and properly been completed and filed.

(c) No audit, examination, litigation, action or proceeding by any Governmental Authority for the assessment or collection of Taxes of Seller with respect to the Biologics SBU and/or the Purchased Assets is outstanding, pending or has been threatened in writing, and no written claim or deficiency against Seller for the assessment or collection of any Taxes with respect to the Biologics SBU and/or the Purchased Assets has been asserted or proposed which written claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid (taking into account any granted extension of the due date for payment of such Taxes).

(d) Seller is not a party to any Contract with respect to the Biologics SBU and/or the Purchased Assets that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(e) Seller has disclosed on its U.S. federal income Tax Returns all positions taken therein with respect to the Biologics SBU and/or the Purchased Assets that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code. Seller has not participated in a reportable transaction, with respect to the Biologics SBU and/or the Purchased Assets, subject to Treasury Regulation Section 1.6011-4(a) or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance.

(f) There is no request for a ruling or determination in respect of any Tax relating to the Biologics SBU and/or the Purchased Assets pending between the Seller and any Governmental Authority.

(g) The Seller is not party to any Tax sharing agreement relating to the Biologics SBU and/or the Purchased Assets.

(h) There is no outstanding waiver of the statute of limitations with respect to Taxes relating to the Biologics SBU and/or the Purchased Asset.

(i) No Governmental Authority has asserted that Seller was required to file a Tax Return with respect to the Biologics SBU and/or the Purchased Assets in any jurisdiction where the Seller has not filed a Tax Return.

4.12    Real Property.

(a) Schedule 4.12(a) contains a true and complete list of the real property owned in fee by Seller relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including the real property owned by Seller in Boca Raton, Florida located at 5800 and 5900 Park of Commerce Avenue, NW (Parcel Nos. 06-43-47-06-03-015-0000, 06-43-47-06-03-014-0000 and 06-43-47-06-16-001-0000) (the “BSBU Owned Real Property”). Seller has good, valid and marketable fee simple title to each parcel of BSBU Owned Real Property, including all buildings, structures, fixtures and improvements located thereon, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) Encumbrances for Taxes and general and special assessments not in default and payable without penalty and interest or which are being contested in good faith by appropriate proceedings, and (iii) other Encumbrances which, individually or in the aggregate, would not reasonably be expected to materially interfere with Seller’s use and enjoyment of such BSBU Owned Real Property for the Biologics SBU. There are no outstanding contracts for the sale of any of the BSBU Owned Real Property. There are no leases, subleases, licenses, concessions or any other Contracts, options or rights of first refusal or agreements granting to any Person other than Seller any right to the possession, use, occupancy or enjoyment of any of the BSBU Owned Real Property or any portion thereof. No BSBU Owned Real Property is subject to any pending or, to Seller’s Knowledge, threatened condemnation proceeding by any Governmental Authority.

(b) Except for the Excluded Assets, Schedule 4.12(b) contains a true and complete list of all leases, subleases, sub-subleases, licenses and other agreements (collectively, the “BSBU Real Property Leases,”) under which Seller leases, subleases, licenses, uses or occupies (whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement) or has the right to use, occupy, or purchase, now or in the future, any real property that is used primarily in connection with the Biologics SBU (the “BSBU Leased Real Property,” and together with the BSBU Owned Real Property, the “Real Property”). Each BSBU Real Property Lease is in full force and effect and there is no default or event which, with notice or lapse of time or both, would constitute a material default on the part of Seller or, to Seller’s Knowledge, any other party thereto, and Seller has not assigned, sublet or transferred its leasehold interest. Seller has a good and valid leasehold interest in each BSBU Real Property Lease free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) Encumbrances for Taxes and general and special assessments not in default and payable without penalty or interest or which are being contested in good faith by appropriate proceedings, and (iii) other Encumbrances which do not materially interfere with Seller’s use and enjoyment of such BSBU Real Property Lease for the Biologics SBU.

(c) Seller has delivered to Buyer true, correct and complete copies of all deeds, BSBU Real Property Leases (including all amendments thereto), title insurance commitments, title insurance policies, surveys and recorded documents that Seller has in its possession or which is reasonably available to Seller and which relates to the Real Property.

(d) There is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding, pending or threatened, against any of the Real Property which, if adversely determined, would have a Material Adverse Effect on title to any of the Real Property or Seller’s leasehold interest in any BSBU Leased Real Property.

(e) Seller has not received any notice from any insurance company or board of fire underwriters of any material defects or material inadequacies in or on any Real Property or any part or component thereof that would materially adversely effect the insurability of the Real Property or cause any material increase in the premiums for insurance for the Real Property, that have not been cured or repaired. Seller currently maintains insurance for the Leased Properties in compliance with all Leases.

(f) All work done for Seller and all materials furnished to Seller with respect to any BSBU Owned Real Property have been paid for in full, as and when due, or will be paid in full and discharged by the Closing Date, to the extent then due.

(g) With respect to the Real Property:

(i) Seller is in exclusive possession thereof and holds all easements, licenses or rights required by applicable Law for use and occupancy as are necessary and material to the conduct of the business of the Biologics SBU thereon as currently conducted;

(ii) no portion thereof is subject to any pending condemnation proceeding or other proceeding by any public or quasi-public authority materially adverse to the Real Property and, to Seller’s Knowledge, there is no Threatened condemnation or other proceeding with respect thereto materially adverse to the Real Property;

(iii) Seller is not a party to any agreements with owners or users of properties adjacent to any facility located on any parcel of the Real Property relating to the use, operation or maintenance of such facility or any adjacent real property which would have a Material Adverse Effect on the Biologics SBU;

(iv) Seller is not a lessor under, or otherwise a party to, any lease, sublease, license or concession pursuant to which Seller has granted to any Person the right to use or occupy all or any portion of the Real Property; and

(v) All real estate Taxes due and payable with respect to any BSBU Owned Real Property, or for which Seller is responsible with respect to any BSBU Leased Real Property, have been paid in full as and when due.

4.13    Personal Property and Equipment. Except as disposed of in the Ordinary Course of Business, Seller has good title to, a valid leasehold interest in, or a valid license to use, all material items of tangible personal property related to and required for the Biologics SBU, as owned or used by Seller, free and clear of any Encumbrances other than Permitted Encumbrances. All material equipment used by Seller in the Ordinary Course of Business is in adequate working condition and repair and sufficient for the operation of the business of the Biologics SBU as presently conducted (normal maintenance, wear and tear excepted).

4.14    Environmental, Safety and Health.

(a) the Purchased Assets and Seller’s operation of the Biologics SBU comply, and since September 10, 2004 have complied, in all material respects with Environmental, Safety and Health Laws;

(b) (A) Seller has obtained and maintained and is in compliance with all material permits, licenses and other authorizations that are required pursuant to Environmental, Safety and Health Laws to own, use and occupy the Purchased Assets, operate the Biologics SBU and manufacture the Products, and (B) a list of all such material permits, licenses and other authorizations is set forth on Schedule 4.14;

(c) neither Seller nor its Affiliates has received any written notice of any Environmental Claims with respect to the Purchased Assets, the Biologics SBU or the Products and there are no such Environmental Claims pending or, to Seller’s Knowledge, threatened;

(d) none of the following exists at any Real Property or Facility owned or operated by Seller relating to, used in or necessary for the Purchased Assets, the Biologics SBU or the Products: (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments or disposal areas requiring a permit under Environmental, Safety, and Health Laws;

(e) Seller has not caused any material Releases of Hazardous Substances and, to Seller’s Knowledge, no material Releases of Hazardous Substances have occurred at, from, in, to, on, or under any BSBU Owned Real Property or BSBU Leased Real Property that would reasonably be expected to result in Environmental Claims;

(f) neither the execution of this Agreement and the Other Agreements nor the consummation of the Transactions shall result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Safety and Health Laws;

(g) Seller has not designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products;

(h) Seller has not, with respect to the Purchased Assets, the Biologics SBU or the Products, either expressly or by operation of law, assumed or undertaken any liability, order, settlement, judgment, injunction or decree, including any obligation for corrective or remedial action, of any other Person relating to Environmental, Safety and Health Laws;

(i) to Seller’s Knowledge, no facts, circumstances or conditions exist with respect to the Purchased Assets, the Biologics SBU or the Products that would reasonably be expected to result in an Environmental Claim; and

(j) with respect to the Purchased Assets, the Biologics SBU and the Products, Seller has delivered to Buyer copies of all material reports, audits, studies, analyses, tests, correspondence or other documents available to them concerning their compliance with and liability under the Environmental, Safety and Health Laws.

(k) Notwithstanding any other provision of this Agreement, this Section 4.14 sets forth Seller’s sole and exclusive representations and warranties with respect to Environmental, Safety and Health Laws, Environmental Claims, and Hazardous Substances.

4.15    Employee Benefit Plans.

(a) All Seller Plans, to Seller’s Knowledge, and all of Seller’s ERISA Affiliates are listed on Schedule 4.15(a).

(b) Each Plan is in material compliance with its terms and with ERISA (if required by Law) and other applicable laws (including compliance with the health care continuation requirements of COBRA and the deferred compensation rules and withholding requirements set forth in Section 409A of the Code), and with any applicable collective bargaining agreement and all other agreements and instruments applicable to any such Plan. Seller and each applicable ERISA Affiliate have received favorable determination letters as to the qualification under the Code of each pension plan, as defined in Section 3(2) of ERISA (“Pension Plan”), and there have been no amendments or other developments since the date of such determination letters which would cause the loss of such qualified status. There are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or threatened against the Plans, or any administrator or fiduciary thereof, which could result in any material Liability.

(c) With respect to material Plans, Seller has heretofore delivered to Buyer true and complete copies of the following, to the extent available:

(i) the Plan documents (and any applicable trust agreement, investment management agreement, administrative service contract or insurance contract);

(ii) the most recent Internal Revenue Service determination letter relating to each of the Pension Plans;

(iii) the three (3) most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the Plans as filed pursuant to applicable law;

(iv) the summary plan description (as currently in effect) and any summary of material modification for each of the Plans;

(v) the most recent summary annual report furnished for each of the Plans; and

(vi) the most recent actuarial valuations, if applicable, and latest financial statements for each of the Plans.

(d) Neither Seller nor any ERISA Affiliate nor any of their employees, shareholders, or directors have engaged in any transaction in connection with which any of them would be subject either to a civil penalty assessed pursuant to Section 502 of ERISA or a tax imposed by Section 4975 of the Code. The execution and performance of this Agreement will not involve any prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

(e) No Pension Plan is a defined benefit plan as such term is defined under Section 3(35) of ERISA, nor does Seller or any ERISA Affiliate participate (nor has it in the past participated) in a multiemployer plan as such term is defined under Section 3(37) of ERISA.

(f) Full payment as of the Effective Time has been made or adequately provided for on the books and consolidated financial statements of Seller with respect to: (i) all amounts and premiums which Seller and any ERISA Affiliate are required, under the terms of all Plans, to have paid as contributions to such Plans on behalf of the BSBU Employees and DCSS Employees as of the last day of the most recent fiscal year prior to the Closing Date and (ii) all pro rata amounts which Seller and any ERISA Affiliate are required to pay as contributions to each such Plan on behalf of the BSBU Employees and DCSS Employees for the fiscal year that includes the Closing Date.

(g) The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Seller Plan or employment agreement that will result in any material payment (whether of severance pay or otherwise) becoming due to any BSBU Employee or DCSS Employee, (ii) accelerate the time of payment or vesting or materially increase the amount of compensation due under any Seller Plan or employment agreement, (iii) cause any individual to accrue or receive additional material benefits, service or accelerated rights to payment or benefits under any Seller Plan or employment agreement, or (iv) directly or indirectly cause the Seller or any ERISA Affiliate to transfer or set aside any material assets to fund or otherwise provide for benefits to any BSBU or DCSS Employee.

(h) There have been no statements, either written or oral, or communications made or materials provided to any employee or former employee of Biologics SBU by any person that provide for or could be construed as a contract or promise by Seller or any ERISA Affiliate to provide for any pension, welfare, or other insurance-type benefits to any such employee or former employee, whether before or after retirement, other than benefits under the Seller Plans.

(i) No services are provided to Biologics SBU by any “leased employee,” as that term is defined under Section 414(n) of the Code.

(j) Seller does not provide any benefits to its BSBU Employees or DCSS Employees through a “multiple employer welfare arrangement,” as defined in Section 3(40)(A) of ERISA.

4.16    Compliance with Laws.

(a) Seller has complied in all material respects with all Laws of any Governmental Authority applicable to it or to the operation of the business of the Biologics SBU prior to the Effective Time (“Applicable Laws”), and (b) the Registrations required for the Distribution of Products have been in full force and effect. No facts or circumstances exist which would reasonably be expected to cause Seller to be in material violation of any Applicable Laws or to cancel the effectiveness of any Registrations in the future. To Seller’s Knowledge, it is not under investigation with respect to violations of any Applicable Laws.

4.17    Regulatory Matters.

(a) Schedule 1.1(r) sets forth a true and complete list of all Registrations, BLAs and INDs. Seller is the sole and exclusive owner of the Registrations and is the sole and exclusive holder of the BLAs and INDs. To Seller’s Knowledge, the Registrations, BLAs and INDs are the only Registrations necessary to own, lease and operate the business of the Biologics SBU in the Ordinary Course of Business (the “Required Registrations”).

(b) (i) To Seller’s Knowledge, Seller is in possession of all Required Registrations, (ii) the operation of the business of the Biologics SBU is being conducted in compliance in all material respects with all Required Registrations and Laws applicable to the Products and the Biologics SBU, (iii) to Seller’s Knowledge, all

Required Registrations are in full force and effect, (iv) no Governmental Authority has served written notice that Seller, the operation of the Biologics SBU or the development, marketing or sale of the Products were or are in violation in any material respect of any applicable Law or Required Registration, and (v) Seller has not received written notice from any Governmental Authority that there are circumstances currently existing which would lead to any loss of any Required Registration or refusal to renew any Required Registration on terms no less advantageous to Seller than the terms of those Required Registrations currently in force.

(c) Seller is in material compliance with all material agreements with any Governmental Authorities with respect to the Purchased Assets, which agreements are set forth on Schedule 4.17(c), and Seller has delivered to Buyer true and complete copies of all such agreements.

(d) The Distribution of Products by Seller has been conducted in material compliance with the Registrations and all applicable Laws, including the Act, except where failure to do so would not have a Material Adverse Effect.

(e) Seller has filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, product deviation reports and annual reports with respect to each BLA and IND, related to the manufacture, testing, study, or sale of Products, except as would not reasonably be expected to have a Material Adverse Effect.

(f) Seller has not received any written or, to Seller’s Knowledge, other notice of proceedings from a Governmental Authority alleging that any Products or any of the Purchased Assets or the ownership, manufacturing, operation, storage, Distribution, warehousing, packaging, labeling, handling, testing, marketing and/or testing thereof is in material violation of any applicable Law and such violation has not been remedied, except for such violations that would not reasonably be expected to have a Material Adverse Effect.

(g) Schedule 4.17(g), as delivered by Seller on the Execution Date and updated by Seller on the Closing Date, lists all correspondence sent or received by Seller during the period commencing twelve (12) months prior to the Closing Date with the FDA and the PEI with respect to the Biologics SBU and the Products (“Regulatory Correspondence”) and Seller has made available to Buyer for review and inspection all Regulatory Correspondence in Seller’s possession.

(h) All equipment that is required by Law to be cGMP-compliant is, in all material respects, cGMP-compliant.

4.18    Contracts. Schedule 4.18 lists the following Contracts to which Seller is a party and which relate to, are used in or are required for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products (the “Material Contracts”):

(a) any consulting agreement or employment agreement that provides for annual compensation exceeding $300,000 per year and which cannot be terminated by Seller without penalty on notice of thirty (30) days or less, any collective bargaining arrangement with any labor union, any Contract or arrangement providing for Seller to indemnify any Person in an amount reasonably expected to exceed $300,000 in any year, and any such agreements currently in negotiation or proposed;

(b) any Contract for capital expenditures or the acquisition of fixed assets, in each case, with a cost to Seller in excess of $300,000 in any year;

(c) any Contract for the purchase, lease, maintenance or acquisition, or the sale or furnishing of, materials, supplies, merchandise, equipment, parts or other property or services requiring remaining aggregate future payments in excess of $250,000, other than purchase orders entered into the Ordinary Course of Business;

(d) any Contract relating to the acquisition or disposition of a distinct line of business or any material real property related to the Biologics SBU or the Purchased Assets;

(e) any Contract relating to the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed indebtedness, which provides for or would give rise to a security interest in any of the Purchased Assets;

(f) any Assigned Contract requiring aggregate future payments by Seller, or providing for future payments to Seller, in excess of $250,000, under which the execution and delivery of this Agreement and the Other Agreements by Seller may cause a default, give rise to any right of termination, cancellation or acceleration, or require any consent;

(g) any Contract granting any Person a material Encumbrance on all or any part of the Purchased Assets, other than Permitted Encumbrances and Encumbrances that will be released prior to the Effective Time;

(h) any Contract under which Seller has granted or received a material license or sublicense for any part of the Purchased Assets or under which Seller is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $250,000 per year, with respect to the Purchased Assets, other than licenses for commercially available prepackaged software;

(i) any Contract related to the Purchased Assets that involves the executory performance of services by Seller on a fixed-price basis with a cost or value in excess of $250,000 per year, other than in the Ordinary Course of Business;

(j) any lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any of the Purchased Assets (other than the BSBU Real Property Leases and leases of personal property with remaining obligations of more than $100,000);

(k) any Contract with respect to the BSBU Intellectual Property, other than (i) agreements with current or former employees and other Persons regarding the development, appropriation or the non-disclosure of any Intellectual Property of the Company, and (ii) non-disclosure agreements entered into in the ordinary course of business;

(l) any Contract to which any employee employed primarily by the Biologics SBU at the level of vice president or above is bound that in any manner purports to (i) restrict such Person’s freedom to engage in any line of business or activity or to compete with any other Person, or (ii) assign to any other Person such Person’s rights to any BSBU Intellectual Property;

(m) any joint venture, partnership, or other Contract (other than an agreement with an employee) relating to the Biologics SBU (however named) involving a sharing of profits, losses, costs, or liabilities by Seller with any other Person with a cost or value in excess of $250,000 per year;

(n) any Contract containing covenants that purports to materially restrict the business activities of the Biologics SBU or materially limits the freedom of the Biologics SBU to engage in any line of business or to compete with any Person;

(o) any written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Seller with respect to the Products that is, individually or in the aggregate, material to the Purchased Assets; and

(p) any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Each of the Material Contracts is assignable to Buyer without notice or consent according to its terms. Seller has delivered to Buyer a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each oral Material Contract, if any. With respect to each Material Contract, (i) the Material Contract is legal, valid, binding, enforceable and in full force and effect, (ii) the Material Contract will continue to be legal, valid, binding, enforceable and in full force and effect following the consummation of the Transactions (assuming any necessary consents to assignment are obtained), (iii) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration under the Material Contract, and (iv) no party has repudiated in writing any provision of the Material Contract.

4.19    Financial Statements.

(a) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in Seller’s SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in such filings and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in such filings), and each, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position of Seller as of the respective dates thereof and the consolidated results of operations and cash flows of Seller for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, are not material).

(b) As of the Closing Date, Seller shall have provided Buyer with complete and correct copies of Seller’s accruals for Rebate Charges, Wholesaler Charges and Medicaid Rebate Charges as of the Closing Date. Seller’s accruals for Rebate Charges, Wholesaler Charges and Medicaid Rebate Charges have been established and maintained in accordance with GAAP as consistently applied by Seller and the methodology used in Seller’s audited balance sheet most recently filed with the SEC.

4.20    Accounts Receivable. Schedule 4.20(a), as will be delivered on the Closing Date, will contain a complete and accurate list, in all material respects, of all Accounts Receivable of Seller relating to the Biologics SBU or the Products as of the Closing Date by amount and customer. Except as set forth on such Schedule, as of the Closing Date Seller will have no Accounts Receivable related to any products or services of the Biologics SBU or the Products that have been partially delivered, performed or fulfilled, or for which there are any outstanding obligations of Seller, including for work in progress, partially billed products and open purchase orders.

4.21    Absence of Certain Changes. Since June 30, 2007, and except for the marketing of the Biologics SBU for sale, Seller has conducted the business of the Biologics SBU in the Ordinary Course of Business, and since June 30, 2007 there has been no Material Adverse Effect, nor to Seller’s Knowledge has any event occurred that would reasonably be expected to have a Material Adverse Effect on the business of the Biologics SBU or any of the Purchased Assets. Since June 30, 2007, as relates to the Biologics SBU or the Purchased Assets, there has not been, nor has Seller committed to, any:

(a) mortgage or pledge any of the Purchased Assets, other than Permitted Encumbrances;

(b) material sale, assignment, transfer, lease or license (other than sales or licenses to customers in the Ordinary Course of Business) of the BSBU Intellectual Property or abandonment or lapse of any rights in the BSBU Intellectual Property;

(c) incident of damage, destruction or loss of any Purchased Assets, whether or not covered by insurance, having a replacement cost or fair market value in excess of $300,000;

(d) voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind of any right, power, claim, debt, asset or property related to the Purchased Assets having a replacement cost or fair market value in excess of $300,000 in the aggregate;

(e) cancellation, waiver or release of any material debts, rights or claims with respect to the Purchased Assets, except in the Ordinary Course of Business;

(f) material change in accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by Seller in respect of the Biologics SBU;

(g) change in cash management practices or policies (including the timing of collection of receivables and payment of payables and other current liabilities) or change in the maintenance of Seller’s books and records other than in the Ordinary Course of Business;

(h) material increase in salary, bonus or other cash compensation of any Key Employee, other than pursuant to requirements of pre-existing Contracts or involving exclusively amounts to be paid by Seller on or prior to the Effective Time.

4.22    Brokers, Etc.. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or under the authority of Seller, except for Banc of America Securities LLC, is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions.

4.23    Insurance.

(a) Schedule 4.23(a) lists all of the insurance policies maintained by Seller that provide product liability insurance coverage, property general liability insurance coverage, comprehensive general liability and umbrella coverage, and all other policies maintained by Seller which would reasonably provide insurance coverage with respect to the Purchased Assets and the Biologics SBU (the “Insurance Policies”). For each Insurance Policy, Schedule 4.23(a) sets forth at least (i) the agent’s name, address and telephone number, (ii) the name of the insurer, the name of the policyholder and the name of each covered insured, (iii) the policy number and period of coverage, (iv) the type (including an indication of whether the coverage was on a claims made, occurrence or other basis) of coverage, and (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

(b) All Insurance Policies are legal, valid, binding, enforceable and in full force and effect. Seller is not in breach or default under any provision contained in any Insurance Policy relating to the Purchased Assets or the Biologics SBU which would reasonably be expected to materially impair the ability of the insured to collect insurance proceeds under such Insurance Policy. No written notice of cancellation or non-renewal with respect to any Insurance Policy has been received by Seller that has not been cured. Seller has been covered by insurance during the past two (2) years by insurance in scope and amount customary and reasonable for the business in which Seller has been engaged during such period.

(c) Seller is insured against product liability in aggregate annual amounts of not less than those shown on Schedule 4.23(a). Seller has timely filed claims with insurers with respect to all product liability claims relating to the Purchased Assets for which Seller believes it has coverage, and no insurance provider with respect thereto has claimed any reservation of rights or denied coverage. Seller has not received any notification from any insurer regarding a product liability policy with respect to the Purchased Assets, requiring any action of Seller that has not been taken by Seller.

(d) Seller has not, within the past year, (i) been in material breach or default (including in respect of the payment of premiums or the giving of notices) with respect to its obligations under the Insurance Policies and no event has occurred which, with notice or the passage of time, would constitute a material breach or material default, (ii) repudiated any provision of any Insurance Policy, or (iii) been denied insurance coverage.

4.24    Compensation and Status of Employees.

(a) Seller is not a party to or bound by any collective bargaining agreement that governs the BSBU Employees or DCSS Employees. Seller has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to BSBU Employees or DCSS Employees. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Seller is not engaged in any unfair labor practice with respect to BSBU Employees or DCSS Employees and there is (i) no unfair labor practice charge or complaint pending with respect to BSBU Employees or DCSS Employees against Seller or, to the Knowledge of Seller, threatened against Seller before the National Labor Relations Board, and no grievance or arbitration proceeding with respect to BSBU Employees or DCSS Employees arising out of or under any collective bargaining agreement is so pending against Seller, or to the Knowledge of Seller, so threatened, (ii) no strike, labor dispute, slow down or work stoppage pending with respect to BSBU Employees or DCSS Employees against Seller or, to the Knowledge of Seller, threatened against Seller, and (iii) no union representation question, petition or proceeding existing with respect to the BSBU Employees or DCSS Employees.

(b) Schedule 1.1(f) sets forth the following: a true, complete and accurate list of each BSBU Employee and DCSS Employee, and any contractor engaged by Seller with respect to the Biologics SBU pursuant to an Assigned Contract, his or her date(s) of hire by Seller, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), and in the case of an employee, whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment. Seller has delivered to Buyer all written employee handbooks, policies, programs and arrangements with respect to BSBU Employees or DCSS Employees.

(c) All BSBU Employees and DCSS Employees are employees at will or, subject to applicable employment laws, otherwise employed such that Seller may lawfully terminate their employment at any time, with or without cause (in some cases subject to notice requirements and/or obligations to pay severance or other termination payments), without creating any material cause of action against Seller or otherwise giving rise to any material liability of Seller for wrongful discharge, breach of contract or tort or any other similar cause at law or in equity. A true and correct copy of any form of non-compete, non-solicitation or confidentiality agreement currently in force with any of the BSBU Employees or DCSS Employees or consultants of Biologics SBU have been delivered to Buyer.

(d) Seller has complied in all material respects with all applicable laws, rules and regulations with respect to BSBU Employees or DCSS Employees during the past five (5) years relating to labor or labor relations or employment, including any provisions thereof relating to equal employment opportunity, wages, hours, employee safety, immigration control, drug testing, termination pay, vacation pay, fringe benefits, collective bargaining and the payment and/or accrual of the same and all taxes, insurance and all other costs and expenses applicable thereto, and Seller is not liable for any material arrearage, or any material taxes, costs or penalties for failure to comply with any of the foregoing. Without limiting the generality of the foregoing, Seller has not incurred a violation during the past five (5) years with respect to BSBU Employees or DCSS Employees of Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or other applicable state insurance continuation law. No material COBRA or other material state insurance continuation law violation with respect to BSBU Employees or DCSS Employees exists or will exist with respect to any BSBU Employees or DCSS Employees during the five (5) years prior to and including the Closing Date, nor will any such material violation occur as a result of the transactions contemplated hereby.

(e) Each person whom Seller has retained as an independent contractor for Biologics SBU during the past three (3) years under an Assigned Contract qualifies or qualified as an independent contractor and not as an employee of Seller under the Code and all applicable state laws. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall cause Seller to be in breach of any material agreement with any employee, contractor or consultant of the Biologics SBU or cause Seller to be liable to pay any material severance or other material amount to any employee, contractor or consultant of the Biologics SBU.

(f) No charge or complaint of employment discrimination or other similar charge or complaint has been made to the EEOC, any similar state or local agency or any federal or state court against Seller with respect to Biologics SBU during the last three (3) years, or is pending or, to the Knowledge of Seller, threatened.

4.25    Customers and Suppliers.

(a) Schedule 4.25(a) lists the ten (10) largest customers of the Biologics SBU for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of the gross sales of the Biologics SBU attributable to each such customer. Schedule 4.25(a) also lists any additional current customers that Seller anticipates shall be among the ten (10) largest customers for the current fiscal year.

(b) Since June 30, 2007, no supplier of the Biologics SBU has notified Seller that it shall stop, or decrease the rate of, supplying materials, products or services to the Biologics SBU, and no customer listed on Schedule 4.25(a) has notified Seller that it shall stop, or decrease the rate of, buying Products, materials, or services from Supplier.

4.26    FDA Approval of the Boca Raton Facility. Seller has received all approvals of the FDA that, to Seller’s Knowledge, are required for the operation of Seller’s manufacturing facilities in Boca Raton, Florida (the “Boca Raton Facility”) in the Ordinary Course of Business of the Biologics SBU (the “Boca Raton Approvals”). To Seller’s Knowledge, all such Boca Raton Approvals are valid and in full force and effect. No Governmental Authority has served written notice that (i) the operation of the Boca Raton Facility is in violation in any material respect of any applicable Law, or (ii) any circumstances exist which would lead to any loss of the Boca Raton Approvals or refusal to renew any Boca Raton Approvals on terms no less advantageous to Seller than the terms of those Boca Raton Approvals currently in force. Seller has delivered to Buyer true and complete copes of all such Boca Raton Approvals.

4.27    Product Regulatory Status. Seller has not received any written notice that the BLA, IND or any other filings with any Governmental Authority for any of the Products is not currently in good standing with the FDA. To Seller’s Knowledge, Seller has filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, as applicable, with respect to the Products which are material to the business of the Biologics SBU or the further clinical development of the Products. Seller has delivered to Buyer copies of all material (i) reports of inspection observations, (ii) establishment inspection reports, (iii) warning letters, as well as any other material documents received by Seller from the FDA or any other Governmental Authority relating to the Products or arising out of the conduct of the Biologics SBU that assert ongoing material lack of compliance with any Laws (including regulations promulgated by the FDA and any other Governmental Authority) by Seller.

(a) Nabi-HB. Seller has delivered or made available to Buyer true and correct copies of the correspondence listed on Schedule 4.17(g) that relates to Seller’s filing with the FDA of a BLA for the IV indication.

(b) IVIG. The Regulatory Chronology set forth on Chart 9 attached as part of Schedule 1.1(r) is true and correct in all material respects and Seller has delivered or made available to Buyer true and correct copies of the written correspondence listed on Chart 9.

(c) Civacir. The Regulatory Chronology set forth on Chart 1 attached as part of Schedule 1.1(r) is true and correct in all material respects and Seller has delivered or made available to Buyer true and correct copies of the written correspondence listed on Chart 1.

(d) Product Status Presentation. To the Knowledge of Seller, the statements set forth on Schedule 4.27, which are excerpted from a slide presentation made by Seller management personnel to Buyer representatives on August 20, 2007, are true and correct in all material respects.

4.28    Return Policy. Seller’s return policy is attached hereto as Schedule 4.28.

4.29    Disclaimer.

(a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE IV, NONE OF SELLER AND ITS OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS, ASSUMED LIABILITIES, PRODUCTS OR THE BIOLOGICS SBU, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (I) MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BIOLOGICS SBU BY BUYER AFTER THE CLOSING, (III) THE LIKELIHOOD OF SUCCESS OF ANY APPLICATION FOR MARKETING AUTHORIZATION RELATING TO ANY PRODUCT CURRENTLY IN DEVELOPMENT OR FOR WHICH MARKETING AUTHORIZATION HAS NOT YET BEEN GRANTED EITHER IN THE UNITED STATES OR IN ANY OTHER COUNTRY, OR (IV) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BIOLOGICS SBU AFTER THE CLOSING.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE IV, SELLER’S INTERESTS IN THE PURCHASED ASSETS AND THE BIOLOGICS SBU ARE BEING TRANSFERRED, RESPECTIVELY, THROUGH THE SALE OF THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS,” AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS, ASSUMED LIABILITIES, PRODUCTS OR THE BIOLOGICS SBU AND THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS, INVENTORY AND THE BIOLOGICS SBU.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent represent and warrant to Seller as of the date hereof as follows:

5.1    Organization. Buyer is a corporation duly organized and validly existing and in good standing under the laws of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Parent is a company duly organized and validly existing and in good standing under the laws of Germany. Parent has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

5.2    Due Authorization. Buyer has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Buyer and, to the extent required by Law, contract or otherwise, its stockholders. Parent has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Agreements, and the execution and delivery of this Agreement and the Other Agreements and the performance of all of its obligations hereunder and thereunder have been duly authorized by Parent and, to the extent required by Law, contract or otherwise, its stockholders.

5.3    No Conflicts; Enforceability. The execution, delivery and performance of this Agreement and the Other Agreements by Buyer and Parent (a) are not prohibited or limited by, and will not result in the breach of or a default under, any provision of the Certificate of Incorporation or Bylaws of Seller or comparable organizational documents of Parent, (b) assuming all of the consents, approvals, authorizations and permits described in Section 5.5 have been obtained and all the filings and notifications described in Section 5.5 have been made and any waiting periods thereunder have terminated or expired, conflict with any Law applicable to Seller, and (c) does not conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material agreement or instrument binding on Buyer or Parent or any applicable order, writ, injunction or decree of any court or Governmental Authority to which Buyer or Parent is a party or by which Buyer or Parent is bound or to which any of their Assets are subject, except for such prohibition, limitation, default, notice, filing, permit, authorization, consent, approval, conflict breach or default which would not prevent or delay consummation by Buyer or Parent of the Transactions. This Agreement and the Other Agreements have been duly executed and delivered by Buyer and Parent, and constitute the legal, valid and binding obligations of Buyer and Parent, enforceable against Buyer and Parent in accordance with their respective terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.

5.4    Litigation. There is no Action pending or, to Buyer’s Knowledge, threatened, directly or indirectly involving Buyer (or to Buyer’s Knowledge, any third party) that would prohibit, hinder, delay or otherwise impair Buyer’s ability to perform its obligations hereunder or under the Other Agreements, including the assumption of the Assumed Liabilities, would affect the legality, validity or enforceability of this Agreement or the Other Agreements, or prevent or delay the consummation of the Transactions.

5.5    Consents. Except for the requisite filings under the HSR Act and any other applicable Antitrust Laws and the expiration or termination of the waiting period thereunder, the filings contemplated by Sections 3.2(a)(iii) and 3.2(b)(iii), and as may be necessary as a result of any facts or circumstances relating solely to Seller, no notice to, filing with, authorization of, exemption by, or consent of, any Person, including any Governmental Authority, is required for Buyer to consummate the Transactions.

5.6    Financing. Buyer has, and at the Closing will have, sufficient immediately available funds, marketable securities, other investments or capital commitments (the “Capital Commitment”) to enable Buyer to consummate the Transactions on the terms and conditions set forth herein. The Capital Commitment represents a binding commitment of a lender or other source of funding to fund the Purchase Price at Closing subject only to customary documentation and the satisfaction or waiver of the conditions to Closing set forth in Sections 7.1 and 7.2 of this Agreement. Simultaneous with, or prior to, the execution and delivery of this Agreement, Buyer has delivered to Seller a true and complete copy of the Capital Commitment demonstrating that, upon funding of the Capital Commitment, Buyer will have sufficient funds to allow Buyer to pay the Purchase Price. Upon the consummation of the Transactions, (a) Buyer will not be insolvent, (b) Buyer will not be left with unreasonably small capital, (c) Buyer will not have incurred debts beyond its ability to pay such debts as they mature and (d) the capital of Buyer will not be impaired.

5.7    Government Authorizations. Buyer is fully qualified and meets all applicable requirements of Governmental Authorities to accept the transfer of the Registrations as contemplated herein. Neither Buyer nor any current or former member of Buyer’s senior management has been cited by a Governmental Authority for violation of such Governmental Authority’s integrity policy, submission of false or misleading data or information, identified as a “Debarred Individual” or debarred by a Governmental Authority, excluded from participation in a Federal Health Care Program by a Governmental Authority, or otherwise cited by a Governmental Authority for engaging in any activities which are cause for criminal or civil penalties. Buyer has no reason to believe that any Governmental Authority will withhold or delay consent to the transfer of the Registrations as contemplated hereunder.

5.8    Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Buyer or under the authority of Buyer is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee directly or indirectly in connection with any of the Transactions except Deutsche Bank Investment Banking, Frankfurt, Germany.

5.9    Independent Investigation. In making the decision to enter into this Agreement and the Other Agreements and to consummate the Transactions, Buyer and Parent have conducted their own independent investigation, review and analysis of the Purchased Assets, Assumed Liabilities, Products and the Biologics SBU, which investigation, review and analysis was done by Buyer and its Affiliates and Representatives.

ARTICLE VI

COVENANTS PRIOR TO CLOSING

6.1    Access to Information. Between the Execution Date and the Closing Date, except as otherwise prohibited by applicable Law or the terms of any Contract entered into prior to the date hereof or as would be reasonably expected to violate the attorney-client privilege of Seller (it being agreed that the Parties shall use their reasonable efforts to cause such information to be provided in a manner that does not cause such violation or prohibition), Seller shall afford Buyer and its Representatives access, during regular business hours and at reasonable agreed-upon times, at Buyer’s sole cost and expense, to Seller’s personnel, properties pertaining in material part to Products or the Biologics SBU, Assigned Contracts, Applicable Permits, the BSBU Records and all other information and materials pertaining in material part to the Biologics SBU; provided, however, that such access shall not unreasonably interfere with Seller’s business and operations. Seller shall permit, to the extent allowed by Seller’s landlords if applicable, Buyer and its Representatives to perform at Buyer’s sole cost and expense and without unreasonable interference to Seller’s business and operations, Phase I Environmental Site Assessments, within the scope of ASTM E 1527-05, with respect to the Purchased Assets as Buyer reasonably deems necessary. Seller agrees to promptly notify Buyer if any Key Employee informs in writing any of the Persons listed on Schedule 1.1(o) of any plan to terminate his or her employment with Seller in the immediate future.

6.2    Conduct of the Biologics SBU.

(a) Between the Execution Date and the Closing Date, except as otherwise set forth on Schedule 6.2 or as contemplated by this Agreement or consented to in writing by Buyer, Seller shall use commercially reasonable efforts to: (i) operate the Biologics SBU in Seller’s Ordinary Course of Business and (ii) preserve in all material respects the Biologics SBU, including the Registrations and including using commercially reasonable efforts to:

(i) preserve materially intact the goodwill of the Biologics SBU;

(ii) maintain satisfactory relationships with suppliers, customers and others having business relationships with the Biologics SBU;

(iii) maintain the Purchased Assets (including the BSBU Real Property) in reasonably good condition and repair in all material respects, maintain insurance reasonably comparable to that in effect on the date hereof, maintain Inventory and supplies at customary operating levels in the Ordinary Course of Business, and, in the event of a casualty, loss or damage to any Purchased Asset prior to the Closing Date for which Seller is insured, either repair or replace such Purchased Asset or, if Buyer agrees, transfer the proceeds of such insurance to Buyer at the Closing;

(iv) maintain the books, accounts and records relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products in accordance with past custom and practice and in accordance with GAAP;

(v) maintaining in full force and effect all material BSBU Intellectual Property;

(vi) complying with all material requirements of Law and all material contractual obligations of the Biologics SBU; and

(vii) pay all Taxes relating to the Biologics SBU and the Purchased Assets as such Taxes become due and payable in the Ordinary Course of Business.

(b) Between the Execution Date and the Closing Date, except as set forth on Schedule 6.2, as contemplated in this Agreement, or as consented to in writing by Buyer, Seller shall not, with respect to the Purchased Assets, the Assumed Liabilities, the Biologics SBU or the BSBU Employees, as the case may be:

(i) grant or announce any material increase in the salaries, bonuses or other cash compensation payable by Seller, or otherwise enter into, materially amend or materially modify any employment or severance or other agreement or arrangement, to any of the Key Employees, other than (A) as required by Law, (B) pursuant to any Seller Plans, programs or agreements existing on the Execution Date, or (C) amounts paid or due from Seller at or prior to the Effective Time;

(ii) settle or compromise any material Claims of Seller (to the extent relating solely to the Purchased Assets or Assumed Liabilities);

(iii) to the extent it relates to the Purchased Assets, materially adversely alter its customary practices with respect to collection of Accounts Receivable of the Biologics SBU, billing practices or the provision of discounts, rebates or allowances;

(iv) enter into, establish or amend any Seller Plan, other than as required for compliance with Law;

(v) sell, lease, license or dispose of any interest in any of the Purchased Assets, other than sales of Inventory in the Ordinary Course of Business or pursuant to any Assigned Contract in effect as of the Execution Date, or permit, allow or suffer any of the Purchased Assets to be subjected to any Encumbrances other than any Encumbrances that exist on the Execution Date (all of which shall be released, satisfied or otherwise discharged as of the Effective Time, other than Permitted Encumbrances), or negotiate or have any discussions regarding the foregoing, except in the Ordinary Course of Business;

(vi) engage in any promotional sales, discount or other activity other than in the Ordinary Course of Business;

(vii) terminate or modify any Material Contract, including any Material Contract related to Nabi-HB or the plasma operations of the Biologics SBU, or material Registration;

(viii) take or omit to take any action that would reasonably be anticipated to have a Material Adverse Effect on the business, financial condition, customer relations or operations of the Biologics SBU or on the Purchased Assets, other than as required by Law;

(ix) agree to take any of the actions specified in this Section 6.2, except as contemplated by this Agreement and the Other Agreements; or

(x) (A) make or rescind any election relating to Taxes of with respect to the Biologics SBU and/or the Purchased Assets or (B) make any change in any method of accounting, keeping of books of account, accounting practices, or material method of Tax accounting, in each case relating to the Biologics SBU and/or the Purchased Assets, unless required by GAAP (under applicable authoritative accounting pronouncements) or applicable Law.

(c) Each Party acknowledges and agrees that:

(i) nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller’s operation of the Biologics SBU prior to the Effective Time;

(ii) prior to the Effective Time, each of Seller and Buyer shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations; and

(iii) notwithstanding anything to the contrary set forth in this Agreement. no consent of Buyer shall be required with respect to any matter set forth in this Section 6.2 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of counsel, violate any Antitrust Law.

6.3     Required Notices, Approvals and Consents. As soon as reasonably practicable after the Execution Date, the Parties shall make all filings required to be made in order to consummate the Transactions, including all filings under the HSR Act and any other applicable Antitrust Laws in accordance with Section 6.4. Seller shall (A) provide all notices to third parties as required pursuant to the terms of, or as otherwise required by, any of the Assigned Contracts to Buyer, (B) use its commercially reasonable efforts to (i) obtain all consents required to effect the assignment of the Assigned Contracts to Buyer, (ii) obtain any landlord’s estoppel certificates requested by Buyer and in form and substance reasonably acceptable to Buyer from landlords under the BSBU Real Property Leases, and (iii) with respect to any BSBU Real Property Lease for which the applicable BSBU Leased Real Property is subject to an existing mortgage, deed of trust or ground lease, obtain any non-disturbance agreements requested by Buyer and in form and substance reasonably acceptable to Buyer, with any related fees of such non-disturbance agreements to be at Buyer’s sole cost and expense, (C) file or submit, to the FDA or any other Governmental Authority, all such duly executed filings and submissions as are necessary to transfer the rights to the Registrations (to the extent so transferable) to Buyer, including the Seller Registration Transfer Letter, and (D) make such filings as are reasonably necessary to transfer, to the extent so transferable from Seller under applicable Law, all special permits or licenses issued by the state or municipality in which each parcel of Real Property is located which are located in connection with the operation of the business of the Biologics SBU (including any environmental protection permits).

6.4     HSR Act; Other Antitrust Laws.

(a) As promptly as practicable after the date hereof, Buyer and Seller shall use their reasonable best efforts to make and shall cause their Affiliates to use their reasonable best efforts to make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the Transactions, including: (i) any notification and report forms and related material that may be required under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and (ii) any filings required under any other applicable Antitrust Laws. Subject to restrictions required by Law, each of Buyer and Seller shall promptly supply the other with any information which may be reasonably required in order to make any filings or applications pursuant to this Section 6.4. In addition, Buyer and Seller shall use their respective commercially reasonable efforts to obtain an early termination of the applicable waiting period under the HSR Act and shall make any further filings that may be necessary, proper, or advisable in connection with the clearance of the Transactions under the HSR Act.

(b) If required pursuant to any other applicable Antitrust Law, as soon as practicable each Party shall make all filings required thereunder.

(c) Subject to applicable confidentiality restrictions or restrictions required by Law, each of Seller and Buyer shall notify the other promptly upon receipt of: (i) any comments or questions from any official of any Governmental Authority in connection with any filings made pursuant hereto or the Transactions and (ii) any requests by any officials of any Governmental Authority for amendments or supplements to any filings made pursuant to any applicable Antitrust Laws and rules and regulations of any Governmental Authority or answers to any questions, or the production of any documents, relating to an investigation of the Transactions by any Governmental Authority. Without limiting the generality of the foregoing, each Party shall provide to the other Party (or its respective advisors) upon request copies of all correspondence between such Party and any Governmental Authority relating to the Transactions. The Parties may, as they reasonably deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient with the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Authority regarding the Transactions shall include representatives of both Buyer and Seller. Subject to applicable Law, the Parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals, made or submitted to any Governmental Authority regarding the Transactions by or on behalf of any Party.

(d) In furtherance and not in limitation of the other covenants of the Parties contained herein, Buyer shall use its commercially reasonable efforts to remedy any competition concerns that any Governmental Authority may have with respect to the consummation of the Transactions, including agreeing to any divestitures, hold separate orders, or conduct or licensing provisions reasonably necessary to obtain clearance of the Transactions under any Antitrust Laws. If any administrative, judicial or legislative Action is instituted (or threatened to be instituted) challenging the sale and purchase of the Purchased Assets or any of the Transactions as violative of any Antitrust Law, Buyer shall cooperate and use commercially reasonable efforts to contest and resist any such Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that restricts, prevents or prohibits the consummation of the Transactions. Seller shall cooperate in a commercially reasonable manner with such efforts.

6.5    Proxy Statement; Seller Stockholders’ Meeting.

(a) Proxy Statement. As promptly as practicable after the Execution Date, Seller shall prepare and file with the SEC a preliminary proxy statement relating to Seller Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). Seller, after consultation with Buyer, will use commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement. Buyer shall furnish all information as Seller may reasonably request in connection with such actions and the preparation of the Proxy Statement. No more than fifteen (15) days following the filing of the preliminary Proxy Statement (if no SEC comments are received by Seller) or as promptly as practicable after the clearance of the Proxy Statement by the SEC (if the SEC furnishes comments to the Proxy Statement to Seller), Seller shall file a definitive Proxy Statement with the SEC and mail the Proxy Statement to its stockholders and to Buyer. Subject to Section 6.6, the Proxy Statement shall include the Seller Recommendation. Seller will advise Buyer, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any event or circumstance relating to Buyer, or its officers or directors, should be discovered by Buyer which should be set forth in an amendment or a supplement to the Proxy Statement, Buyer shall promptly inform Seller. If at any time prior to the Effective Time, any event or circumstance relating to Seller or any Subsidiary of Seller, or their respective officers or directors, should be discovered by Seller which should be set forth in an amendment or a supplement to the Proxy Statement, Seller shall promptly inform Buyer of such event and its intent to amend or supplement the Proxy Statement with respect thereto. All documents that Seller is responsible for filing in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.

(b) Information Supplied. None of the written information supplied or to be supplied by Buyer or any of its Affiliates, directors, officers, employees, agents or Representatives expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment thereof or supplement thereto) are mailed to Seller’s stockholders and at the time of Seller Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Buyer is responsible for filing with the SEC in connection with the Transactions will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Seller Stockholders’ Meeting. Subject to Section 6.6, Seller shall call and hold a meeting of its stockholders (the “Seller Stockholders’ Meeting”) as promptly as practicable following the date on which the

Proxy Statement is cleared by the SEC, for the purpose of obtaining the approval of the Required Seller Stockholders.

(d) No Restriction. Nothing in this Section 6.5 shall be deemed to prevent Seller or the board of directors of Seller from taking any action they are permitted or required to take under, and in compliance with, Section 6.6 or are required to take under applicable Law. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller’s operations prior to the Effective Time.

6.6    No Solicitation; Acquisition Proposals.

(a) Seller shall not, and shall cause its Affiliates and Representatives not to, (i) solicit, initiate or knowingly encourage any inquiries or the making of any offer or proposal regarding any Alternative Transaction or (ii) enter into, continue or participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information relating to the Biologics SBU, the Products or Seller in connection with, or otherwise cooperate with a Person or group making any offer or proposal regarding any Alternative Transaction or (iii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting, providing for or related to any Alternative Transaction other than in connection with the termination of this Agreement as provided for in Section 10.1(b)(ii).

(b) If, notwithstanding the provisions of Section 6.6(a), Seller shall have received a bona fide inquiry, proposal or offer relating to any Alternative Transaction received after the Execution Date, and such bona fide inquiry, proposal or offer was unsolicited after the Execution Date, then, in response thereto, Seller may furnish information relating to the Biologics SBU or Seller (so long as all such information has previously been made available to Buyer or is made available to Buyer prior to or concurrently with the time it is made available to such Person or group), or enter into discussions or negotiations with, the Person or group that has made such unsolicited bona fide inquiry, proposal or offer (the “Potential Acquirer”); provided, however, that each of the following conditions are met: (i) such Person or group first executes a confidentiality agreement substantially in the form of, and with terms no less favorable to Seller than, the Confidentiality Agreement, (ii) Seller has theretofore complied with this Section 6.6 in all respects, (iii) the board of directors of Seller determines in good faith (after consultation with Seller’s outside financial advisor and outside counsel) that such unsolicited bona fide inquiry, proposal or offer constitutes or is reasonably likely to lead to a Superior Transaction and (iv) Seller has provided Buyer with prior written notice, (A) that any information has been requested or any discussions or negotiations have been sought to be initiated relating to an Alternative Transaction, (B) of the identity of the Potential Acquirer and any other terms of such request, inquiry or Alternative Transaction (which notice shall include any written materials containing such communication) and (C) of its intent to take any such action.

(c) Without limiting Section 6.6(a), if Seller or any of its Representatives participate in discussions or negotiations with, or provides information to, a Potential Acquirer, Seller will keep Buyer advised on a substantially current basis of any material developments with respect thereto.

(d) Seller shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Buyer and its Affiliates conducted prior to the Execution Date with respect to any Alternative Transaction.

(e) If the board of directors of Seller determines in good faith (after consultation with Seller’s outside financial advisor and outside counsel) that an unsolicited bona fide inquiry, proposal or offer consistent with Section 6.6(b) constitutes or is reasonably likely to lead to a Superior Transaction, the board of directors of Seller shall give Buyer fourteen (14) days to propose an amendment to the terms of this Agreement, after which period Seller may withdraw or effect a change in the Seller Recommendation or, subject to Section 10.1(b)(ii), enter into an agreement with respect to such Superior Transaction.

6.7    Transition Activities.

(a) Between the Execution Date and the Closing Date, Seller shall promptly furnish Buyer with such reasonable sample quantities of any Promotional Materials that Seller may have utilized in connection with Products during the three (3) month period prior to the Execution Date, for use by Buyer in preparing its own Promotional Materials and; provided, however, that Buyer shall not distribute such Promotional Materials prior to the Effective Time or prior to making any modifications or revisions necessary to clarify that, from and after the Effective Time, Seller is no longer selling the Products. All costs and expenses incurred by Buyer with respect to creating any Promotional Materials shall be borne by Buyer.

(b) The Parties agree to negotiate in good faith and at the Closing enter into a Transition Services Agreement, to be effective immediately after the Effective Time, incorporating the terms set forth on Exhibit 6.7(b) and such other terms as are mutually agreed by the parties, and providing for the services specified therein, pursuant to which Seller and Buyer shall perform certain transitional services for the other Party in accordance with the terms and conditions thereof (the “Transition Services Agreement”).

(c) The parties agree to negotiate in good faith and at the Closing enter into a Contract Manufacturing Agreement, to be effective immediately after the Effective Time, incorporating the terms set forth on Exhibit 6.7(c) and such other terms as are mutually agreed by the parties, and providing for the services specified therein, pursuant to which Buyer shall manufacture certain Excluded Products for Seller after Closing in accordance with the terms and conditions thereof (the “Contract Manufacturing Agreement”).

(d) (i) Each of Buyer and Seller acknowledge that the Seller Shared Use Assets (which constitute Excluded Assets except to the extent segregated or split pursuant to this Section), the Buyer Shared Use Assets (which constitute Purchased Assets except to the extent segregated or split pursuant to this Section) (such Assets, the “Shared Use Assets”) are currently used in or necessary to both the Biologics SBU and that portion of Seller’s business comprised of Excluded Assets (such business of Seller, the “Excluded Business”).

(ii) The Parties agree to cooperate and use commercially reasonable efforts between the Effective Time and the Closing Date to split or segregate such Shared Use Assets to allow:

(A) Seller to retain, from and after the Effective Time, that portion of any such Buyer Shared Use Asset that is necessary for the operation of the Excluded Business after the Effective Time and that is not necessary for the operation of the Biologics SBU after the Effective Time, as agreed prior to the Closing, or as otherwise agreed, by the Parties; and

(B) Buyer to acquire, from and after the Effective Time, that portion of any such Seller Shared Use Asset that is (x) necessary for the operation of the Biologics SBU after the Effective Time, (y) a Corporate Shared Services Asset necessary for or used in the provision of corporate shared services at the Boca Raton Facility and (z) that is not necessary for the operation of the Excluded Business after the Effective Time, as agreed prior to the Closing by the Parties.

(iii) To the extent that a Buyer Seller Shared Use Asset is split or segregated pursuant to this Section, the split or segregated portion agreed by the Parties to be owned or held by Seller after the Effective Time shall constitute, without further action required by the Parties, an Excluded Asset. To the extent that a Seller Shared Use Asset is split or segregated pursuant to this Section, the split or segregated portion agreed by the Parties to be owned or held by Buyer after the Effective Time shall constitute, without further action required by the Parties, a Purchased Asset.

(e) Review of Certain Contracts. The Parties acknowledge that due to operational considerations copies of certain Assigned Contracts have been delivered by Seller to Buyer for the first time within the two weeks prior to the Execution Date (“Recent Contracts”). During the two week period following the Execution Date, Seller and Buyer shall each independently review the Recent Contracts to identify any such contracts that such Party reasonably believes (a) are not required to operate the BSBU, (b) are likely to have an unforeseen adverse financial effect on the BSBU of more than $50,000, (c) would be unenforceable or would raise concerns regarding material compliance with Applicable Laws in connection with operation of the BSBU, or (d) would be unduly onerous to the operation of the BSBU after the Effective Time (any such Recent Contract so identified a “Designated Contract”). Upon completion of such review but in no event later than two weeks following the Execution Date, each Party shall notify the other Party of Designated Contracts, if any, identified in such Party’s review. Prior to the Closing, the Parties shall work together in good faith and use commercially reasonable efforts to resolve to their mutual satisfaction any adverse issues (as described in (a)-(d) above) raised in connection with any Designated Contracts identified in such review. Resolution of adverse issues may include, if the Parties mutually agree, treatment of the Designated Contract as an Excluded Asset.

6.8     Notifications; Updated Schedules. Between the Execution Date and the Closing Date:

(a) Seller, on the one hand, and Buyer and Parent, on the other hand, shall promptly notify the other Party or Parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Articles III or VII becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the Party or Parties receiving such notice;

(b) Seller shall give prompt notice to Buyer and Parent of (i) the existence, occurrence or non-occurrence of any fact, condition, matter, circumstance, claim or event the existence, occurrence or non-occurrence of which if not disclosed in the Schedules would cause the representations or warranties of Seller contained in Article IV to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Seller to perform, comply with or satisfy any covenant, condition or agreement to be performed, complied with or satisfied by it hereunder or under any Other Agreement; provided, however, that the Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any such notice for all purposes of this Agreement, including Article XI, and the delivery of such notice shall not be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant; except that if any such information would cause a condition to Buyer and Parent’s obligation to close the Transactions not to be met, in accordance with Articles III and VII, and Buyer and Parent choose to waive the condition with respect to such information and close, the Schedules shall be deemed to be amended to reflect such information for purposes of Article XI; and

(c) Seller may, by delivery to Buyer and Parent, update Schedules 1.1(a) through 1.1(y) and other Schedules representing informational disclosures rather than exceptions to representations and warranties as described in Section 6.8(b) above to correct typographical errors or inadvertent omissions and changes arising during the period between the Execution Date and Effective Time not resulting from a breach of a covenant of Seller in this Agreement and, absent an objection by Buyer and Parent in writing to be reasonably resolved between the Parties, any such updated Schedules shall replace the Schedules delivered by Seller in connection with the execution of this Agreement.

6.9    Further Assurances; Further Documents.

(a) As of the Execution Date, each of the Parties shall use its commercially reasonable efforts, in the most expeditious manner practicable, (i) to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VII, as applicable to each of them, (ii) to cause the Transactions to be consummated and (iii) without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to consummate the Transactions.

(b) Each of Buyer and Seller shall, and shall cause its respective Affiliates to, at the request of another Party, take all actions such other Party may reasonably request to help facilitate the physical transfer any Excluded Assets from any BSBU Real Property in connection with the consummation of the Transactions.

(c) Each of Buyer and Seller shall, and shall cause its respective Affiliates to, at the request of another Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the consummation of the Transactions.

(d) The Parties agree that in the event that, as of the Effective Time and despite the use of commercially reasonable efforts, the Parties have not successfully split or segregated all Shared Use Assets pursuant to Section 6.7(d), the Parties agree to negotiate in good faith to provide each other with continued use of or access to any such non-segregated Shared Use Assets through the Transition Services Agreement as reasonably requested.

6.10     Inventory. Seller shall use commercially reasonable efforts to ensure that the Closing Inventory, as reflected in the Closing Inventory Statement, equals or exceeds the Minimum Inventory, provided, however, that Buyer’s and Parent’s remedy for a failure to satisfy such covenant shall be exclusively limited to the Inventory Shortfall payment described in Section 2.8(e).

6.11    Buyer Financing. Buyer shall complete the financing arrangements contemplated by the Capital Commitment as necessary for Buyer to fund and pay the Purchase Price on the Closing Date as contemplated by Section 2.6(a) in a timely manner and in no event later than the Outside Date.

ARTICLE VII

CONDITIONS TO CLOSING

7.1    Conditions Precedent to Obligations of Buyer and Seller. The respective obligations of Buyer and Seller to consummate the Transactions on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No Law, preliminary or permanent injunction or other order has been issued by any court or by any Governmental Authority, body or authority which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the Transactions on the Closing Date.

(b) Government Approvals. Any waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the Transactions shall have expired or been terminated. All other authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transactions shall have been obtained or filed or shall have occurred.

(c) Stockholder Approval. The Required Seller Stockholders shall have approved the Transactions.

(d) Shared Use Assets. Seller and Buyer shall each have used reasonable efforts to split or segregate the Shared Use Assets pursuant to Section 6.7(d), and to split or segregate any other Purchased Assets to the extent necessary to the Excluded Business, if agreed by the Parties.

7.2    Conditions Precedent to Buyer’s Obligations. Buyer’s obligations to consummate the Transactions shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Buyer’s sole discretion, in writing by Buyer:

(a) Representations and Warranties. Each of the representations and warranties of Seller contained in Article IV shall be true and correct as of the Execution Date and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 7.2 shall be deemed satisfied so long as any failure of such representations and warranties to be true and correct would not, individually or in the aggregate be expected to have a Material Adverse Effect (without regard to materiality or Material Adverse Effect qualifiers contained within such representations and warranties). Buyer shall have received a certificate signed by a proper officer of Seller to such effect.

(b) Performance. Seller shall have performed and complied in all material respects with each of the covenants, agreements and obligations Seller is required to perform under this Agreement, and delivered or caused to be delivered to Buyer each item required under Section 3.2(a), on or before the Closing, and Buyer shall have received a certificate signed by a proper officer of Seller to such effect.

(c) Absence of Actions. There shall not be pending or threatened by any Governmental Authority any Actions (or by any other person any Actions that has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the Transactions, the Agreement or the Other Agreements, or seeking to obtain from Buyer in connection with the Transactions any damages that are material in relation to Buyer, (ii) seeking to prohibit or limit the ownership or operation by Buyer of any material portion of the Purchased Assets (including the business of the Biologics SBU), or to compel Buyer to dispose of or hold separate any material portion of the business or assets of Buyer (including, after the Closing, the Biologics SBU), as a result of the Transactions, (iii) seeking to impose limitations on the ability of Buyer to acquire or hold, or exercise full rights of ownership of, the Purchased Assets other than any such limitations that are immaterial, or (iv) seeking to prohibit Buyer from effectively controlling in any material respect the Purchased Assets.

(d) Transfer Taxes. Seller shall have prepared, executed and filed all returns, questionnaires, applications or other documents regarding any Transfer Taxes that are required to be filed by Seller prior to Closing.

(e) Actions and Documents. All actions to be taken by Seller in connection with the consummation of the Transactions and all certificates, instruments and other documents required to effect the Transactions shall be reasonably satisfactory in form and substance to Buyer.

7.3     Conditions Precedent to Seller’s Obligations. Seller’s obligation to consummate the Transactions shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived, at Seller’s sole discretion, in writing by Seller:

(a) Representations and Warranties. Each of the representations and warranties of Buyer and Parent contained in Article V shall be true and correct as of the Execution Date and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 7.3 shall be deemed satisfied so long as any failure of such representations and warranties to be true and correct would not, individually or in the aggregate be expected to have a materially adverse effect (without regard to materiality qualifiers contained within such representations and warranties) on Buyer’s performance hereunder. Seller shall have received a certificate signed by a proper officer of Buyer and Parent to such effect.

(b) Performance. Buyer shall have performed and complied in all material respects with each of the covenants, agreements and obligations Buyer is required to perform under this Agreement, and delivered or caused to be delivered to Seller each item required under Section 3.2(b), on or before the Closing, and Seller shall have received a certificate signed by a proper officer of Buyer to such effect.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1    Confidentiality; Publicity.

(a) The terms of the Confidentiality Agreement shall apply to any information provided to Seller, Buyer or Parent pursuant to this Agreement.

(b) The Parties shall jointly agree upon the necessity and content of any press release in connection with the Transactions. The Parties hereby agree to jointly issue a press release immediately after the execution of this Agreement. Any other publication, news release or other public announcement by a Party relating to this Agreement or to the performance hereunder shall first be reviewed and consented to in writing by the other Party; provided, however, that notwithstanding any contrary term contained herein or in the Confidentiality Agreement, (i) any disclosure that is required by Law as advised by the disclosing Party’s counsel may be made without the prior written consent of the other Party and (ii) any Party may issue a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, without the prior written consent of the other Party. To the extent practicable, the disclosing Party shall give at least two (2) Business Days advance notice of any such legally required disclosure to the other Party, and such other Party may provide any comments on the proposed disclosure during such period and if not practicable, such lesser practicable period, if any. Notwithstanding any contrary term contained in the Confidentiality Agreement, to the extent that either Party determines that it or the other Party is required to file or register this Agreement, a summary thereof or a notification thereof and/or descriptions related thereto to comply with the requirements of an applicable stock exchange, Exchange regulation, or any Governmental Authority, including the SEC, and including the Proxy Statement and necessary 8-K filings, such Party shall, to the extent practicable, give advance written notice of any such required disclosure to the other Party. Prior to making any such filing, registration or notification, the Parties shall consult with respect thereto regarding confidentiality. The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

8.2     Availability of Records. After the Closing, Seller, on the one hand, and Buyer, on the other hand, shall make available to each other Party and its Affiliates and Representatives during normal business hours when reasonably requested, all BSBU Records in its possession and shall preserve all such information, records and documents until the later of: (i) six (6) years after the Closing; (ii) the expiration of all statutes of limitations for assessing or collecting Taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to Seller or Buyer; or (iii) the required retention period under any applicable Laws for all such information, records or documents (it being understood that the Parties shall not be required to provide any Tax returns to any Person, other than as required by applicable Laws). Buyer and Seller shall also make available to each other during normal business hours, when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with Tax matters, governmental contracts, litigation or potential litigation, each as it relates to Products, the Biologics SBU, Purchased Assets or Assumed Liabilities prior to the Effective Time (with respect to Seller) or from and after the Effective Time (with respect to Buyer), including products liability and general insurance liability.

8.3    Use of Trade or Service Marks; Name Change.

(a) Other than as expressly provided in this Agreement and/or the Other Agreements, Buyer shall not use or permit any of its Affiliates or distributors to use any of the Seller Marks or any other corporate, trademarks or service marks or names now or hereafter owned or used by Seller, other than the BSBU Intellectual Property (on the terms provided herein and/or in the Other Agreements).

(b) Seller shall grant to Buyer a limited, worldwide, royalty-free license to use the Seller Mark “Nabi-HB” pursuant to a separate mutually agreeable trademark license agreement (the “Trademark License Agreement”) to be negotiated in good faith and entered into between the Parties effective as of the Effective Time and incorporating the terms and conditions set forth on Exhibit 8.3(b) and such other terms as are mutually agreed by the Parties.

(c) Seller hereby grants to Buyer, effective as of the Effective Time, a worldwide, royalty-free, non-exclusive, non-sublicenseable license to the name “Nabi” to the extent necessary for the collection of the Accounts Receivable for the benefit of Seller after the Effective Time, which license will expire upon the earlier of (i) collection of all such Accounts Receivable, (ii) the six (6) month anniversary of the Closing Date, or (iii) written notice from Seller to Buyer of such termination. Notwithstanding the foregoing, the Parties acknowledge and agree that such license shall not obligate Buyer to commence any Action for the purpose of collection of the Accounts Receivable for the benefit of Seller. Except as provided in Section 8.3(b), upon the expiration or termination of such license, Buyer shall discontinue, and shall cause all of its Affiliates and distributors to discontinue, all uses of the name “Nabi” and all derivations thereof and all associated marks, except as is reasonably necessary to identify the Purchased Assets in filings and reports submitted to Governmental Authorities.

8.4    Notification of Customers. Promptly after the Closing, Buyer and Seller shall jointly notify all customers set forth on Schedule 8.4: (a) of the transfer of the Purchased Assets to Buyer, (b) that all purchase orders for Products received by Seller prior to the Closing Date but not shipped prior to 11:59 p.m. Washington, DC time on or prior to the Business Day immediately preceding the Closing Date will be transferred to Buyer (provided that to the extent that any purchase order cannot be so transferred, Seller and Buyer shall cooperate with each other to ensure that such purchase order is filled and that Buyer receives the same economic benefit and assumes the same liability associated with filling such purchase order as if such purchase order had been so transferred) and (c) that all purchase orders for Products received after the Closing Date should be sent to Buyer at 5800 Park of Commerce Boulevard, Boca Raton, Florida 33487. Buyer and Seller shall agree upon an appropriate notice with respect to the transfer of Rebate Charge and Wholesaler Charge submissions to Buyer after the Closing Date.

8.5    Products Returns, Rebate Charges and Wholesaler Charges.

(a) NDC Numbers. Following the Closing Date, Buyer shall register with FDA to obtain its own NDC numbers with respect to Products and shall use commercially reasonable efforts to have in place as soon as reasonably practicable all resources such that sales can be accomplished under the NDC numbers of Buyer. Thereafter, Buyer shall use, or cause to be used, its new NDC numbers on all invoices, orders, drug labels and labeling and other communications with all customers and Governmental Authorities.

(b) Products Returns. Buyer shall be responsible for processing, or causing to be processed, all Product returns requested on or after the Closing Date, including any returns of Products sold by Seller prior to the Closing Date. Seller shall reimburse Buyer for any and all credits or deductions taken by customers for any returns of any Inventory or Products that pursuant to Section 2.4(i) remain liabilities of Seller within thirty (30) days of the receipt by Seller of supporting documentation that describes the returns, credits and deductions in reasonable detail. Buyer shall have no obligations in respect of such returned Inventory and Products and Buyer shall not be entitled to any credit or reimbursement therefor. Buyer shall destroy, or cause to be destroyed, all such returned Inventory and Products in a manner consistent with applicable Law.

(c) Rebate Charges. Buyer shall be responsible for processing, or causing to be processed, all Rebate Charges requested on or after the Closing Date, including with respect to any Inventory or Products sold by Seller prior to the Closing Date. Notwithstanding the foregoing, the Parties acknowledge that the Department of Veterans Affairs National Acquisition Center must approve the removal of the applicable Products from Seller’s Federal Supply Schedule (“FSS”) contract before the responsibility, under such FSS contract, for processing such Rebate Charges or Wholesaler Charges related thereto is transferred from Seller to Buyer. Promptly after the Closing, the Parties shall pursue the removal of any Products from Seller’s FSS and addition of such Products to Buyer’s FSS contract. Both before such removal is complete and after such removal, Buyer shall be responsible for processing the FSS Rebate Charges and Wholesaler Charges. Seller shall reimburse Buyer for all Rebate Charges that pursuant to Section 2.4(j)/(k) remain liabilities of Seller within thirty (30) days of the receipt by Seller of invoices that describe the requested payments in reasonable detail.

(d) Wholesaler Charges. Buyer shall be responsible for processing, or causing to be processed, all Wholesaler Charges requested on or after the Closing Date, including with respect to any Products sold by Seller prior to the Closing Date. Seller shall reimburse Buyer for all Wholesaler Charges that pursuant to Section 2.4(j)/(k) remain liabilities of Seller within thirty (30) days of the receipt by Seller of invoices that describe the requested payments in reasonable detail.

8.6    Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable shall remain the property of Seller and shall be collected by Seller or its Affiliates, pursuant to the Transition Services Agreement, subsequent to the Closing. Any amounts collected by Buyer with respect to Accounts Receivable of Seller will be treated in all respects as the property of Seller. Any such amount shall be remitted to Seller no later than the last Business Day of the week in which such amount was received by Buyer.

8.7    Regulatory Matters.

(a) From and after the Closing Date, Buyer, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by Law in respect of the Registrations, including preparing and filing all reports (including adverse drug experience reports, product deviation reports, annual reports, price reports (including Best Price, Average Manufacturers Price, Average Sales Price, Nonfederal Average Manufacturer Price and Industrial Funding Fee) and marketing disclosure reports) with the appropriate Governmental Authority (whether any relevant Products are sold before or after transfer of such Registrations) and shall indemnify and hold harmless Seller against any Damages resulting from preparation, calculation or filing (or failure to file) such reports, (ii) submitting all applications for marketing authorizations of new drugs, where such authorizations have not yet been granted, and variation of existing authorizations, (iii) taking all actions and conducting all communication with third parties with respect to Products sold pursuant to such Registrations (whether sold before or after transfer of such Registrations), including responding to all complaints in respect thereof, including complaints related to tampering, contamination, or counterfeiting, and (iv) investigating all complaints and adverse drug experiences with respect to Products sold pursuant to such Registrations (whether sold before or after transfer of such Registrations).

(b) Seller shall provide Buyer with such data as is reasonably necessary to comply with Buyer’s reporting obligations under this Section 8.7 for such period as is reasonably necessary, not to exceed one (1) year after the Closing Date.

(c) From and after the Closing Date, Seller promptly shall notify Buyer within three (3) Business Days (or such shorter period as is required by Law) if Seller receives a complaint or a report of an adverse drug experience with respect to Products. In addition, Seller shall cooperate with Buyer’s reasonable requests and use commercially reasonable efforts to assist Buyer in connection with the investigation of and response to any complaint or adverse drug experience related to Products sold by Seller. Seller will also promptly inform Buyer within three (3) Business Days if: (i) Seller receives any information concerning deviations, changes of process or flaws that may impact the Products, or (ii) Seller receives any announcement or indication of planned or contemplated audits, inspections, or reviews of documents, sites or facilities by any Governmental Authority.

(d) From and after the Closing Date, Buyer, at its cost, shall be solely responsible and liable for (i) conducting all voluntary and mandatory recalls of units of Products sold pursuant to such Registrations (whether sold before or after transfer of such Registrations), including recalls required by any Governmental Authority and recalls of units of Products sold by Seller deemed necessary by Seller in its reasonable discretion, (ii) conducting all communications and submitting all required reports to any Governmental Authority concerning the recalls and (iii) notifying customers and consumers about the recalls; provided, however, that Seller shall reimburse Buyer for the reasonable expenses and costs of conducting reasonable recalls, withdrawals, field corrections or lookback disposals to the extent that Seller remains liable therefore pursuant to Section 2.4(h), including the costs of notifying customers and consumers, the costs associated with shipment of such recalled Products, the price paid for such Products, and reasonable credits extended to customers in connection with the recall. Seller promptly shall notify Buyer in the event that a recall of Products sold by Seller is necessary.

(e) Seller and Buyer each agree to promptly prepare and file whatever filings, requests or applications are required or deemed advisable to be filed with any Governmental Authority in connection with the Transactions and transfer and assumption of the Registrations, including the filings contemplated by Sections 3.2(a)(iii) and 3.2(b)(iii), and to cooperate with one another as reasonably necessary to accomplish the foregoing.

8.8    Website Information. Within twenty (20) days following the Closing Date, and for a period of no less than one hundred eighty (180) days following the Closing Date, Seller shall add to its website the information set forth on Schedule 8.8 relating to the Transaction.

8.9    Tax Matters.

(a) All Transfer Taxes shall be split equally between Seller and Buyer. Buyer shall pay for (i) title insurance (including any title premiums) and the cost to update any surveys with respect to the Facilities, (ii) all Transfer Taxes payable in connection with any mortgages obtained by Buyer, (iii) all other costs associated with its financing and (iv) all costs associated with its due diligence review of the Facilities; provided, however, that Seller and Buyer shall cooperate in preparing and timely filing all Tax Returns and other documentation relating to Transfer Taxes as may be required by applicable Tax Law.

(b) Seller and Buyer hereby waive compliance with any “bulk sales” Laws (including any requirement to withhold any amount from payment of the Purchase Price) applicable to the sale to Buyer of the Purchased Assets by Seller.

(c) Proration of Taxes. To the extent necessary to determine the liability for Taxes for a portion of a taxable year or period that begins before and ends after the Closing Date (a “Straddle Period”), the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date, except that any property taxes, exemptions, allowances or deductions that are calculated on an annual basis shall be prorated on a time basis.

(d) Tax Returns. Seller shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Biologics SBU, the Purchased Assets and/or any income or gains derived with respect thereto for all taxable years or periods ending on or before the Closing, and shall pay any Taxes due in respect of such Tax Returns. Buyer shall file or cause to be filed when due all Tax Returns that are required to be filed by or with respect Biologics SBU, the Purchased Assets and/or any income or gains derived with respect thereto for all taxable years or periods ending after the Closing Date (including any Straddle Periods) and shall remit any Taxes due in respect of such Tax Returns. Seller shall pay to Buyer any Taxes for which Seller is liable pursuant to Section 2.4(l) (but which are payable with Tax Returns to be filed by Buyer pursuant to the previous sentence) within ten (10) Business Days prior to the due date for the filing of such Tax Returns or the due date for the payment of such Taxes, whichever is earlier.

8.10    Insurance. Upon the Closing Date, and for a period of time expiring ninety (90) days thereafter, (a) Seller shall maintain each of the Insurance Policies set forth on Schedule 4.23(a), or tail coverage reasonably comparable thereto, at its cost, in full force and effect and (b) Buyer shall bind and maintain insurance coverage reasonably comparable to such policies, at its cost, in full force and effect. Neither Seller nor Buyer shall breach or default under any provision of any such insurance policy which could reasonably be expected to impair the ability of the insured to collect insurance proceeds under such insurance policy, and Seller shall cause Buyer, and Buyer shall cause Seller, to be listed as an “additional insured” under each such insurance policy.

8.11    Right of First Negotiation and First Refusal. Seller shall grant to Buyer a right of first negotiation and a right of first refusal to obtain rights to utilize StaphVAX and to license the StaphVAX IP as would be necessary to enable Buyer to use StaphVAX solely for purposes relating to Altastaph. The terms and conditions of such rights shall be set forth in a mutually agreeable agreement to be negotiated in good faith and entered into between Buyer and Seller effective as of the Effective Time and incorporating the terms and conditions set forth on Exhibit 8.11 and such other terms mutually agreed by the parties (the “Right of First Refusal Agreement”).

ARTICLE IX

EMPLOYEE MATTERS

9.1    Employee Transfer.

(a) Buyer shall offer to employ, on an at-will basis and at compensation levels/bonus opportunities reasonably comparable to those currently available to such employees, all BSBU Employees and all DCSS Employees, subject to their resignation from employment with Seller. Any such offers of employment shall be in writing and shall be delivered to such employees at least ten (10) Business Days prior to the Closing (each employee who accepts such offer and becomes employed by Buyer, herein referred to as a “Hired Employee”). For a period of two (2) years following the Execution Date, Buyer agrees that, except as permitted by this Section 9.1(a) or as agreed to in writing by Seller, it shall not solicit for employment, offer employment to, or hire as an employee or consultant any individual who is, or was within six (6) months prior to such solicitation, offer, or hiring, an employee of Seller, except those employees whose work relates to the Biologics SBU or the operation of Seller’s headquarters in Boca Raton, Florida.

(b) [Reserved].

(c) Buyer shall offer to all Hired Employees participation in a Plan that is intended to meet the requirements of Section 401(k) of the Code and in the following benefits: medical, dental, vision, accident, life, disability, vacation and leave, but excluding equity incentives and severance that are, taken as a whole, reasonably comparable to those similar arrangements available to the Hired Employees by Seller immediately prior to the Closing.

9.2    Benefits.

(a) As of the Effective Time, Hired Employees who are participants in the Seller Plan that is intended to meet the requirements of Section 401(k) of the Code (the “Seller’s 401(k) Plan”) shall cease to be eligible for any future contributions to Seller’s 401(k) Plan except with respect to compensation from Seller prior to the Closing and as provided under Seller’s 401(k) Plan, and shall be entitled to a distribution of their account balances under Seller’s 401(k) Plan in accordance with such plan and as permitted by the Code. Hired Employees who receive an eligible rollover distribution (within the meaning of Section 402(c)(4) of the Code, including a direct transfer of an eligible rollover distribution within the meaning of Section 401(a)(31) of the Code) from Seller’s 401(k) Plan shall, subject to the provisions of Section 402 of the Code, be permitted to make a rollover contribution, including a rollover of any loans outstanding under Seller’s 401(k) Plan, to a plan maintained by Buyer or an Affiliate of Buyer that is intended to meet the requirements of Section 401(k) of the Code.

(b) Seller shall pay out to any Hired Employees all paid leave bank benefits earned but not yet used as of the date on which they terminate employment with Seller in order to commence employment with Buyer.

(c) As of the Effective Time, Buyer shall, with respect to its 401(k) and other employee benefit plans, policies, programs or arrangements that contain a service credit component and that are maintained by Buyer after the Closing (solely to the extent applicable to such Hired Employee), credit each Hired Employee with the applicable service credited for such Hired Employee’s duration of employment by Seller (or any predecessor to Seller).

(d) Seller shall retain all liability under the Seller Plans. Any group health plan established or maintained by Buyer (a “Buyer Health Plan”) shall, with respect to the Hired Employees, (i) waive any waiting period (except to the extent such waiting period would have applied under any Seller group health plan in effect immediately prior to the Closing), (ii) waive any exclusion or limitation for preexisting conditions which were covered (with respect to any Hired Employee and his or her covered dependents) under any group health plan maintained by Seller prior to the Closing and (iii) grant credit (for purposes of annual deductibles, co-payment and out-of-pocket limits) for any covered claims incurred or payments made prior to the Closing Date under any Seller group health plan during the plan year in which the Closing Date occurs. For purposes of eligibility to participate and vesting with respect to any Buyer Health Plan or any plan maintained by Buyer which is intended to satisfy the requirements of Section 401(k) of the Code, each Hired Employee shall be granted credit for his or her years of service with Seller prior to the Closing to the same extent as such Hired Employee was granted credit for such service under any similar plan maintained by Seller.

(e) Seller shall retain responsibility for and continue to pay all medical and dental plan benefits for each Hired Employee with respect to claims incurred by such Hired Employee or his or her covered dependents under the Seller Plans prior to the Closing Date. Buyer shall be responsible, under its employee benefit plans, for all expenses and benefits with respect to claims incurred by Hired Employees or their covered dependents on or after the Closing Date, including, but not limited to, medical, dental, disability, life insurance and workers’ compensation benefits. Buyer shall be responsible for all workers’ compensation claims relating to any Hired Employee incurred on or after the Closing Date.

(f) Without limiting the generality of Section 2.4, Seller shall retain sole responsibility for all Liabilities in respect of continuation coverage of health insurance under Section 4980B of the Code or Part 6 of Title I of ERISA or other similar state or local law to BSBU Employees, DCSS Employees and any other current and former employees of Seller and their eligible dependents with respect to “qualifying events” (as defined in Section 4980B of the Code) occurring on or prior to the Closing Date. Buyer shall be responsible for satisfying all obligations under Section 4980B of the Code or Part 6 of Title I of ERISA or other similar state or local law with respect to any Hired Employee and their eligible dependents with respect to “qualifying events” occurring after the Closing Date.

9.3    Employee Information. Following the Execution Date, Seller shall use commercially reasonable efforts to provide Buyer with information and data reasonably requested by Buyer in connection with Buyer’s rights and obligations under this Article IX, including exchanging information and data relating to employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law).

ARTICLE X

TERMINATION AND SURVIVAL

10.1    Termination.

(a) This Agreement may be terminated:

(i) at any time before the Effective Time by mutual written consent of Buyer and Seller;

(ii) by any Party, in writing, if the Transactions have not been consummated on or before March 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(a)(ii) shall not be available to a Party whose failure to fulfill any obligation under this Agreement materially contributed to the Effective Time failing to occur on or before the Outside Date;

(iii) by any Party if any Governmental Authority of competent authority shall have enacted, promulgated, enforced or entered any injunction, order, decree or ruling, or taken any other action (including the failure to take action) which, in either such case, has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; provided, however, that the provisions of this

Section 10.1(a)(iii) shall not be available to any Party unless such Party shall have used its commercially reasonable efforts to oppose any such action of a Governmental Authority or to have such action of a Governmental Authority vacated or made inapplicable to the Transaction; or

(iv) by any Party if the adoption of this Agreement by the Required Seller Stockholders shall not have been obtained at Seller’s Stockholders’ Meeting (or at any adjournment thereof) by reason of the failure to obtain the required vote.

(b) This Agreement may be terminated by Seller, in writing, if:

(i) Seller is not in material breach of its obligations under this Agreement, and if Buyer is in material breach of any representation, warranty, covenant or agreement of Buyer set forth in this Agreement and such breach (A) would cause the conditions set forth in Section 7.1 or 7.3 not to be satisfied and (B) is not cured by Buyer within ten (10) days after written notice thereof or, in the reasonable determination of Seller, is incapable of being cured by Buyer prior to the Outside Date; or

(ii) Seller accepts or enters into a Superior Transaction; provided, however, that each of the following conditions have been met: (A) Seller has theretofore complied with their obligations under Section 6.6, (B)(1) Seller has given Buyer prior written notice (a “Notice of Superior Transaction”) of its intention to accept or enter into a Superior Transaction and of all the material terms and conditions of such Superior Transaction and (2) Buyer does not within fourteen (14) days of receipt by Buyer of the Notice of Superior Transaction, make an offer that the board of directors of Seller determines, in its good faith judgment (after consultation with Seller’s outside financial advisors and outside counsel) to be at least as favorable to Seller as such Superior Transaction; provided, however, that during such fourteen (14) Business Day period, Seller shall have negotiated in good faith with Buyer (to the extent that Buyer wishes to negotiate) to enable Buyer to make such an offer; and provided, further, that, in the event of any amendment to the financial or other terms of such proposed Superior Transaction, Seller shall deliver to Buyer an additional written Notice of Superior Transaction, and the fourteen (14) day period referenced above shall be extended for an additional seven (7) Business Days after Buyer’s receipt of such additional Notice of Superior Transaction, (C) the board of directors of Seller, after taking into account any modifications to the terms hereof agreed to by Buyer after receipt of such notice, continues to believe such proposed transaction continues to constitute a Superior Transaction, (D) Seller shall concurrently with its delivery of the written notice of termination have paid to Buyer the Termination Fee pursuant to Section 10.2(b) (and any termination pursuant to this Section 10.1(b)(ii) shall not be effective unless and until such fee has been paid); and (E) the Required Seller Stockholders have not yet approved the Agreement.

(c) This Agreement may be terminated by Buyer, in writing, if:

(i) Buyer is not in material breach of its obligations under this Agreement, and if Seller is in material breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement and such breach (A) would cause the conditions set forth in Section 7.1 or 7.2 not to be satisfied and (B) is not cured by Seller within ten (10) days after written notice thereof or, in the reasonable determination of Buyer, is incapable of being cured by Seller prior to the Outside Date; or

(ii) Buyer is not in material breach of its obligations under this Agreement, and if, prior to the obtaining the approval of this Agreement by the Required Seller Stockholders (A) Seller has failed to include the Seller Recommendation in the Proxy Statement, (B) Seller has withdrawn or materially changed the Seller Recommendation, or (C) the board of directors of Seller approves or recommends a Superior Transaction to Seller’s stockholders in accordance with Section 6.6.

10.2    Procedure and Effect of Termination.

(a) Upon termination of this Agreement by a Party pursuant to Section 10.1, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate forthwith, and shall become void, and except as expressly provided herein, there shall be no liability or obligation on the part of the Parties or their respective Representatives. Termination of this Agreement shall terminate all outstanding obligations and liabilities between the Parties arising from this Agreement except those described in: (i) Section 8.1, this Article X, Article XI and Article XII; (ii) the Confidentiality Agreement; and (iii) any other provisions of this Agreement which by their nature are intended to survive any such termination. No termination of this Agreement shall release or be construed as releasing any Party from any Liability to another Party which may have arisen, in the first instance, under this Agreement prior to termination (e.g., for misrepresentation, breach of warranty or breach of covenant).

(b) If this Agreement is terminated by Seller pursuant to Section 10.1(b)(ii) or by Buyer pursuant to Section 10.1(c)(ii), then Seller shall, no later than five (5) Business Days after such termination, pay to Buyer an amount equal to (i) Eight Million Five Hundred Thousand Dollars ($8,500,000) (such payment, the “Termination Fee”), by wire transfer of immediately available funds to an account designated by Buyer in writing, and Seller shall have no further obligation upon such termination and payment of the Termination Fee to pay any amount with respect to Buyer’s expenses in connection with this Agreement and the Transactions. If this Agreement is terminated pursuant to Section 10.1(a)(iv), then Seller shall, no later than five (5) Business Days after such termination, pay to Buyer an amount equal to Buyer’s reasonable and documented out-of-pocket expenses actually incurred in connection with this Agreement and the Transactions, not to exceed Three Million Dollars ($3,000,000). If, within twelve (12) months after the Execution Date and subsequent to a termination pursuant to Section 10.1(a)(iv), Seller consummates a transaction including the acquisition, directly or indirectly, by any Person (other than Buyer) of at least fifty percent (50%) of the shares of capital stock or other voting equity securities of Seller, whether by stock purchase, merger or otherwise, or of the assets of Seller, with terms at least as favorable to Seller in the aggregate as the terms of the Transactions, upon consummation of such subsequent transaction, then Seller shall, no later than five (5) Business Days after such consummation, pay to Buyer the difference of (A) Eight Million Five Hundred Thousand Dollars ($8,500,000), and (B) any amounts already paid to Buyer as reimbursement of Buyer’s out-of-pocket expenses pursuant to the immediately preceding sentence. The Termination Fee is in no respect intended by the Parties to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of warranty, breach of covenant or other breach of this Agreement.

(c) Each of the Parties acknowledges that the agreements contained in this Section 10.2 are an integral part of the Transactions and have been agreed to by each of the Parties hereto in order to induce the other Parties to enter into this Agreement and to consummate the Transactions, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions. In the event that Seller should fail to pay the Termination Fee when due, Seller shall reimburse Buyer for all reasonable costs and expenses actually incurred or accrued by Buyer (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of the provisions of this Section 10.2, plus interest thereon at the rate of five percent (5%) per annum.

ARTICLE XI

INDEMNIFICATION

11.1    Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Agreement and in any Other Agreement shall survive the Effective Time in accordance with the following:

(a) the representations and warranties of Seller contained in, on or arising out of this Agreement shall survive the Closing hereunder until March 31, 2009; provided, however, that (i) the representations and warranties set forth in Section 4.11 (Taxes) and Section 4.14 (Environmental, Safety and Health) shall survive until thirty (30) days following the expiration of the applicable statutes of limitations, and (ii) the representations and warranties of Seller set forth in Section 4.1 (Organization), Section 4.2 (Due Authorization), Section 4.3

(Organizational Documents), Section 4.4 (No Conflicts; Enforceability), and Section 4.5 (Title; Sufficiency) shall survive indefinitely (collectively, such representations and warranties set forth in this Section 11.1(a)(ii), the “Fundamental Representations”); and

(b) the representations and warranties of Buyer contained in, on or arising out of this Agreement shall survive the Closing hereunder until March 31, 2009; provided, however, that the representations and warranties set forth in Sections 5.1 (Organization), 5.2 (Due Authorization) and 5.3 (No Conflicts; Enforceability) shall survive indefinitely.

The covenants and agreements contained in this Agreement that require by their terms performance or compliance on and after the Effective Time shall continue in force thereafter in accordance with their terms or if no term is specified, indefinitely.

11.2    Indemnification by Seller.

(a) Subject to Sections 11.2(b) and 11.8, Seller shall indemnify and defend Buyer, its Affiliates and each of their respective officers, directors, employees, stockholders, agents, Representatives, successors and permitted assigns (“Buyer Indemnitees”) against, and hold them harmless from, any Losses incurred (payable promptly upon written request) by any Buyer Indemnitee, to the extent arising from, in connection with, or otherwise with respect to:

(i) any breach of any representation or warranty of Seller that survives the Effective Time and is contained in this Agreement or in any Other Agreement (in each case disregarding, for purposes of determining the amount of Losses relating thereto, any qualification as to materiality or Material Adverse Effect contained in any such representation or warranty); provided, however, that Seller shall not be required to indemnify any Person, and shall not have any liability under this Section 11.2(a)(i) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by any Buyer Indemnitee;

(ii) any breach of any covenant of Seller contained in this Agreement or in any Other Agreement;

(iii) any Excluded Liability; and

(iv) any fees, expenses or other payments incurred or owed by Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the Transactions.

(b) Seller shall have no indemnification obligations pursuant to Section 11.2(a)(i), except to the extent that the aggregate amount of Losses incurred or suffered by Buyer that Seller is otherwise responsible for under Section 11.2(a)(i) exceeds One Million Two Hundred Fifty Thousand ($1,250,000) (the “Indemnification Threshold”), at which time Seller shall be obligated to indemnify the Buyer Indemnitees for the entire amount of the Losses without regard to the Indemnification Threshold; provided, however, that the maximum liability of Seller for all claims by Buyer under Section 11.2(a)(i), (ii) and (iv) together shall not in any case exceed twenty-five percent (25%) of the Purchase Price (the “Cap”), and; provided, further, that Seller shall have no indemnification obligations for Claims for which the Losses are less than Twenty-Five Thousand Dollars ($25,000) per Claim (the “Mini-Claim Deductible”) and in such case where such Losses exceed the Mini-Claim Deductible Seller shall only be obligated for the Losses on such Claim in excess of the Mini-Claim Deductible. Nothing in this Agreement (including this Section 11.2) shall be deemed to limit or restrict any of the Buyer Indemnitees’ rights to maintain or recover any amounts at any time in connection with any action or claim based on fraud or intentional misconduct of Seller or any Affiliate of Seller.

11.3    Indemnification by Buyer. Subject to Section 11.8, Buyer shall indemnify and defend Seller, its Affiliates and each of their respective officers, directors, employees, stockholders, agents, Representatives, successors and permitted assigns (“Seller Indemnitees”) against, and agrees to hold them harmless from, any

Losses sustained or incurred (payable promptly upon written request by any Seller Indemnitee), to the extent arising from, in connection with, or otherwise with respect to:

(a) any breach of any representation or warranty of Buyer that survives the Effective Time and is contained in this Agreement or in any Other Agreement (in each case disregarding, for purposes of determining the amount of Losses relating thereto, any qualification as to materiality or Material Adverse Effect contained in any such representation or warranty); provided, however, that Buyer shall not be required to indemnify any Person, and shall not have any liability under this Section 11.3(a) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by any Seller Indemnitee;

(b) any breach of any covenant of Buyer contained in this Agreement or in any Other Agreement;

(c) any Assumed Liability; and

(d) any fees, expenses or other payments incurred or owed by Buyer to any brokers, financial advisors or other comparable Persons retained or employed by it in connection with the Transactions.

11.4    Recoupment Against Escrow Agreement. Any indemnification to which any Buyer Indemnitee is entitled under this Article XI as a consequence of any Losses shall first be made as a payment to Buyer from the Escrow Account in accordance with the terms of the Escrow Agreement.

11.5    Calculation of Losses; Treatment of Indemnification Payments.

(a) The amount of any Loss for which indemnification is provided under Section 11.2(a) or Section 11.3 shall be net of any amounts actually recovered by the Indemnified Party (as defined below) under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit immediately realized by the Indemnified Party in cash arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment under Section 11.2(a) or Section 11.3 or the incurrence or payment of any indemnified Loss.

(b) The amount of Losses recoverable by an Indemnified Party under Section 11.2(a) or Section 11.3 shall be reduced by the amount of any payment received from an insurance carrier or other third-party indemnitor by such Indemnified Party (or an Affiliate thereof) with respect to the Losses to which such claim for indemnification relates, net of the cost of collection and any increase in insurance cost resulting from such recovery. If an Indemnified Party (or an Affiliate) receives any insurance payment in connection with any claim for Losses for which it has already received an indemnification or other third-party indemnity payment from the Indemnifying Party, it shall pay to the Escrow Account, if the Escrow Agreement is still in effect, otherwise to the Indemnifying Party (as defined below), within thirty (30) days of receiving such insurance payment, an amount equal to the excess of (i) the amount previously received by the Indemnified Party under Section 11.2(a) or Section 11.3, as applicable, with respect to such claim plus the amount of the insurance payments directly related to such claim received by the Indemnified Party, over (ii) the amount of Losses with respect to such claim which the Indemnified Party has become entitled to receive under Section 11.2(a) or Section 11.3, as applicable.

(c) Any indemnity payment under Section 11.2(a) or Section 11.3 shall be treated as an adjustment to the Purchase Price to the maximum extent allowable under applicable Law, and for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to such price for federal income Tax purposes.

11.6    Termination of Indemnification. The obligations of any Indemnifying Party to indemnify and hold harmless any Indemnified Party, (a) pursuant to Section 11.2(a)(i) or Section 11.3(a), shall terminate on

March 31, 2009 (except to the extent that pursuant to Section 11.1 any representation or warranty survives past such anniversary) and (b) pursuant to the other clauses of Section 11.2 and Section 11.3, shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) pursuant to Section 11.7 to Indemnifying Party.

11.7    Procedures.

(a) In order for any Buyer Indemnitee or Seller Indemnitee (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the Party which may be required to indemnify the Indemnified Party therefor (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third-Party Claim within fifteen (15) Business Days after receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, which releases the Indemnified Party completely in connection with such Third-Party Claim and that would not otherwise adversely affect the Indemnified Party.

(c) Notwithstanding Section 11.7(b), the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim if any of the following conditions are not satisfied:

(i) the Indemnifying Party shall acknowledge in writing that it shall be fully responsible, subject to Sections 11.2(b) and 11.9, for all Losses relating to such proceeding;

(ii) the Indemnifying Party must diligently defend such proceeding;

(iii) the Indemnifying Party must furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the financial resources of the Indemnifying Party (or the funds available in the Escrow Account), in the Indemnified Party’s reasonable judgment, are and will be sufficient (when considering Losses in respect of all other outstanding claims) to satisfy any Losses relating to such proceeding; and

(iv) such proceeding shall not involve criminal actions or allegations of criminal conduct by the Indemnifying Party, and shall not involve claims for specific performance or other equitable relief; and

(v) there does not exist, in the Indemnified Party’s good faith judgment based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, would reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such proceeding.

(d) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 11.2 or Section 11.3 that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party and in any event prior to the expiration of the underlying representations and warranties, if applicable. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 11.2 or Section 11.3, except to the extent that the Indemnifying Party demonstrates that it has been actually and materially prejudiced by such failure. If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved through arbitration proceedings (and not by litigation) consistent with Section 12.8.

11.8    Sole Remedy; No Additional Representations. Except as otherwise specifically provided herein or in any Other Agreement and other than claims of, or causes of action arising from, fraud or relating to breaches of covenants requiring performance after the Execution Date, (a) each of Buyer and Seller acknowledges and agrees that its sole and exclusive remedy after the Effective Time with respect to any and all claims and causes of action relating to this Agreement (including the Schedules), the Other Agreements and the Transactions, the Purchased Assets and the Assumed Liabilities and Excluded Liabilities shall be pursuant to the indemnification provisions set forth in this Article XI or as provided in Sections 12.8 or 12.9, and (b) each of Buyer and Seller hereby waive on their own behalf and on behalf of each other applicable Indemnified Party, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or they may have, now or in the future, against Buyer or Seller, as the case may be, arising under or based upon any Federal, state or local law, rule or regulation (including (i) any such rights, claims or causes of action arising under or based upon common law or otherwise and (ii) any and all claims for Losses, cost recovery or contribution arising under any Environmental Law).

11.9    Limitations on Liability.

(a) Notwithstanding anything to the contrary herein, Buyer Indemnitees shall be entitled to recover for Losses under Section 11.2(a)(i) with respect to any matters disclosed pursuant to Section 6.8 even if the Closing shall have occurred, except in the case of Buyer’s waiver of a Closing condition and the Closing hereunder, and then only with respect to the matters specifically identified in such waiver.

(b) Seller and Buyer shall reasonably cooperate with each other in resolving any claim or liability with respect to which one Party is obligated to indemnify the other under this Agreement, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

ARTICLE XII

MISCELLANEOUS

12.1    Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that Buyer and Parent may not sell, transfer, assign, license, sublicense, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of their rights or obligations under this Agreement without the prior written consent of Seller, which consent may be granted, withheld or conditioned at Seller’s sole and absolute discretion; provided, further, that any permitted assignment shall protect Seller’s rights under this Agreement. Notwithstanding the foregoing, Buyer may assign (without relieving it of its obligations under) this Agreement in whole or in part to any of its subsidiaries or Affiliates or to any Person which becomes a successor in interest to Buyer or its subsidiaries, and Buyer may collaterally assign its rights (but not its obligations) under this Agreement and the Other Agreements to its secured lenders.

12.2    Expenses. Except as otherwise specified herein, each Party shall bear its own expenses with respect to the Transactions.

12.3    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted by facsimile (with confirmation of transmission), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Seller, to:

Nabi Biopharmaceuticals

12276 Wilkins Avenue

Rockville, MD 20852

Attention: General Counsel

Facsimile: 301.770.3099

with copies (which shall not constitute notice) sent concurrently to:

Hogan & Hartson L.L.P.

Columbia Square

555 Thirteenth Street, NW

Washington, DC 20004

Attention: Michael C. Williams

Facsimile: 202.637.5910

If to Buyer, to:

Biotest Pharmaceuticals Corporation

c/o Biotest AG

Landsteinerstr. 5

63303 Dreieich

Germany

Attention: Michael Ramroth

Facsimile: +49 6103 801 347

with copies (which shall not constitute notice) sent concurrently to:

Kaye Scholer LLC

3 First National Plaza, Suite 4100

70 West Madison Street

Chicago, Illinois 60602

Attention: Russell Pallesen

Facsimile: 312.583.2545

If to Parent, to:

Biotest AG

Landsteinerstr. 5

63303 Dreieich

Germany

Attention: Michael Ramroth

Facsimile: +49 6103 801 347

with copies (which shall not constitute notice) sent concurrently to:

Kaye Scholer LLC

3 First National Plaza, Suite 4100

70 West Madison Street

Chicago, Illinois 60602

Attention: Russell Pallesen

Facsimile: 312.583.2545

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

12.4    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement.

12.5    Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto. This Agreement, the Other Agreements and the Confidentiality Agreement contain the entire agreement of the Parties hereto with respect to the Transactions, superseding all negotiations, prior discussions and preliminary agreements made prior to the date hereof.

12.6    No Third-Party Beneficiaries. Except as otherwise set forth under Article XI, this Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any Person, other than the Parties, the Buyer Indemnitees and the Seller Indemnitees any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

12.7    Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

12.8    Governing Law; Arbitration. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the law of the State of New York without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of New York. In the event of any dispute, controversy or Action arising out of or relating to this Agreement, the Other Agreements, or the Transactions among any of the Parties hereto (other than with respect to the determinations by the Accounting Arbitrator), the dispute shall be settled by binding arbitration, before three (3) arbitrators, which shall be the sole and exclusive procedure for the resolution of any such dispute. Within ten (10) calendar days after receipt of a notice of intention to arbitrate sent by one Party, each of Seller and Buyer shall designate in writing one (1) arbitrator to resolve the dispute, which two (2) arbitrators shall, in turn, jointly select a third arbitrator within twenty (20) calendar days of their designation, failing which, the third arbitrator shall be appointed by the American Arbitration Association (the “AAA”) in accordance with the Commercial Arbitration Rules of the AAA. The arbitrators so designated (a) shall each be experienced in commercial and business affairs and specifically have expertise with businesses of types similar to that of the Biologics SBU, (b) shall not be employees, consultants, officers or directors of any Party or any Affiliate of any Party and (c) shall not have received any compensation, directly or indirectly, from any Party or any Affiliate of any Party during the two (2) year period preceding the Closing Date. The arbitration proceedings shall be governed by the Commercial Rules of the AAA but need not be administered by that organization. The Parties hereto shall request the arbitrators to use their best efforts to rule on each disputed issue within thirty (30) calendar days after the completion of the hearings; provided, however, that the failure of the arbitrators to so rule during such period shall not affect or impair the validity of any arbitration award. The determination of the arbitrators as to the resolution of any dispute shall be final, binding and conclusive upon all Parties hereto. All rulings of the arbitrators shall be in writing, with the reasons for the ruling given, and shall be delivered to the Parties hereto. Each Party shall pay the fees of its respective designated arbitrator and its own costs and expenses of the arbitration and the fees of the third arbitrator shall be paid fifty percent (50%) by each of Seller and Buyer; provided, that the arbitrators shall have the discretion to equitably allocate all fees and expenses of the arbitration (both of the arbitrators and the Parties themselves) based on the nature and outcome of the dispute. The place of the arbitration shall be New York, New York. Any arbitration award may be entered in and enforced by any court having jurisdiction thereof and the Parties hereby consent and submit to the jurisdiction of the courts of any competent jurisdiction for purposes of the enforcement of any arbitration award. The Parties agree that after a clear and specific factual finding has been made with respect to a particular factual matter by the arbitrators pursuant to this Section 12.8 or by the Accounting Arbitrator, such clear and specific factual finding shall be deemed to have been finally determined by the Parties for all purposes under this Agreement and, thereafter, no Party shall have the right to seek any contrary determination in connection with any later arbitration proceeding.

12.9    Injunctive Relief. The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm will occur, no adequate remedy at law will exist and damages would be difficult to determine. Accordingly, notwithstanding anything to the contrary in this Agreement, the Party or Parties not in breach will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of another Party’s performance of its obligations under this Agreement. The Parties agree that in the event another Party institutes an appropriate Action seeking injunctive/equitable relief for specific performance under this Agreement, the Party seeking such relief shall not be required to provide the other Parties with service of process of a complaint and summons under the procedures set forth in any German or other non-United States judicial process or system. Under such circumstances, the Party seeking such relief need only provide the other Parties with two copies of a true, correct and lawfully issued summons and complaint, via Federal Express (priority delivery).

12.10    Headings. The headings of the Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

12.11    Counterparts. This Agreement may be executed manually or by facsimile by the Parties, in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12.12    Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

12.13    Parent Guaranty. Parent hereby irrevocably and unconditionally guaranties and promises to pay and perform, upon Seller’s demand following default of Buyer, in lawful money of the United States of America, any and all obligations of Buyer from time to time owed to Seller under this Agreement, subject to any applicable cure period. Separate action or actions may be brought and prosecuted against Parent, whether or not any action is brought or prosecuted against Buyer or whether Buyer is joined in any such action or actions. Parent further agrees that if Buyer shall fail to fulfill any of its obligations under this Agreement, Parent will perform the same on demand as a principal obligor, and not as a surety. This is a continuing guaranty of the obligations and may not be revoked and shall not otherwise terminate unless and until the obligations have been indefeasibly paid and performed in full. Parent represents and warrants that it will personally receive a substantial economic benefit from the Transactions giving rise to the obligations of Buyer under this Agreement. Parent acknowledges that Seller would not execute this Agreement if it did not receive this guaranty.

* * * * * * * * * * *

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed by their respective duly authorized officers as of the date first above written.

NABI BIOPHARMACEUTICALS

By:	/S/ LESLIE HUDSON, PH.D.
Name:	Leslie Hudson, Ph.D.
Title:	President and Chief Executive Officer

BIOTEST PHARMACEUTICALS CORPORATION

By:	/S/ MICHAEL RAMROTH
Name:	Michael Ramroth
Title:	President

BIOTEST AG

By:	/S/ DR. GREGOR SCHULTZ
Name:	Dr. Gregor Schultz
Title:	Chief Executive Officer

By:	/S/ DR. MICHAEL RAMROTH
Name:	Dr. Michael Ramroth
Title:	Chief Financial Officer

ANNEX 1.1

DEFINITIONS

“AAA” has the meaning set forth in Section 12.8.

“Accounts Payable” means all operating liabilities of Seller incurred in the Ordinary Course of Business, whether or not billed, arising in connection with the operations of the Biologics SBU or the development, manufacture or sale of Products prior to the Effective Time.

“Accounts Receivable” means all accounts and accounts receivable of Seller or any of its Affiliates, unpaid interest, penalties or fees accrued on any such accounts or receivables, including any payments received with respect thereto after the Effective Time, arising prior to the Effective Time.

“ACSM” means the American Congress of Surveying and Mapping.

“Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended, and regulations promulgated thereunder, and the Public Health Service Act, as amended, and regulations promulgated thereunder.

“Action” means any claim, action, suit, arbitration, inquiry, audit, proceeding or investigation by or before any Governmental Authority, arbitrator or arbitral panel.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person. For purposes of this definition, a Person shall be deemed, in any event, to Control another Person if it owns or Controls, directly or indirectly, more than twenty-five percent (25%) of the voting equity of the other Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.9(a).

“ALTA” means the American Land Title Association.

“AltaStaph” means Altastaph® [Staphylococcus aureus Immune Globulin Intravenous (Human)].

“Alternative Transaction” means any (i) direct or indirect acquisition of any of the shares of capital stock or other voting equity securities of Seller by any Person (including by means of a spin-off, split-off or public offering), (ii) merger, consolidation, recapitalization, liquidation, dissolution or similar transaction directly or indirectly involving Seller, (iii) direct or indirect sale or other disposition of all or a substantial portion of the assets of Seller, and (iv) other transactions that would reasonably be expected to impede, interfere with, prevent, materially delay or limit the economic benefit to Buyer of, the Transactions.

“Anti-D” means the anti-D polyclonal antibody, an investigational human polyclonal antibody product, manufactured from human plasma, intended for use to achieve a temporary and occasional long-term elevation of the platelet counts.

“Antitrust Laws” means all United States federal and state, and any foreign (including those of the European Union) statutes, rules, regulations, orders, administrative and judicial doctrines, and other Laws relating to antitrust or competition matters, including the HSR Act and all other federal, state and foreign (including those of the European Union) statutes, rules, regulations, orders, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Laws” has the meaning set forth in Section 4.16.

“Applicable Permits” means the permits, approvals, licenses, franchises or authorizations, including the Registrations, from any Governmental Authority held by Seller that relate to, are used in, or are necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including those set forth on Schedule 1.1(a).

“Assets” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, equipment, inventory, goods and intellectual property.

“Assigned Contracts” means those Contracts, including open purchase orders, relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including those Contracts set forth on Schedule 1.1(b).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, dated as of the Closing Date, by and between the Parties and in a form to be negotiated in good faith and mutually agreed and to be attached hereto as Exhibit 1.1(a).

“Assignment of BSBU Intellectual Property” means the Assignment of BSBU Intellectual Property, dated as of the Closing Date, by and between the Parties and in a form to be negotiated in good faith and mutually agreed and to be attached hereto as Exhibit 1.1(b).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Tax Liabilities” has the meaning set forth in Section 2.3(h).

“Baxter” means Baxter Pharmaceutical Solutions LLC and its Affiliates.

“Bill of Sale” means the Bill of Sale, dated as of the Closing Date, by and between the Parties and in a form to be negotiated in good faith and mutually agreed and to be attached hereto as Exhibit 1.1(c).

“Biologics SBU” has the meaning set forth in the Recitals.

“BLA” means the biologic license applications for Products specified in Schedule 1.1(r) including any amendments or supplements thereto, reports, correspondence and other submissions related thereto and the regulatory and clinical files and data pertaining to the foregoing in the possession or control of Seller as of the Effective Time.

“BSBU Copyrights” means those copyrights relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including those copyrights set forth on Schedule 1.1(d), which schedule sets forth the registration, serial and/or application number, if any, and, if applicable, the Governmental Authority or other entity with which the application has been filed and/or which has issued, reissued and/or renewed the registration, if any.

“BSBU Domain Names” means those domain names relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including those domain names set forth on Schedule 1.1(e)(1), which schedule sets forth the registration, serial and/or application number, if any, and, if applicable, the Governmental Authority or other entity with which the application has been filed and/or which has issued, reissued and/or renewed the registration; provided, however that “Nabi.com” and the domain names set forth on Schedule 1.1(e)(2) shall not constitute BSBU Domain Names.

“BSBU Employee” means an employee who is employed by Seller and whose services are related to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products. The BSBU Employees’ names, job titles and current compensation are set forth on Schedule 1.1(f).

“BSBU Equipment” means all machinery, equipment, motor vehicles, rolling stock, furniture, supplies, office equipment, improvements, parts, the manufacturing tools and test equipment (other than Inventory) owned by Seller and relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including the items set forth on Schedule 1.1(g).

“BSBU Goodwill” means all goodwill associated with the Biologics SBU or the Products.

“BSBU Intellectual Property” means all the Intellectual Property relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including the BSBU Patents, BSBU Copyrights, BSBU Domain Names, BSBU Know-How, BSBU Marks, BSBU Software and BSBU Trade Dress, in each case whether registered or not, and in each case wherever such right exist throughout the world, and including the right to Claims for past infringement.

“BSBU Know-How” means as owned, licensed or Controlled by Seller and relating to, used in or necessary for operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, all the research and development information, validation methods and procedures, unpatented inventions, know-how, trade secrets, technical or other data or information, or other materials, methods, procedures, processes, materials, developments or technology, including all biological, chemical, clinical, manufacturing and other information or data, other than such know-how which is or becomes the subject of a Patent.

“BSBU Leased Real Property” has the meaning set forth in Section 4.12(b).

“BSBU Licenses” means all rights and benefits under licenses (including licenses to use computer software), permits, quotas, authorizations, and franchises from any Person relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products.

“BSBU Marks” means the Trademarks registered with the PTO or other equivalent Governmental Authority, which are utilized by Seller to identify Products or are relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including the Trademarks set forth on Schedule 1.1(h) and all common law rights, applications and registrations therefor, and all goodwill associated therewith, but excluding the Seller Marks. Schedule 1.1(h) sets forth the registration, serial and/or application number, if any, and, if applicable, the Governmental Authority or other entity with which the application has been filed and/or which has issued, reissued and/or renewed the registration

“BSBU Owned Real Property” has the meaning set forth in Section 4.12(a).

“BSBU Patents” means the Patents relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products set forth on Schedule 1.1(i), which schedule sets forth the registration, patent, serial and/or application number, if any, and, if applicable, the Governmental Authority or other entity with which the application has been filed and/or which has issued, reissued and/or renewed the patent or registration.

“BSBU Personal Property Leases” means all rights and benefits under leases, subleases, sub-subleases, licenses or other agreements under which Seller leases, licenses or uses or has the right to use, now or in the future, any personal property relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products.

“BSBU Prepaid Expenses” means all prepaid expenses of the Seller consisting of security, utility and other deposits and business and other license fees relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including those deposits listed on Schedule 1.1(x).

“BSBU Real Property Leases” has the meaning set forth in Section 4.12(b).

“BSBU Records” means to the extent permitted by Law to be transferred by Seller, all books and records relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including copies of all material customer and supplier lists, account lists, call data, sales history, call notes, marketing studies, consultant reports, physician databases, cost files and records, distribution records, copies of Tax records, promotional literature and materials, advertising copy, and correspondence (excluding invoices) with respect to the Biologics SBU or the Products, to the extent maintained by Seller, wherever located, and all complaint files, adverse event files and product deviation files with respect to the Biologics SBU or the Products, wherever located; provided, however, that (a) in each case, Seller may exclude any Excluded Intellectual Property contained therein that is not related to, used in and necessary for the Biologics SBU and the Products, which Excluded Intellectual Property shall continue to be owned by Seller and licensed to Buyer in accordance with the provisions of Sections 6.7(a) and 8.5, and may be otherwise used and exploited by Seller in compliance with this Agreement, (b) Seller may retain: (i) a copy of any such books and records to the extent required by Law or necessary for Tax, accounting, litigation or other valid business purposes; (ii) a copy of any such books and records to the extent such books and records relate primarily but not exclusively to the Biologics SBU or the Products; (iii) records and files pertaining to BSBU Employees who do not become Hired Employees (if any); and (iv) all books, documents, records and files (Y) prepared in connection with or relating to the Transactions, including bids received from other parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Products and the Biologics SBU, or (Z) maintained by Seller and/or its representatives, agents or licensees in connection with or relating to the Excluded Assets, (c) any attorney work product, attorney-client communications and other items protected by privilege shall be excluded, and (d) Seller shall be entitled to redact from any such books and records any information that does not relate to the Biologics SBU or the Products.

“BSBU Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith, owned or licensed by Seller and relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including the items set forth on Schedule 1.1(j).

“BSBU Trade Dress” means the trade dress, package designs, Products inserts, labels, logos and associated artwork owned by, licensed to or otherwise held by Seller relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products or the packaging therefor, including as set forth on Schedule 1.1(k), but specifically excluding all Seller Marks used thereon.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are authorized or obligated by Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnitees” has the meaning set forth in Section 11.2(a).

“Buyer Registration Transfer Letter” means a Buyer Registration Transfer Letter in a form to be negotiated in good faith by the Parties and mutually agreed and to be attached hereto as Exhibit 1.1(d).

“Buyer Shared Use Assets” means those assets identified in column B of Schedule 1.1(u) as “Buyer.”

“Capital Commitment” has the meaning set forth in Section 5.6.

“Centers” means the plasma centers identified on Schedule 4.12(b).

“Civacir” means Civacir (Hepatitis C Immune Globulin (Human)), a human hyperimmune polyclonal antibody product, manufactured from human plasma, that contains antibodies to Hepatitis C virus.

“Claims” means all claims, complaints, charges, actions, suits, proceedings, disputes and investigations.

“Closing” means the closing of the purchase and sale of the Purchased Assets and assignment and assumption of the Assumed Liabilities contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Inventory” has the meaning set forth in Section 2.8(b).

“Closing Inventory Statement” has the meaning set forth in Section 2.8(b).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of October 17, 2006, between Seller and Parent (including any amendments or supplements thereto).

“Contract Manufacturing Agreement” has the meaning set forth in Section 6.7(c).

“Contracts” means any and all rights and benefits under binding written commitments, contracts, purchase orders, leases, licenses, easements, permits, instruments, commitments, arrangements, undertakings, practices or other agreements of any nature or description, whether oral or written.

“Control,” “Controlled,” or “Controlling” means, with respect to Intellectual Property, the ability of a Person (collectively with its Affiliate(s)), whether by ownership, license or otherwise, to grant a license or sublicense. With respect to any other property, “Control,” “Controlled,” or “Controlling” means the ability of a Person (collectively with its Affiliate(s)), directly or indirectly, to direct the use of, disposition of and access to such property

“Corporate Shared Services Assets” means the Assets located at Seller’s Boca Raton Facility that are owned and used by Seller to perform legal, finance, accounting, information technology, human resources or other administrative services or functions for the Biologics SBU and for other business units or activities of Seller, including the Assets set forth on Schedule 1.1(t). The Buyer Shared Use Assets, to the extent not split or segregated pursuant Section 6.7(d), or, to the extent split or segregated pursuant to Section 6.7(d) if agreed by the Parties to be owned by Buyer after the Effective Time, constitute Corporate Shared Services Assets.

“Crossover Lot” means a Product lot from which, as of the Effective Time, Seller has made at least one sale but that includes Finished Goods not yet sold.

“Crossover Products” means (i) Products included in a Crossover Lot or (ii) Products that otherwise cannot be reasonably determined as having been sold either by (A) Seller prior to the Effective Time or (B) Buyer following the Effective Time.

“Data Room” means the Internet-based electronic data room maintained by Merrill Corporation in connection with the Transaction.

“DCSS Employees” means those employees of Seller who perform legal, finance, accounting, information technology, human resources or other administrative services or functions for the Biologics SBU and for other business units or activities of Seller and whom Buyer agrees to offer employment, as set forth on Schedule 1.1(f).

“Distribution” means any and all activities related to the distribution, marketing, promoting, offering for sale and selling of Products, including advertising, detailing, educating, planning, promoting, conducting reporting, storing, handling, shipping and communicating with Governmental Authorities and third parties in connection therewith.

“Effective Time” has the meaning set forth in Section 3.1.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, right of others, Claim, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, right of first refusal, charge, encumbrance or other restriction or limitation of any nature whatsoever, other than (i) any licenses of Intellectual Property and (ii) Permitted Encumbrances.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to any applicable Environmental, Safety and Health Law by any Person (including any Governmental Authority) alleging, asserting, or claiming any actual or potential (i) violation of or liability under any Environmental, Safety and Health Law, (ii) violation of any environmental permit, or (iii) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on or resulting from the presence, Release, or threatened Release into the environment, of any Hazardous Substances at any location, including any off-Site location to which Hazardous Substances or materials containing Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal.

“Environmental, Safety and Health Laws” means any and all applicable Laws that relate to protection of the environment, natural resource, and public health and safety, or the imposition of liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, Release, cleanup, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, as amended, any other so-called “Superfund” or “Superlien” Laws, and the Occupational Safety and Health Act of 1970, as amended, to the extent it relates to the handling of and exposure to hazardous or toxic chemicals, and the state analogues thereto.

“Equitable Exceptions” has the meaning set forth in Section 4.4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Escrow Account” has the meaning set forth in Section 2.6(b).

“Escrow Agent” has the meaning set forth in Section 2.6(b).

“Escrow Agreement” has the meaning set forth in Section 2.6(b).

“Escrow Amount” has the meaning set forth in Section 2.6(b).

“Exchange” means the NASDAQ Global Market.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Business” has the meaning set forth in Section 6.7(d).

“Excluded Corporate Shared Services Assets” means the Assets located in Seller’s offices and laboratories other than the Boca Raton, Facility or as set forth on Schedule 1.1(v), owned and used by Seller to perform legal, finance, accounting, information technology, human resources or other administrative services or functions for business units or activities of Seller other than the Biologics SBU, wherever located, and by whomever possessed, and including the Seller’s minute books, stock records, corporate seals and other corporate governance or charter documentation. The Seller Shared Use Assets, to the extent not split or segregated pursuant Section 6.7(d), or, to the extent split or segregated pursuant to Section 6.7(d) if agreed by the Parties to be owned by Seller after the Effective Time, constitute Excluded Corporate Shared Services Assets.

“Excluded Intellectual Property” means all rights, title and interest of Seller in and to Intellectual Property, whether now existing or hereafter developed or acquired (including the StaphVax IP, the Seller Marks and all Patents and Patent applications of Seller) other than the BSBU Intellectual Property.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Products” means all rights, title and interest of Seller in and to, all products, treatments, therapies, or biopharmaceutical agents set forth on Schedule 1.1(l).

“Excluded Real Property” means the real property set forth on Schedule 1.1(m).

“Excluded Tax Liability” has the meaning set forth in Section 2.4(l).

“Execution Date” means the date set forth in the Preamble.

“Existing Obligations” means (i) the outstanding principal balance and all accrued and unpaid interest, fees, costs (including pre-payment costs, if any) and expenses under the Notes and (ii) any other secured third-party debt of Seller.

“Facilities” means the Centers and the BSBU Owned Real Property.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“Federal Health Care Program” means any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States government (including the Medicare and Medicaid programs).

“Final Allocation” has the meaning set forth in Section 2.9(b).

“Finished Goods” means all Inventory of finished Products that is formulated, labeled, packaged or otherwise intended for sale or offer for sale as of the Effective Time and all work-in-progress ready for, or in, packaging or labeling, by Baxter.

“Fixed Assets” means Assets owned, leased or otherwise held by Seller and relating to, used in, or necessary for, the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products which are referred to as “property, plant and equipment,” and are tangible items that (a) are held for use or for a potential future use (reserve item) in the production or supply of goods and services, for lease to third parties or for administrative purposes (including research and development), and (b) are expected to be used during more than one accounting period, including land and buildings, motorized vehicles, furniture, office equipment, computers, fixtures and fittings, real property, plant and machinery, regardless of whether those items are accounted for as owned assets or as “finance lease assets.”

“FSS” has the meaning set forth in Section 8.5(c).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any federal, national, provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Substance” means any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Authority or under any Environmental, Safety and Health Law, including petroleum or petroleum products (including crude oil) and any derivative or by-product thereof, natural gas, synthetic gas and any mixture thereof, or any substance that is or contains polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos-containing materials (ACMs), lead, and toxic mold.

“Hired Employee” has the meaning set forth in Section 9.1(a).

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IND” means the investigational new drug applications identified on Schedule 1.1(r), including any amendments or supplements thereto, reports, correspondence and other submissions related thereto and the regulatory and clinical files with data pertaining to the foregoing in the possession of Seller as of the Effective Time, including any and all information, data, know-how, formulations, assays, goodwill, or Intellectual Property contained therein.

“Indemnified Party” has the meaning set forth in Section 11.7(a).

“Indemnifying Party” has the meaning set forth in Section 11.7(a).

“Inhibitex Arbitration” means that arbitration conducted under the Commercial Arbitration Rules of the American Arbitration Association, captioned “Nabi Biopharmaceuticals, Claimant and Inhibitex, Inc, Respondent, American Arbitration Association, Case No. 13 193 Y 01675 06” ( July 18, 2006), and the related Motion to Confirm the Arbitration Award (March 20, 2007) and Motion to Vacate Company’s Motion to Confirm the Arbitration Award, now captioned as Nabi Biopharmaceuticals v. Inhibitex, Inc. (No. 600898/07), Supreme Court of New York, County of New York.

“Insurance Policies” has the meaning set forth in Section 4.23(a).

“Intellectual Property” means intellectual property rights, including Trademarks, copyrights and Patents, whether registered or unregistered, and all applications and registrations therefor, know-how, confidential information, trade secrets, internet domain name registrations, logos, trade names and similar proprietary rights in confidential inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications.

“Inventory” means all Finished Goods, all work-in-progress, intermediates and all raw materials or ingredients (including plasma) used or held for use by the Biologics SBU in connection with Products owned by Seller as of the Effective Time.

“Inventory Shortfall” has the meaning set forth in Section 2.8(e).

“IRS” means the Internal Revenue Service of the United States.

“IVIG” means Intravenous Immune Globulin, manufactured from non-specifically selected human plasma.

“Key Employees” means the employees of Seller set forth on Schedule 1.1(y).

“Knowledge” means, (i) with respect to Seller, the actual knowledge of the Persons set forth on Schedule 1.1(o) and (ii) with respect to Buyer, the actual knowledge of Gregor Schulz or Michael Ramroth.

“Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, requirement, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

“Liability” means, collectively, any indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, due or to become due, or absolute, contingent or otherwise, including any products liability.

“Losses” means, with respect to any claim or matter, all losses, expenses, obligations and other Liabilities or other damages (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Material Adverse Effect” means any change or effect that is materially adverse to the Biologics SBU or the Products taken as a whole, but shall exclude any change, effect or circumstance resulting or arising from: (a) events, circumstances, changes or effects that generally affect the industries in which Seller operates (including the pharmaceutical and blood-related products industries) or the manufacture or Distribution of Products (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, (d) changes arising from the consummation of the Transactions or Other Transactions, or the announcement of the execution of, this Agreement, the Other Agreements or any agreement in connection with the Other Transactions, including (i) any actions of competitors, (ii) any actions taken by or losses of employees, or (iii) any delays or cancellations of orders for Products or services, (e) any reduction in the price of Products in response to the reduction in price of comparable Products offered by a competitor or potential competitor, (f) any change in accounting practices or policies of Seller as required by GAAP, (g) any announcement, ruling or determination by any Governmental Authority with respect to the status of a pending BLA or other regulatory approval, (h) any changes in Law, (i) any pending or threatened Action under Antitrust Laws related to the Transactions, and (j) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement, the Other Agreements or at the request of Buyer.

“Material Contract” has the meaning set forth in Section 4.18.

“Medicaid” means the tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria. (Social Security Act of 1965, Title XIX, P.L. 89-87; 42 U.S.C. 1396 et seq.).

“Medicaid Rebate Charges” means Rebate Charges requested pursuant to Medicaid.

“Medicaid Rebate Charges Reserve” means the amount set forth on the balance sheet of Seller filed most recently with the SEC prior to the Effective Time as a reserve against Medicaid Rebate Charges, “rolled forward” until the Effective Date in accordance with GAAP as consistently applied by Seller and using the same methodology as used in the most recently filed audited balance sheet.

“Mini-Claim Deductible” has the meaning set forth in Section 11.2(b).

“Minimum Inventory” has the meaning set forth in Section 2.8(a).

“Nabi-HB” means Hepatitis B Immune Globulin (Human), a human polyclonal product, manufactured from human plasma, indicated to prevent Hepatitis B infection following exposure to Hepatitis B virus.

“NDC” means the “National Drug Code”, which is the eleven digit code registered by a company with the FDA with respect to a pharmaceutical products.

“Notes” means those certain 2.875% convertible senior notes issued April 19, 2005 and the terms of the related indenture.

“Notice of Superior Transaction” has the meaning set forth in Section 10.1(b)(ii).

“Ordinary Course of Business” means the ordinary course of business of the Biologics SBU, as conducted by Seller since January 1, 2007, consistent with past custom and practice.

“Other Agreements” means, collectively, the Assignment of BSBU Intellectual Property, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Contract Manufacturing Agreement, the Right of First Refusal Agreement, the Trademark License Agreement and the Escrow Agreement.

“Other Transactions” means, with respect to Seller (excluding the transfer of Purchased Assets contemplated by this Agreement), (a) any merger, consolidation, recapitalization or other direct or indirect business combination involving Seller, (b) the issuance or acquisition of shares of capital stock or other equity securities of Seller, (c) any tender or exchange offer for the capital stock or other equity securities of Seller, (d) any dividend or distribution by Seller to Seller’s stockholders, or (e) the acquisition, license, purchase or other disposition of any material portion of the Assets (other than the Purchased Assets) of Seller or any Subsidiary of Seller outside the Ordinary Course of Business.

“Outside Date” has the meaning set forth in Section 10.1(a)(ii).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means United States and non-United States patents, patent applications, patent disclosures, invention disclosures and other rights relating to the protection of inventions worldwide (and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions or renewals of any of the foregoing).

“PDUFA” means Prescription Drug User Fee Act, which allows the FDA to collect fees from drug manufacturers to fund the drug approval process.

“PEI” means the Paul-Ehrlich-Institut.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Seller or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (c) all Encumbrances that would be reflected in title insurance policies with respect to the BSBU Owned Real Property as of the Execution Date, and (d) Encumbrances listed on Schedule 1.1(p).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority.

“PhosLo APA” means that certain Asset Purchase Agreement, dated as of October 11, 2006, by and between Seller and Fresenius USA Manufacturing, Inc. (including any amendments or supplements thereto).

“Plan” means (i) all employee benefit plans as defined in Section 3(3) of ERISA; (ii) all other pension, retirement, group insurance, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, or arrangements of any kind; and (iii) all other plans, contracts, schemes, programs, funds, commitments, or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated, which pertain to any employee, director, officer, shareholder, member, manager, consultant, or independent contractor of Biologics SBU and, in the case of (i) – (iii), pursuant to which Seller or any ERISA Affiliate has any obligation to make any payments or contributions or pursuant to which Seller or any ERISA Affiliate may otherwise have any liability (including any such plan or arrangement formerly maintained by Seller or any ERISA Affiliate).

“Potential Acquirer” has the meaning set forth in Section 6.6(b).

“Products” means Civacir, Nabi-HB, AltaStaph, IVIG and Anti-D.

“Promotional Materials” means the advertising, promotional and media materials, sales training materials (including any related outlines and quizzes/answers, if any), trade show materials (including displays) and videos, including materials containing post-marketing clinical data, if any, reasonably necessary for the commercialization of Products (including Distribution and sales promotion information, market research studies and toll-free telephone numbers) and relating to Products.

“Proxy Statement” has the meaning set forth in Section 6.5(a).

“PTO” means the United States Patent and Trademark Office.

“Purchase Price” has the meaning set forth in Section 2.6.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Real Property” has the meaning set forth in Section 4.12(b).

“Rebate and Wholesaler Charges Reserve” means the amount set forth on the balance sheet of Seller filed most recently with the SEC prior to the Effective Time as a reserve against Rebate Charges and Wholesaler Charges other than Medicaid Rebate Charges, rolled forward until the Effective Date in accordance with GAAP as consistently applied by Seller and using the same methodology as used in the most recently filed audited balance sheet.

“Rebate Charges” means amounts claimed by or under, or in respect of, Medicaid, state rebate programs, pharmaceutical benefit management organizations, managed care organizations, and other Persons as rebates under Contracts between such parties and Seller or Buyer, as the context requires.

“Registrations” means the regulatory approvals, authorizations, licenses, applications, agreements, franchises, certificates, applications, consents, confirmations, orders, waivers permits, BLAs, INDs and other permissions held by Seller relating to the Products and the Biologics SBU issued by Governmental Authorities, and including those under the regulations of the FDA Form 483 Letters and FDA Warning Letters, including those set forth on Schedule 1.1(r).

“Regulatory Correspondence” has the meaning set forth in Section 4.17(g).

“Release” means any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

“Representatives” means, with respect to any Person, the directors, officers, managers, employees, independent contractors, agents or consultants of such Person.

“Required Consents” has the meaning set forth in Section 3.2(a)(iv).

“Required Registrations” has the meaning set forth in Section 4.17(a).

“Required Seller Stockholders” means the approval of the holders of a majority of the outstanding shares of Seller’s voting stock.

“Retained Information” means any and all books and records prepared and maintained by Seller in connection with the Purchased Assets and the Biologics SBU, including all regulatory files (including correspondence with regulatory authorities), research data, marketing data, laboratory books, batch records, Product complaint records and stability studies, that relate to, are used in or are necessary for the Purchased Assets; provided, however, that to the extent any such information relates to both Purchased Assets and Excluded Assets, each Party shall have appropriate rights of access thereto.

“Return Policy” means Seller’s return policy as set forth as Schedule 4.28.

“Right of First Refusal Agreement” has the meaning set forth in Section 8.11.

“Rights Agreement” means that certain Rights Agreement, dated as of August 1, 1997, by and between Seller and Registrar and Transfer Company, as Rights Agent, including any amendments or supplements thereto.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Account” means a bank account in the United States to be designated by Seller in a written notice to Buyer at least three (3) Business Days before the Closing.

“Seller Indemnitees” has the meaning set forth in Section 11.3.

“Seller Marks” means the Trademarks, housemarks, tradenames, and trade dress owned or used by Seller, whether or not registered, set forth on Schedule 1.1(s).

“Seller Plan” means all Plans under which any current or former BSBU Employee or DCSS Employee has accrued any benefit or right whatsoever maintained by, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates or as to which Seller or any of its ERISA Affiliates has any Liability.

“Seller Recommendation” means the recommendation of the board of directors of Seller that the board of directors of Seller has determined that the Transactions are expedient and in the best interests of Seller.

“Seller Registration Transfer Letter” means a Seller Registration Transfer Letter in a form to be negotiated in good faith by the Parties and mutually agreed and to be attached hereto as Exhibit 1.1(e).

“Seller Shared Use Assets” means those assets identified in column B of Schedule 1.1(u) as “Seller.”

“Seller Stockholders’ Meeting” has the meaning set forth in Section 6.5(c).

“Seller’s 401(k) Plan” has the meaning set forth in Section 9.2(a).

“Seller’s SEC Filings” means all forms, reports and other documents required to be filed by Seller under the Securities Act or Exchange Act, as the case may be since and including January 1, 2004.

“Shared Use Assets” has the meaning set forth in Section 6.7(d).

“Site” means any of the Real Properties owned, leased or operated by Seller and relating to, used in or necessary for the operation of the Biologics SBU or the development, manufacture, distribution, marketing or sale of the Products, including all soil, subsoil, surface waters and groundwater thereat.

“StaphVAX” means polysaccharide conjugate vaccine based on patented technology that Seller has licensed on an exclusive basis from the Public Health Service / National Institute of Health, the development of which has been advanced by Seller for use in patients who are at high risk of S. aureus infection and who are able to respond to a vaccine by producing their own antibodies.

“StaphVAX IP” means the Intellectual Property described on Schedule 1.1(w), relating to the Right of First Refusal Agreement.

“Straddle Period” has the meaning set forth in Section 8.9(c).

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities Controlled by such Person.

“Superior Transaction” means any Alternative Transaction that (i) if consummated would result in the acquisition, directly or indirectly, by any Person (other than Buyer) of at least fifty percent (50%) of the shares of capital stock or other voting equity securities of Seller, whether by stock purchase, merger or otherwise, or of the assets of Seller, (ii) is on terms that the board of directors of Seller has determined in its good faith judgment (after consultation with Seller’s outside financial advisor and outside counsel) are more favorable to Seller than this Agreement and (iii) which the board of directors of Seller has determined in good faith (after consultation with Seller’s outside financial advisor and outside counsel) is reasonably capable of being consummated.

“Tax” or “Taxes” means any and all (i) taxes, assessments, levies, tariffs, duties, fees or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, production, capital stock, real or personal property, sales, use, transfer, value added, ad valorem, employment or unemployment, social security, disability, payroll, alternative or add-on minimum, turnover, leasing, fuel, excess profits, interest equalization, severance, customs, excise, stamp, environmental, commercial rent or withholding taxes, (ii) unclaimed property, abandoned property or escheat taxes, liabilities, or other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, (iii) amounts described in clauses (i) and (ii) above that are liabilities of a consolidated, combined, affiliated or unitary group and for which the relevant party is liable under Section 1.502-6 of the Treasury Regulations, or under any other relevant Law or applicable rule imposing joint and/or several liability for such amounts and (iv) amounts described in clauses (i), (ii) or (iii) above for which the relevant party is liable pursuant to any tax sharing, tax indemnification or other similar agreement.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to, or relating to, Taxes, including attachments thereto and amendments thereof.

“Third-Party Claim” has the meaning set forth in Section 11.7(a).

“Title Company” has the meaning set forth in Section 3.2.

“Title Policies” has the meaning set forth in Section 3.2.

“Trademark” means trademarks, service marks, certification marks, trade dress, Internet domain names, trade names, identifying symbols, designs, product names, company names, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications and registrations therefor, and all goodwill associated therewith.

“Transactions” means the transactions contemplated by this Agreement and the Other Agreements.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) imposed or assessed as a result of the Transactions (including recording and escrow fees and any real property or leasehold interest transfer or gains tax and any similar Tax).

“Transition Services Agreement” has the meaning set forth in Section 6.7(b).

“Treasury Regulations” means the U.S. federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, when appropriate, the corresponding successor provision.

“Wholesaler Charges” means amounts claimed by wholesalers of the Products as chargebacks or returns to the wholesaler under contracts between group purchasing organizations, FSS, including FSS contract-related Industrial Funding Fee payments and FSS-contract related chargebacks, and the Public Health Service (collectively, “GPOs”) and Seller and amounts claimed by GPOs as administrative or marketing fees under contracts between GPOs and Seller.

ANNEX B

Opinion of Banc of America Securities LLC

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

September 9, 2007

Board of Directors

Nabi Biopharmaceuticals

12276 Wilkins Avenue

Rockville, Maryland 20852

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Nabi Biopharmaceuticals (“Nabi”) of the Purchase Price (as defined below) to be received by Nabi pursuant to an Asset Purchase Agreement (the “Agreement”) to be entered into among Nabi, Biotest Pharmaceuticals Corporation (“Acquisition Sub”), a wholly owned subsidiary of Biotest AG (“Biotest”), and Biotest. The Agreement provides for, among other things, the sale by Nabi to Acquisition Sub of certain assets, and the assumption by Acquisition Sub of certain liabilities, relating to Nabi’s Biologics strategic business unit (the “Business”) for an aggregate purchase price of $185 million in cash (the “Purchase Price”), subject to certain adjustments as set forth in the Agreement (such sale, the “Transaction”). The Agreement also provides, among other things, that a portion of the Purchase Price will be subject to an escrow arrangement as more fully described in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.

In connection with rendering our opinion, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information relating to the Business;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning the Business;

(iii)	reviewed certain financial forecasts relating to the Business prepared by the management of Nabi (the “Business Forecasts”);

(iv)	reviewed and discussed with the management of Nabi their assessments as to the products and product candidates of the Business (including, without limitation, the probability of successful testing and development, and approval by appropriate governmental authorities, of such products and product candidates);

(v)	discussed the past and current operations, financial condition and prospects of the Business with senior executives of Nabi;

(vi)	compared the financial performance of the Business with that of certain publicly traded companies we deemed relevant;

(vii)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of certain other acquisition transactions we deemed relevant;

(viii)	participated in discussions and negotiations among representatives of Nabi, Biotest and their respective advisors;

(ix)	reviewed a draft, dated September 9, 2007, of the Agreement (the “Draft Agreement”);

Board of Directors

Nabi Biopharmaceuticals

September 9, 2007

(x)	considered the fact that Nabi had publicly announced that it would explore strategic alternatives and the results of our efforts to solicit, at the direction of Nabi, indications of interest and proposals from third parties with respect to a possible acquisition of the Business; and

(xi)	performed such other analyses and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us. With respect to the Business Forecasts, we have assumed, at the direction of Nabi, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Nabi as to the future financial performance of the Business. We also have assumed, at the direction of Nabi, that the portion of the Purchase Price which under the terms of the Agreement will be held in escrow will be fully payable to Nabi. We have relied, at the direction of Nabi, on the assessments of the management of Nabi as to the products and product candidates of the Business, including, without limitation, the probability of successful testing and development, and approval by appropriate governmental authorities, of such products and product candidates. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of the Business, nor have we been furnished with any such valuations or appraisals. We also have assumed, at the direction of Nabi, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us and further have assumed, with the consent of Nabi, that the Transaction will be consummated as provided in the Draft Agreement, with full satisfaction of all covenants and conditions set forth in the Draft Agreement and without any waivers thereof. In addition, we have assumed, with the consent of Nabi, that all third party consents, approvals and agreements necessary for the consummation of the Transaction will be obtained without any adverse effect on the Business or the Transaction.

We express no view or opinion as to any terms or aspects of the Transaction (other than the Purchase Price to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction, any adjustments to the Purchase Price, the allocation of the Purchase Price among the assets of the Business or any aspect or implication of any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise, including, without limitation, certain rights which will be granted to Acquisition Sub by Nabi with respect to Nabi’s StaphVAX product as more fully described in the Agreement. In addition, no view or opinion is expressed as to the relative merits of the Transaction in comparison to other transactions available for the Business or in which Nabi might engage or as to whether any transaction might be more favorable to Nabi as an alternative to the Transaction, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of Nabi to proceed with or effect the Transaction.

We have acted as financial advisor to Nabi in connection with the Transaction and have received and will receive a fee for our services, portions of which were payable in connection with our engagement, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Transaction. We or our affiliates in the past have provided and in the future may provide financial advisory and financing services to Nabi, and have received and in the future may receive fees for the rendering of these services. In the ordinary course of our businesses, we and our affiliates may actively trade or hold securities or loans of Nabi and Biotest for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of Nabi in connection with and for purposes of its evaluation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction.

B-2

Board of Directors

Nabi Biopharmaceuticals

September 9, 2007

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Purchase Price to be received by Nabi in the proposed Transaction is fair, from a financial point of view, to Nabi.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

B-3

SPECIAL MEETING OF STOCKHOLDERS OF

Nabi Biopharmaceuticals

November 8, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê     Please detach along perforated line and mail in the envelope provided.     ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.     To approve the sale of our rights in and to our assets relating to, used in or necessary for the development, manufacture, distribution, marketing or sale of biologics products, and that together comprise our biologics strategic business unit, and certain of our corporate shared services assets located primarily in Boca Raton, Florida, pursuant to the asset purchase agreement attached as Annex A to the proxy statement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.     To approve adjournment of the special meeting, if necessary, to facilitate the approval of the preceding proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the preceding proposal.

☐	☐	☐

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR PROPOSALS 1 AND 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.                                                                                               ☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Nabi Biopharmaceuticals

5800 Park of Commerce Blvd., N.W., Boca Raton, FL 33487

Special Meeting of Stockholders to be held on November 8, 2007

This Proxy is Solicited on Behalf of the Board of Directors, which Recommends

Approval of the Proposals Contained Herein

The undersigned hereby appoint(s) Stephan E. Lawton and Jordan I. Siegel, and each of them, as Proxies of the undersigned, with full power of substitution, to vote, as designated herein, all shares of stock that the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of Nabi Biopharmaceuticals (the “Company”), to be held on November 8, 2007 at 10:00 a.m., local time, at the Bethesda Marriott, 5151 Pooks Hill Road, Bethesda, Maryland, and all adjournments and postponements thereof (the “Meeting”). The undersigned acknowledge(s) receipt of the Company’s Proxy Statement. If shares of the Company’s Common Stock are issued to or held for the account of the undersigned under any of the Company’s employee benefit plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby direct(s) the respective fiduciary of each applicable Voting Plan to vote all shares of the Company’s Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein at the Meeting on all matters properly coming before the Meeting, including but not limited to the matters set forth on the reverse side.

(Continued and to be signed on the reverse side)

SPECIAL MEETING OF STOCKHOLDERS OF

Nabi Biopharmaceuticals

November 8, 2007

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

-or-

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.

-or-

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

-or-

IN PERSON - You may vote your shares in person

by attending the Special Meeting.

COMPANY NUMBER: ACCOUNT NUMBER:

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM New York City Time the day before the meeting date.

ê     Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.     ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.       To approve the sale of our rights in and to our assets relating to, used in or necessary for the development, manufacture, distribution, marketing or sale of biologics products, and that together comprise our biologics strategic business unit, and certain of our corporate shared services assets located primarily in Boca Raton, Florida, pursuant to the asset purchase agreement attached as Annex A to the proxy statement

	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.       To approve adjournment of the special meeting, if necessary, to facilitate the approval of the preceding proposal, including to permit the solicitation of additional proxies if there are not sufficient votes at the time of the special meeting to approve the preceding proposal.

	☐	☐	☐

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR PROPOSALS 1 AND 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder:	Date:	Signature of Stockholder:	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.